Exhibit 2.1
Execution Version

EQUITY PURCHASE AGREEMENT
by and among
ARCLIGHT EQUITY HOLDINGS, LLC,
AGILE DEFENSE BLOCKER CO., INC.,
AGILE DEFENSE, LLC,
INTELLIBRIDGE CORP.,
INTELLIBRIDGE, LLC,
MAXIMUS FEDERAL SERVICES, INC.,
and
MAXIMUS, INC.,
solely with respect to Section 12.16
Dated: October 19, 2026

Exhibit 2.1
Execution Version
TABLE OF CONTENTS
Page
1.1.    Definitions    2
1.2.    Terms Defined Elsewhere in this Agreement    17
1.3.    Rules of Construction    19
ARTICLE II Purchase and Sale    20
2.1.    Purchase and Sale    20
2.2.    Closing    21
2.3.    Calculation of Closing Consideration Amount; Payment Mechanics    21
2.4.    Deliveries at Closing    22
2.5.    Purchase Price Adjustment    24
2.6.    Contingent Earn-Out Payment    26
2.7.    Special Indemnity Escrow Release    31
2.8.    RVCM Indemnity Escrow Release    32
ARTICLE III Representations and Warranties of Seller    32
3.1.    Organization and Power    32
3.2.    Authorization and Enforceability    32
3.3.    Capitalization    32
3.4.    No Violation    33
3.5.    Governmental Authorizations and Consents    33
3.6.    No Brokers    33
3.7.    Insolvency Proceedings    33
3.8.    Compliance with Laws; No Claims    33
3.9.    Litigation    34
3.10.    No Additional Representations    34
ARTICLE IV Representations and Warranties of the Companies    34
4.1.    Organization and Power    34
4.2.    Authorization and Enforceability    34
4.3.    Capitalization of the Target Companies    35
4.4.    No Violation    35
4.5.    Governmental Authorizations and Consents    36
4.6.    Permits    36
4.7.    Company Financial Statements    36
4.8.    Accounts Receivable; Accounts Payable    37
4.9.    Insolvency Proceedings    37
4.10.    Absence of Certain Changes    37
4.11.    Real Property    39
4.12.    Assets    40
4.13.    Intellectual Property    40
4.14.    Contracts    43
4.15.    Compliance with Laws    45
i

Exhibit 2.1
Execution Version
4.16.    Clearances    46
4.17.    Trade Compliance Matters    46
4.18.    Environmental Matters    47
4.19.    Litigation    48
4.20.    Personnel Matters    49
4.21.    Labor Matters    50
4.22.    Employee Benefits    50
4.23.    Powers of Attorney and Bank Accounts    53
4.24.    Tax Matters    53
4.25.    Insurance    56
4.26.    Customers and Suppliers    57
4.27.    Transactions with Certain Persons; Affiliates    57
4.28.    No Brokers    58
4.29.    Government Contracts    58
4.30.    No Other Agreement to Sell    63
4.31.    No Additional Representations    63
ARTICLE V Representations and Warranties of Blocker    63
5.1.    Organization and Power    63
5.2.    Authorization and Enforceability    64
5.3.    No Violation    64
5.4.    No Liabilities    64
5.5.    No Operations    64
5.6.    No Brokers    64
5.7.    Insolvency Proceedings    64
5.8.    Tax Matters    64
5.9.    No Additional Representations    64
ARTICLE VI Representations and Warranties of Buyer    64
6.1.    Organization and Power    64
6.2.    Authorization and Enforceability    65
6.3.    No Violation    65
6.4.    Governmental Authorizations and Consents    65
6.5.    Litigation    65
6.6.    No Brokers    65
6.7.    Investment Intent    65
6.8.    Solvency    66
6.9.    Information    66
6.10.    Financial Capability    66
6.11.    Foreign Person; Foreign Ownership    66
6.12.    Condition of Business; No Additional Representations    66
6.13.    No Additional Representations    67
ARTICLE VII Interim Covenants    67

Exhibit 2.1
Execution Version
7.1.    Conduct of Business    67
7.2.    Control of the Operations    69
7.3.    No Solicitation    70
7.4.    Efforts; Notifications    70
7.5.    Access to Information    72
7.6.    Public Announcements    72
7.7.    Consents    73
7.8.    Run-off Policy    73
7.9.    Financing Cooperation    73
7.10.    Intercompany Obligations    75
7.11.    Additional Cooperation    75
7.12.    SEC Compliant Financial Statement    75
ARTICLE VIII Additional Covenants    75
8.1.    Certain Tax Matters    75
8.2.    Continuing Personnel    80
8.3.    280G Covenant    81
8.4.    Maintenance of Books and Records    82
8.5.    Virtual Data Room    82
8.6.    R&W Policy    82
8.7.    D&O Matters    82
8.8.    RevaComm RWI Policy    83
8.9.    Fees and Expenses    83
8.10.    Release    83
8.11.    Certain RVCM Indemnity Matters    84
8.12.    Retained Contract Terminations    84
ARTICLE IX Conditions Precedent    84
9.1.    Conditions to Obligations of Each Party    84
9.2.    Additional Conditions to Obligation of Buyer    84
9.3.    Additional Conditions to Obligations of Seller    85
9.4.    Frustration of Closing Conditions    85
ARTICLE X Termination    85
10.1.    Termination    85
10.2.    Effect of Termination.    86
ARTICLE XI Indemnification    87
11.1.    Survival of Representations and Warranties and Covenants    87
11.2.    Indemnification by Seller and Buyer.    87
11.3.    Indemnification Claims.    88
11.4.    Non-Recourse    91
ARTICLE XII Miscellaneous    91
12.1.    Notices    91
12.2.    Governing Law    92

Exhibit 2.1
Execution Version
12.3.    Entire Agreement    92
12.4.    Severability    92
12.5.    Amendment    92
12.6.    Effect of Waiver or Consent    92
12.7.    Parties in Interest; Limitation on Rights of Others    93
12.8.    Assignability    93
12.9.    Jurisdiction; Court Proceedings; Waiver of Jury Trial    93
12.10.    No Other Duties    93
12.11.    Reliance on Counsel and Other Advisors    93
12.12.    Seller Counsel    93
12.13.    Specific Performance    94
12.14.    Counterparts    95
12.15.    Further Assurance    95
12.16.    Maximus Guarantee    95

Exhibit 2.1
Execution Version
Exhibits:

Exhibit A        Accounting Principles and
Illustrative Calculation of Indebtedness and Net Working Capital
Exhibit B        Form of Escrow Agreement
Exhibit C        Form of R&W Policy
Exhibit D        Form of RevaComm Distribution Agreement
Exhibit E        Form of RevaComm Transfer Agreement
Exhibit F        Form of ECL
Exhibit G        Certain Indemnity Provisions
v

Exhibit 2.1
Execution Version
EQUITY PURCHASE AGREEMENT
This EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of October 19, 2026 (the “Effective Date”), is made and entered into by and among Maximus Federal Services, Inc., a Virginia corporation (“Buyer”), Arclight Equity Holdings, LLC, a Delaware limited liability company (“Seller”), Agile Defense Blocker Co., Inc., a Delaware corporation (“Blocker”), Agile Defense, LLC, a Delaware limited liability company (“Agile”), IntelliBridge, LLC, a Maryland limited liability company (“IntelliBridge”), IntelliBridge Corp., a Delaware corporation (“IB Corp” and, together with Agile and IntelliBridge, each, a “Company”, and collectively, the “Companies”), and, solely for purposes of Section 12.16, MAXIMUS, Inc., a Virginia corporation (“Maximus”). Buyer, Seller, Blocker and the Companies may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Blocker (the “Blocker Shares”);
WHEREAS, Seller owns ninety-nine and nine-tenths percent (99.9%) of the issued and outstanding equity interests of Agile (the “Seller Agile Equity” and, together with the Blocker Shares, the “Agile Purchased Equity”) and Blocker owns the remaining one-tenth percent (0.1%) of the issued and outstanding equity interests of Agile (the “Blocker Agile Equity” and, together with the Seller Agile Equity, the “Agile Equity”);
WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock of IB Corp (the “IB Purchased Equity” and, together with the Agile Purchased Equity, the “Purchased Equity”);
WHEREAS, Agile owns one hundred percent (100%) of the issued and outstanding equity interests of XOR Security LLC, a Virginia limited liability company (“XOR”);
WHEREAS, IB Corp owns one hundred percent (100%) of the issued and outstanding equity interests of IntelliBridge;
WHEREAS, IntelliBridge owns (i) one hundred percent (100%) of the issued and outstanding equity interests of Alethix, LLC, a Virginia limited liability company (“Alethix”), and ByteCubed, LLC, a Delaware limited liability company (“ByteCubed”), and (ii) one hundred percent (100%) of the issued and outstanding shares of capital stock of Altech Services, Inc., an Arizona corporation (“Altech”), and IntelliWare Systems, Inc., a Virginia corporation (“IntelliWare”);
WHEREAS, ByteCubed owns one hundred percent (100%) of the issued and outstanding shares of capital stock of Rock Creek Publishing Group Inc., a Delaware corporation (“Rock Creek”);
WHEREAS, prior to the Pre-Closing Reorganization, IntelliBridge owns one hundred percent (100%) of the issued and outstanding shares of capital stock of RevaComm, Inc., a Nevada corporation (“RevaComm”); and
WHEREAS, on the Closing Date (as hereinafter defined), Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of its right, title and interest in and to all of the Purchased Equity, upon the terms and subject to the conditions hereinafter set forth.

Exhibit 2.1
Execution Version
NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
Definitions and Rules of Construction
1.1.    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
    “Accounting Principles” means GAAP, applied on a consistent basis with the audited Financial Statements, as of and for the year ended December 31, 2025, except as expressly modified by the policies, procedures, principles, and methods as described on Exhibit A, which Exhibit A shall also set forth an illustrative calculation of each of Indebtedness and Net Working Capital as of the Statement Date (the “Illustrative Calculation”).
    “Acquisition Proposal” means any proposal or offer to, directly or indirectly, acquire any Equity Securities or material portion of the assets of the Target Companies, whether by purchase or acquisition of assets, merger, consolidation, combination, dissolution, recapitalization, reorganization, tender offer, lease, or license (in one transaction or a series of transactions), other than the Contemplated Transactions.
    “Act” means the Delaware General Corporation Law.
“Action” means any Litigation, indictment, settlement proffer, notice of violation, or demand for payment, in each case, whether civil, criminal, regulatory, or administrative in nature and whether formal or informal.
“Adjustment Escrow Account” means the Escrow Account established and maintained by Escrow Agent to hold the Adjustment Escrow Amount.
“Adjustment Escrow Amount” means Eight Million Dollars ($8,000,000).
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. The Target Companies shall be deemed for purposes of this Agreement to be an Affiliate of Seller prior to the Closing and an Affiliate of Buyer from and after the Closing.
“AI Inputs” means all data, information, content, text, prompts, instructions, images, audio, video, source code, object code, models, algorithms, training data, test data, validation data, Personal Information and other materials provided to or input into any AI Technologies by the end user.
“AI Outputs” means all content, data, information, text, prompts, instructions, images, audio, video, source code, object code, models, algorithms, analyses, recommendations and other materials generated, produced, created, derived or returned by any AI Technologies in response to or based on any AI Inputs.
“AI Technologies” means any and all artificial intelligence, machine learning, deep learning, generative AI, large language model, neural network, algorithmic, predictive, automation or

Exhibit 2.1
Execution Version
similar technologies, including any software, systems, tools, platforms, applications, models, algorithms, databases, hardware or equipment that uses or enables any of the foregoing, and including technologies capable of learning from inputs or prompts and generating new outputs.
“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Contemplated Transactions, including the: (a) Key Employee Offer Letters; (b) Escrow Agreement; (c) Restrictive Covenant Agreements; (d) the RevaComm Transfer Agreement; (e) the RevaComm Distribution Agreement; and (f) the ECL.
“Antitrust Laws” means the HSR Act or the antitrust or competition laws for any other Governmental Authority.
“Business Data” means confidential business information and Personal Information that is Processed by any of the Target Companies or controlled by the Target Companies.
“Business Day” means any day other than a Saturday, Sunday or any day on which banks are closed in Washington, D.C.
“Business Records” means all data and records of the Target Companies on whatever media and wherever located.
“Cash” means, as determined in accordance with the Accounting Principles and as at a specified date, (a) the aggregate amount of cash, cash equivalents and liquid securities held in the bank and other accounts, including money market accounts, of the Target Companies (in each case, to the extent convertible into cash within sixty (60) days), plus (b) deposits in transit and deposits not yet cleared for the account of the Target Companies, except to the extent assets associated with such deposits are included in the calculation of Net Working Capital, minus (c) the aggregate balance of all outstanding wires, electronic payments, ACH transactions, checks, and other disbursements against such accounts of the Target Companies, but only to the extent the obligations satisfied by such outstanding wires, electronic payments, ACH transactions, checks or other disbursements have been appropriately excluded from Net Working Capital, Transaction Expenses or Indebtedness, minus (d) any Restricted Cash, and minus (e) to the extent any cash or cash equivalents are held outside the United States, the amount of any Taxes, costs or expenses that would be incurred to repatriate such amounts to the United States (including any withholding Taxes, foreign income Taxes and currency conversion costs); provided, however, that Cash shall be reduced, dollar-for-dollar, by any cash of the Target Companies used following the Effective Time and prior to the Closing to make any dividend, distribution or other transfer of value to Seller or any of its Affiliates or to pay any Indebtedness or Transaction Expenses not reflected in the determination of Indebtedness or Transaction Expenses immediately prior to Closing. For the avoidance of doubt, Cash shall not include any cash or cash equivalents held by any JV Entity.
“Claims” means any claims, actions, suits, damages, proceedings, complaints, charges, disputes, arbitrations, rights, losses, debts, costs (including reasonable attorneys’ fees), indemnification or contribution obligations, expenses, penalties, dues, sums of money, accounts, reckonings, Liens, bonds, bills, obligations, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, extents, executions, administrative grievances, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Disclosure Schedule” means the disclosure schedule related to Article III and Article IV, of even date herewith, delivered by Seller to Buyer in connection with the execution and delivery of this Agreement.

Exhibit 2.1
Execution Version
“Company Intellectual Property” means all Intellectual Property used, held for use, developed, licensed or otherwise exploited by the Target Companies in connection with their business, including all Company-Owned IP and Licensed IP.
“Company Material Adverse Effect” means any Event, individually or in the aggregate, that has had or would reasonably be expected to have, a material adverse effect or change on (a) the business, financial condition, assets, liabilities, results of operation, properties or earnings of the Target Companies, taken as a whole, or (b) the ability of the Target Companies or Seller to consummate the Contemplated Transactions in accordance with the terms of this Agreement, but, in the case of the foregoing clause (a) only, does not include, either alone or in combination, any Event resulting from: (i) changes in general economic, political, financial or other conditions generally affecting the U.S. economy as a whole or the industry in which the Target Companies operate as a whole; (ii) acts of terrorism, armed hostilities, insurrection, sabotage, civil unrest, riots, national emergency, cybersecurity attacks or incidents, strike or war, or any escalation of any of the foregoing; (iii) natural disasters; (iv) the negotiation, execution, announcement, performance or pendency of the consummation of this Agreement or the Contemplated Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with any Target Company; (v) any epidemics, pandemics, disease outbreaks, or other public health emergencies, or any escalation or worsening of any of the foregoing; (vi) any changes in applicable Laws or GAAP, in each case, first proposed after the date of this Agreement; (vii) any failure by any Target Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (viii) any shut down or closure of the United States Government or any state or local government; or (ix) any action taken by Buyer or any of its Affiliates (other than (A) any action required or expressly permitted to be taken by Buyer or any of its Affiliates pursuant to this Agreement or any Ancillary Document or (B) any action taken by Buyer or any of its Affiliates at the request or direction of Seller or any of its Affiliates), including any material breach of this Agreement or any Ancillary Document by Buyer or any of its Affiliates; provided, however, that in the case of the foregoing clauses (i), (ii), (iii), (v), (vi) and (vii), to the extent such Event disproportionately affects the Target Companies in an adverse manner as compared to other Persons or businesses that operate in the industry in which the Target Companies operate, then such Event may be taken into account, to the extent of such disproportionate affect, in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
“Company-Owned IP” means all Intellectual Property that is owned by any Target Company, including all rights to sue for and recover damages for past, present and future infringement, misappropriation or other violation thereof.
“Consent” means any consent, approval, license, permit, waiver, Order or confirmation.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.
“Contract” means any agreement, contract, obligation or commitment to which a Person is bound or to which its assets or properties are subject, and any amendments, modifications and supplements thereto.
“Copyrights” means all rights in literary, artistic and other original work of authorships (including, by way of example, databases, data compilations, data collections, documentation, website content and other content) regardless of the medium or means of expression, whether registered or unregistered, in the United States and any foreign countries, including all copyrights and applications therefor.

Exhibit 2.1
Execution Version
“Current Assets” means the aggregate current assets of the Target Companies determined in accordance with the Accounting Principles, including any current assets acquired by a Target Company pursuant to the RevaComm Transfer Agreement in connection with the Pre-Closing Reorganization, but excluding Cash, Restricted Cash, items categorically excluded from Cash, current income Tax assets, deferred income Tax assets and any assets or contra-liabilities associated with any item of Indebtedness (including accrued interest and unamortized debt issuance costs, discounts and premiums), any assets of any JV Entity (other than assets reflected on the books and records of a Target Company), and any other current assets that do not represent cash or a current right to receive cash, goods or services in the Ordinary Course of Business, including deferred contract acquisition costs, deferred fulfillment costs and similar assets.
“Current Liabilities” means the aggregate current liabilities of the Target Companies determined in accordance with the Accounting Principles, including any current liabilities assumed by a Target Company pursuant to the RevaComm Transfer Agreement in connection with the Pre-Closing Reorganization, but excluding Indebtedness of the Target Companies, Transaction Expenses, current income Tax liabilities, deferred income Tax liabilities, and any liabilities of any JV Entity (other than liabilities reflected on the books and records of a Target Company).
“DCSA” means the Defense Counterintelligence and Security Agency of the United States Department of Defense.
“DDTC” means the Directorate of Defense Trade Controls of the Department of State.
“Debt Financing” means the provision of debt financing to Buyer or any of its Affiliates for the purpose of funding, directly or indirectly, the Contemplated Transactions.
“Debt Financing Sources” means each entity (including the lenders and each agent and arranger) that has committed to provide or otherwise contemplates providing the Debt Financing in connection with the Contemplated Transactions, together with each Affiliate thereof and each officer, director, employee, partner, controlling Person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and assigns.
“Domain Names” means internet domain names, uniform resource locators, and other unique internet identifiers.
“Eastern Time” means local time in Washington, D.C.
“ECL” means that certain Equity Commitment Letter, dated as of the Closing Date, by and among EnCap, Seller, RevaComm and Buyer, substantially in the form attached hereto as Exhibit F.
“Employer Obligations” means, with respect to any payment, compensation, benefit or vesting, (a) the employer portion of all payroll Taxes, employment Taxes, unemployment Taxes and other similar Taxes that the employer is required to bear with respect to compensation payments, in each case, to the extent payable in connection with such payment, compensation, benefit or vesting, and (b) the amount of all employer matching contributions, employer profit sharing contributions, employer non-elective contributions and other employer contributions, in each case, to the extent required to be made to any retirement or similar Company Plan in connection with such payment, benefit, compensation or vesting.
“EnCap” means Enlightenment Capital Solutions Fund III, L.P., a Delaware limited partnership.

Exhibit 2.1
Execution Version
“Environmental Laws” means any foreign, federal, state or local Laws governing Environmental Matters, and all applicable judicial and administrative decisions, orders and decrees relating to Environmental Matters.
“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Materials by a Target Company into the air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of Hazardous Materials by a Target Company.
“Equity Securities” of any Person means any and all membership interests, units, shares of capital stock, profits interests (or similar rights), rights to purchase units, membership interests, capital stock, profits interests (or similar rights), phantom equity, or other equity interests, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity of such Person, and all securities or other instruments (whether characterized as debt or equity) exchangeable for or convertible or exercisable into, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as well as any rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person or trade or business (in any case, whether incorporated or unincorporated) that, together with Seller or any of the Target Companies, is, or at any relevant time was, a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.
“Escrow Account” means each escrow account held and administered by the Escrow Agent in which the Escrow Amount (or any portion thereof) is deposited or held.
“Escrow Agent” means PNC Bank, N.A.
“Escrow Agreement” means that certain Escrow Agreement, substantially in the form attached hereto as Exhibit B, to be entered into at Closing.
“Escrow Amount” means the sum of the Adjustment Escrow Amount, the RVCM Indemnity Escrow Amount, and the Special Indemnity Escrow Amount.
“Escrow Fees” means the fees and expenses payable to the Escrow Agent at the Closing pursuant to the Escrow Agreement.
“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.
“Facility Clearance” has the meaning set forth in 32 C.F.R. § 117.3 (NISPOM).
“FCPA” means the Foreign Corrupt Practices Act of 1977.
         “Flow of Funds Statement” means the statement, consistent with the Closing Date Statement, detailing the Closing Consideration Amount and the related flow of funds to Seller and other

Exhibit 2.1
Execution Version
Persons pursuant to the Contemplated Transactions (including wire instructions with respect thereto) to be executed by Seller on or immediately prior to Closing.
        “Flow-Through Tax Return” means IRS Form 1065 and any corresponding state or local Tax form of Agile.
        “Fraud” means actual and intentional common law fraud under Delaware Law of a Party in the making of any representation or warranty contained in this Agreement or certificates delivered at Closing hereunder. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud, or any claims based on negligence or recklessness.
        “Fraud Claim” means any Claim arising out of or relating to Fraud.
        “Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization and Power), Section 3.2 (Authorization and Enforceability), Section 3.3 (Capitalization), Section 3.6 (No Brokers), Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.3 (Capitalization of the Target Companies), Section 4.4(a) (No Violation of Organizational Documents), Section 4.24 (Tax Matters), Section 4.28 (No Brokers), Section 5.1 (Organization and Power), Section 5.2 (Authorization and Enforceability), and Section 5.6 (No Brokers).
“GAAP” means United States generally accepted accounting principles, in effect from time to time.
“Government Contract” means any Contract entered into between any Target Company and (a) any Governmental Authority, (b) any prime contractor or higher-tier subcontractor to any Governmental Authority (in its capacity as such), or (c) any lower-tier subcontractor in connection with or with respect to any Contract of a type described in clauses (a) or (b). For the avoidance of doubt, each task, purchase or delivery order under a Government Contract shall be deemed a part of the Government Contract under which it was issued for purposes of this definition.
“Government Contract Bid” means any quotation, offer, bid or proposal made by a Target Company prior to the Effective Time that, if accepted, would result in or lead to a Government Contract. For the avoidance of doubt, “Government Contract Bid” includes only quotations, offers, bids or proposals that have not expired and for which award has not been made.
“Governmental Authority” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court or arbitration body or panel.
“Hazardous Materials” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls and polychlorinated biphenyl-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by, or may form the basis of liability under, any Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Exhibit 2.1
Execution Version
“IB Entities” means IB Corp, IntelliBridge, and their respective Affiliates.
“Income Tax” means any federal, state, local, or foreign Tax, to the extent based on, measured by, or imposed with respect to net income, gross income, taxable income, profits, earnings, receipts, margin, capital, or any similar measure, including any franchise, business privilege, net worth, commercial activity, or other similar Tax, to the extent imposed in lieu of, or as a supplement to, an income Tax.
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indebtedness” means, as at a specified date, without duplication: (a) all obligations of any Target Company for borrowed money; (b) all liabilities of the Target Companies evidenced by bonds, debentures, notes, or other similar instruments or debt securities (excluding any surety or performance bonds); (c) all obligations of the Target Companies in respect of the drawn portion of any letters of credit or bankers’ acceptances; (d) all indebtedness or other obligations of the Target Companies under or in respect of any swap or other financial hedging arrangement (assuming termination of such arrangement at the Closing) or securitization financing arrangements; (e) the Pre-Closing Income Tax Amount; (f) any accrued but unpaid dividends or distributions; (g) all obligations of any Target Company in respect of any capitalized lease (determined in accordance with GAAP as in effect on the Effective Date); (h) all remaining payment obligations under the leases and facilities set forth on Schedule 1.1(a), net of any sublease payments due and payable to the Target Company following the Closing; (i) all deferred revenue, unearned revenue, or billings in excess of costs; (j) all obligations of any deferred or unpaid purchase price of property, business, asset, equipment, service, purchase price settlement or adjustment obligations, earnout, contingent purchase price, or other contingent payment obligations of any Target Company (other than accounts payable included in the calculation of Net Working Capital); (k) the amount of underfunding with respect to any deferred compensation, retirement, pension or retiree welfare benefits and the Employer Obligations with respect thereto; (l) (i) all earned but unpaid commissions, (ii) severance for any Person whose employment or other service terminated prior to, or who received or provided a notice of termination prior to, the Closing, and all earned but unused vacation and other paid time off balances in excess of one (1) year’s vacation and paid time off entitlement for the applicable employee in effect immediately prior to Closing, calculated in accordance with the Accounting Principles, and (iii) the Employer Obligations with respect to any of the items in sub-clauses (i) through (ii) of this clause (l); (m) all obligations of any Target Company in respect of retention, stay or similar bonuses or payments arising from or relating to any acquisition or other transaction consummated prior to the Closing, together with the Employer Obligations with respect thereto; (n) all accrued and unpaid management, monitoring, advisory, consulting or similar fees or expenses payable by any Target Company to Seller or any of its Affiliates (other than any Target Company) or Related Persons; (o) all guarantees by any Target Company of any of the foregoing obligations of any other Person; (p) all unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other similar payable amounts in connection with any of the foregoing obligations; and (q) any Indebtedness acquired or assumed by a Target Company pursuant to the RevaComm Transfer Agreement in connection with the Pre-Closing Reorganization; provided, however, that “Indebtedness” specifically excludes (A) obligations of any Target Company as a lessee under any real property lease (whether or not required to be capitalized), except with respect to subsection (h) of this definition, (B) intercompany obligations solely between the Target Companies, (C) any amount included in Transaction Expenses or Net Working Capital, (D) credit card debt, and (E) amounts owed to any Target Company employees for unreimbursed business expenses incurred in the Ordinary Course of Business. An illustrative calculation of Indebtedness is included in the Illustrative Calculation set forth on Exhibit A.
“Indemnification Claim” means a claim for indemnification by a Buyer Indemnified Party or a Seller Indemnified Party (as applicable) under Article XI.

Exhibit 2.1
Execution Version
“Initial Purchase Price” means $660,000,000.
“Intellectual Property” means any and all intellectual or proprietary property and rights, whether registered or unregistered, arising under the Laws of any jurisdiction, including: (a) Patents and rights in inventions, discoveries, improvements, utility models, industrial designs, industrial design rights, design rights, mask works and integrated circuit topographies, including all applications, registrations, provisionals, divisions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions thereof; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) Domain Names; (f) Software; (g) rights of publicity, privacy and personality, moral rights, rights of attribution and integrity, and all other similar rights; and (h) all other intellectual or proprietary property and rights, including any and all rights to apply for, register, prosecute, maintain, enforce, defend, license, sublicense, assign and otherwise exploit any of the foregoing, all rights to recover damages or other remedies for past, present and future infringement, misappropriation, or other violation, and all rights to receive royalties, license fees, damages and other proceeds.
“IRS” means the United States Internal Revenue Service.
“ITAR” means the U.S. International Traffic in Arms Regulations set forth in 22 C.F.R. Parts 120-130.
“JV Entities” means all entities of each joint venture arrangement or partnership, limited liability company or other similar arrangement involving the sharing of profits or losses by a Target Company with another Person, in each case, to which the Target Company is a party.
“Key Employee Offer Letters” means the offer letters, executed as of the date hereof and effective as of the Closing, by and between a Target Company and each Key Employee.
“Key Employees” means the employees of a Target Company set forth on Schedule 1.1(b).
“Knowledge of the Company” and words of similar import mean the actual knowledge of Rick Wagner, Bill Luebke, Mike Pansky, Khalid Hassouneh, Brandy Butler and Danielle Cole, in each case following reasonable inquiry of their direct reports.
“Laws” means all laws, Orders, statutes, codes, regulations, ordinances, common laws, rules, guidelines, directives or other requirements with similar effect of any Governmental Authority.
“Liability” means, with respect to any Person, any liability, obligation or commitments of such Person of any nature, whether (a) absolute, accrued or contingent, (b) known or unknown, (c) matured or unmatured and (d) due or to become due.
“Licensed IP” means all Intellectual Property owned by any third party that is used, held for use, developed, licensed or otherwise exploited by any Target Company in the conduct of its business.
“Licensed IP Contracts” means any Contract to which any Target Company is a party or by which any Target Company is bound, pursuant to which any Target Company grants or is granted a license, covenant not to sue, or other right with respect to Intellectual Property, including any Contract relating to any Licensed IP.
“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, pledge, charging order, conditional sales agreement, title retention contracts or other restrictions on title, title exceptions, reversionary rights, options to purchase or lease, options to repurchase, right of first refusal,

Exhibit 2.1
Execution Version
proxy, voting trust or other encumbrance or similar right of others, or any agreement or commitment to give, do, or take action to create or give rise to, any of the foregoing.
“Litigation” means any claim, action, suit, arbitration, proceeding (whether administrative, legal or otherwise), litigation, settlement, hearing, complaint, demand or audit (other than a routine audit by a Governmental Authority in the Ordinary Course of Business).
“Losses” means any loss, damage, due, penalty, fine, interest, cost, amount paid in settlement, judgment, Liability, Lien, Tax, cost of investigation, expenses and fees (including court costs and reasonable attorneys’ or other professionals’ fees and expenses); provided, that Losses shall only include punitive or exemplary damages to the extent such damages are awarded pursuant to a Third Party Claim.
“Net Working Capital” means, without duplication, an amount (which may be positive or negative) equal to (a) Current Assets, minus (b) Current Liabilities, each as calculated in accordance with the Accounting Principles; provided, that Net Working Capital and the calculation thereof shall not include (i) Cash, Restricted Cash, and other items specifically excluded from Cash, (ii) Indebtedness, (iii) Transaction Expenses or (iv) Income Tax liabilities, deferred Tax liabilities, Income Tax assets and deferred Tax assets. An illustrative calculation of Net Working Capital is included in the Illustrative Calculation set forth on Exhibit A.
“NISPOM” means the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117 (as amended).
“Non-Recourse Party” means, with respect to a Party, such Party’s former, current and future equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).
“Off-the-Shelf Software” means commercially available, off-the-shelf software licensed to a Target Company on standard, non-negotiated terms and having one-time or annual license fees less than $100,000.
“Open Source Software” means any Software that is made available under a license or other terms that (a) are approved by the Open Source Initiative or otherwise commonly recognized as an open source, free software, or community source license, including GNU General Public License, GNU Lesser General Public License, Affero General Public License, Apache, MIT, BSD, Eclipse and Mozilla Public License, or (b) require or condition rights to use, modify, reproduce, distribute, make available or otherwise exploit such Software on the disclosure, licensing, distribution or availability of source code or other materials, or on the grant of rights to make derivative works or redistribute at no or nominal charge.
“Orders” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority.
“Ordinary Course of Business” means the ordinary course of business consistent with past practice of the Target Companies (including with respect to quantity and frequency).
“Organizational Documents” means, with respect to any corporation, limited liability company, trust, partnership, or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, trust document, articles of association,

Exhibit 2.1
Execution Version
bylaws, operating agreement or other applicable organizational or charter documents relating to the creation or governance of such entity.
“Patents” means issued patents and pending patent applications, including United States and foreign patents and applications therefor, provisionals, divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing, for the full terms thereof.
“Permit” means any approval, registration, qualification, license, permit, franchise, or certificate of authority or any extension, modification, amendment or waiver of any of the foregoing, required to be issued by any Governmental Authority.
“Permitted Lien” means any (a) Lien that constitutes a statutory Lien for Taxes that are not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP on the Most Recent Financial Statements, (b) mechanics’, carriers’, workmen’s, or repairmen’s Liens arising or incurred in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and in either case for which appropriate reserves have been established in accordance with GAAP on the Most Recent Financial Statements, (c) Liens attributable to a lessor’s interest in any Leased Real Property or non-capitalized leases entered into in the Ordinary Course of Business, or (d) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with or impair a Target Company’s present uses or occupancy of such real property in the Ordinary Course of Business.
“Person” means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.
“Personal Information” means (in addition to all information defined or described by a Target Company as “personal information”, “personally identifiable information”, “PII” or using any similar term in any Target Company privacy policy or other public-facing statement) all information regarding or capable of being associated with a natural person or device.
    “Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, spare parts and other tangible personal property which are owned by any Target Company and used in the conduct of the operations of the business of any such Target Company.
“Personnel Clearance” means a “PCL” as defined in NISPOM at 32 CFR Part 117.3(b).
“Piper Sandler Agreement” means that certain letter agreement, dated as of February 13, 2026, by and between Piper Sandler & Co. and Agile.
“Pre-Closing Income Tax Amount” means, without duplication, all unpaid Income Taxes of the Target Companies for any Pre-Closing Tax Period (including the portion of any Straddle Period ending on and including the Closing Date determined in accordance with Section 8.1(b)), solely in respect of Income Tax Returns with an original due date (including applicable extensions) after the Closing Date, and including only those jurisdictions in which the applicable Target Company is currently filing Income Tax Returns and any other jurisdictions where the applicable Target Company increased or began business or other operations after January 1, 2026, calculated on a jurisdiction by jurisdiction basis, entity by entity

Exhibit 2.1
Execution Version
basis (for the avoidance of doubt, other than with respect to any combined, consolidated, unitary or similar Tax Return) and tax period by tax period basis, with zero dollars ($0) being the lowest amount for a jurisdiction, entity, tax period or particular type of Income Tax; provided, that in determining the Pre-Closing Income Tax Amount, such amount shall be calculated: (a) in accordance with the past practice (including reporting positions, elections and accounting methods) of the applicable Target Company in preparing Tax Returns for Income Taxes to the extent such practice is supportable at a “more likely than not” or higher standard of confidence; (b) by taking into account (i) all Taxes that any Target Company or Buyer or any of their respective Affiliates will be required to pay with respect to any amounts it will be required to include in income after the Closing Date as a result of the use of a method of accounting other than the accrual method on or prior to the Closing Date, (ii) any remaining adjustments required to be made pursuant to Section 481 of the Code (or any corresponding provision of state or local Law) as a result of a change in Income Tax accounting method by any Target Company prior to the Closing for any Pre-Closing Tax Period of any Target Company, (iii) any unpaid Taxes imposed on any Target Company solely with respect to the taxable period ending on the Closing Date as a result of any SALT Election made by any Target Company, (iv) Transaction Tax Deductions as reductions of the liability for Taxes or taxable income, as applicable, in each case, solely to the extent that the Transaction Tax Deductions are deductible in a Pre-Closing Tax Period at a “more likely than not” or higher standard of confidence, and (v) any estimated (or other prepaid) payment of Income Taxes made by a Target Company as reductions of the liability for Income Taxes to the extent such an estimated (or other prepaid) Income Tax payment would reasonably be expected to be utilized in the applicable jurisdiction in the applicable Pre-Closing Tax Period at a “more likely than not” or higher standard of confidence to reduce (but not below zero dollars ($0)) amounts that would otherwise be included in Pre-Closing Income Tax Amount with respect to such jurisdiction; and (c) by not taking into account (i) any financing or refinancing arrangements entered into at any time by or at the direction of Buyer or any of its Affiliates or any other transactions entered into by or at the direction of Buyer or any of its Affiliates in connection with the Contemplated Transactions, (ii) any Income Taxes attributable to transactions entered into at the direction of Buyer outside the Ordinary Course of Business on the Closing Date after the Closing and not contemplated by this Agreement, (iii) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions and any liabilities arising from any change in accounting methods, and (iv) all deferred tax assets and liabilities established for GAAP purposes. Any Tax Contests or voluntary disclosure procedures relating to Taxes commencing after the Closing shall not be considered for purposes of determining the amount or the existence of a Pre-Closing Income Tax Amount.
“Pre-Closing Reorganization” means the transactions contemplated by the RevaComm Transfer Agreement and the RevaComm Distribution Agreement.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Processing” means any operation or set of operations performed on Personal Information, including collecting, recording, organizing, structuring, storing, adapting or altering, retrieving, consulting, using, disclosing (by transmission, dissemination or otherwise making available), aligning or combining, modifying, restricting, disposing, erasing or destroying.
“Purchase Price” means (a) the Initial Purchase Price plus or minus, as applicable, the Purchase Price Adjustment plus (b) the Earn-Out Payment (if any).
“R&W Insurance Expenses” means all costs and expenses related to the procurement of the R&W Policy, including the total premium, underwriting costs, brokerage commission, retention, Taxes related to such policy and any other fees and expenses related to such policy.

Exhibit 2.1
Execution Version
“R&W Insurance Provider” means Euclid Transactional, LLC.
“R&W Policy” means that certain representation and warranty insurance policy attached hereto as Exhibit C.
“Registered IP” means all Intellectual Property that is registered or filed with, or for which an application for registration or issuance has been filed with, any Governmental Authority or domain name registrar, including Patents, Trademarks, Copyrights, Domain Names, industrial design rights, mask works and all registrations, applications, renewals, extensions, reissues, reexaminations, continuations, divisions and continuations-in-part thereof.
“Related Person” means any partner, member, stockholder, director, officer, trust, trustee or similar fiduciary (including a wife, husband, child or any Person controlled by, controlling or under common control with another Person) of any Target Company.
“Representative” means, as to any Person, such Person’s Affiliates and its and their stockholders, equityholders, directors, managers, officers, employees, agents, advisors (including financial advisors, actual or potential sources of debt or equity financing, counsel and accountants) and direct and indirect controlling Persons.
“Restricted Cash” means any cash or cash equivalents that are required to be held by the Target Companies to satisfy any applicable regulatory (other than in relation to Taxes) or contractual requirements, including cash posted as collateral to support letters of credit, performance bonds or similar instruments, amounts held on deposit with third parties, amounts held in reserve, escrow or custodial accounts; provided, that cash restrictions that terminate at or prior to the Closing shall not constitute Restricted Cash.
“Restrictive Covenant Agreements” means the restrictive covenant agreements, duly executed by each of the Restrictive Covenant Parties, as of the date hereof and effective as of the Closing.
“Restrictive Covenant Parties” means those Persons listed on Schedule 1.1(c).
“Retained Liabilities” has the meaning set forth in the RevaComm Transfer Agreement.
“RevaComm Distribution Agreement” means that certain Omnibus Distribution Agreement, to be entered into by and among RevaComm, IntelliBridge, IB Corp and Seller prior to the Closing Date, substantially in the form attached hereto as Exhibit D.
“RevaComm RWI Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy (Policy Number AMB04918), dated as of October 31, 2023, issued to IntelliBridge and Thanos Holdings, LLC, as amended pursuant to that certain Amendatory Endorsement, effective as of December 26, 2024, pursuant to which IntelliBridge became the sole Named Insured.
“Transition Services Agreement” has the meaning set forth in the RevaComm Transfer Agreement.
“RevaComm Subcontracts” has the meaning set forth in the RevaComm Transfer Agreement.
    “RevaComm Transfer Agreement” means that certain Transfer Agreement, to be entered into by and between RevaComm and IntelliBridge prior to the Closing Date, substantially in the form attached hereto as Exhibit E, together with the Collateral Documents (as defined therein).

Exhibit 2.1
Execution Version
“RVCM Indemnity Escrow Account” means the escrow account established and maintained by Escrow Agent to hold the RVCM Indemnity Escrow Amount.
“RVCM Indemnity Escrow Amount” means Twelve Million Dollars ($12,000,000), subject to reduction and release as set forth on Exhibit G.
“SALT Election” means an election under applicable state or local income Tax Law pursuant to which a Target Company will incur or otherwise be liable for any state or local Tax liability under applicable state or local Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of a Target Company had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).
    “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria (up until July 1, 2025), and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine).
    “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person that is either directly or indirectly, in the aggregate, fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person who is otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a U.S. Person would be prohibited or restricted by Law from engaging in trade, business, or other activities).
    “Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury or the U.S. Department of State (including the Laws implemented by OFAC at 31 C.F.R. Parts 500-599), or the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
    “SEC” means the United States Securities and Exchange Commission.
    “Seller Related Parties” means Seller, any Affiliate of Seller, and each of their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.
“Software” means the manifestation, in tangible or physical (including digital) form, including in magnetic media, firmware, source code, object code, applications, application programming interfaces, APIs, user interfaces, network configurations, and documentation, of computer programs, including any software implementations of algorithms, models and methodologies, such computer programs to include, but not be limited to, management information systems, personal computer programs, websites and content therein.
“Special Indemnity Escrow Account” means the escrow account established and maintained by Escrow Agent to hold the Special Indemnity Escrow Amount.
“Special Indemnity Escrow Amount” means Three Million Dollars ($3,000,000), subject to reduction and release as set forth in Section 2.7.
“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

Exhibit 2.1
Execution Version
“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Target Companies” means, collectively, the Companies, Blocker, XOR, Alethix, ByteCubed, Altech, IntelliWare, Rock Creek and any other direct or indirect Subsidiary of any Company, in each case, after giving effect to the Pre-Closing Reorganization.
“Target Net Working Capital” means Sixteen Million One Hundred Thousand Dollars ($16,100,000).
“Tax” or “Taxes” means all taxes, including any federal, state, provincial, local or foreign income, net, gross receipts, unemployment compensation, payroll, social security, workers’ compensation, estimated, transfer, excise, privilege, property (real, tangible or intangible), ad valorem, franchise, license, sales, use, registration, value added, alternative minimum, add-on minimum, severance, stamp, occupation, premium, profit, customs, duties, capital stock, goods and services, universal service, lease, service, service use, health, net worth, environmental or windfall profit tax, excessive payment, excessive credit transfer, and any other tax, charge, fee, duty, impost, levy or other assessment of any kind, in each case in the nature of a tax, as well as obligations for abandoned or unclaimed property or escheat law, together with any interest and penalties, additions to tax or additional amounts imposed with respect thereto (however denominated and whether or not disputed).
“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, proceeding or other Litigation or Claim commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.
“Tax Return” means any report, return, statement, form or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed by a Target Company with, or required to be supplied a copy to, a Governmental Authority in connection with any Taxes and any amendment thereto.
“Tax Sharing Agreement” means any written agreement or arrangement entered into prior to the Closing, that binds any Target Company and provides for the allocation, apportionment, indemnification, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.
“Technology” means all types of technical information and data, whether or not reduced to tangible or physical form, including: know-how; product definitions, specifications, and designs; inventions and discoveries; algorithms, models, and methodologies; research and development; engineering, development, manufacturing, process, test, quality control, procurement, and service specifications, procedures, processes, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information; data relating to marketing and sales activity; formulae; databases; data collections; network configurations; user interfaces; and all related documentation. Technology does not include Software.
“Trade Compliance Laws” means (a) any requirement of Law relating to the regulation of exports, re-exports, imports, transfers, releases, shipments, transmissions or any other provision of goods,

Exhibit 2.1
Execution Version
technology, software or services, including: (a) Laws enforced by U.S. Customs and Border Protection; (b) the Arms Export Control Act (22 U.S.C. §§ 2778 et seq.), and the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); (c) the Export Control Reform Act of 2018 and the Export Administration Regulations (15 C.F.R. Parts 730-734.); (d) the U.S. anti-boycott Laws administered by the U.S. Department of Commerce’s BIS and the U.S. Department of the Treasury’s Internal Revenue Service; (e) any law, executive order or implementing regulations of OFAC (31 C.F.R. Parts 500-599), and Sanctions; and (f) all other applicable Laws concerning exports and imports.
“Trade Secrets” means information, including all rights in confidential information, know-how, formulae, processes, methods, techniques and other proprietary information, in any form relating to Technology or Software that is not generally known or publicly available to other parties and which (a) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
“Trademarks” means all United States and foreign trademarks, service marks, trade names, brand names, trade dress, logos, design marks, business names, internet identifiers, social media handles and accounts, and other identifiers of source or goodwill, whether registered or unregistered, together with all registrations and applications for registration thereof, and all goodwill associated therewith, for the full term and all renewals thereof.
“Transaction Expenses” means, to the extent not paid by or on behalf of a Target Company prior to the Closing, (a) the commissions, fees, costs and expenses (including legal and accounting advisory expenses and investment bankers’ fees and expenses) incurred by a Target Company in connection with the Contemplated Transactions or the consummation thereof (including the Closing), (b) all “change of control” bonuses, termination payments, transaction success bonuses, and other bonus or similar payments, in each case of this clause (b), to the extent owed or payable by a Target Company to any Person (including any current or former officer, director, employee, independent contractor, or other service provider of a Target Company) as the result of, or in connection with, the execution or delivery of this Agreement or the consummation of the Contemplated Transactions, (c) all Employer Obligations relating to any Transaction Expense described in the immediately preceding clause (b), and (d) fifty percent (50%) of each of the following: (i) Escrow Fees, (ii) R&W Insurance Expenses, (iii) costs and expenses related to the Run-off Policy and (iv) any filing fees assessed under the HSR Act or any other applicable Antitrust Law. Notwithstanding the foregoing, Transaction Expenses shall not include amounts to the extent accounted for as (A) Indebtedness or (B) Current Liabilities in the calculation of Net Working Capital.
“Transaction Tax Deductions” means, without duplication, all Income Tax deductions that are deductible by the Target Companies in a Pre-Closing Tax Period at a “more likely than not” or higher level of comfort attributable to (a) Transaction Expenses, (b) amounts included in Indebtedness or (c) any “change of control,” termination, transaction success, bonus, severance, retention or similar payments, including the employer portion of any payroll, employment or similar Taxes with respect thereto, and any other payment, to the extent in connection with the Contemplated Transactions and deductible for Income Tax purposes, in each case of clauses (a) through (c) to the extent such amount giving rise to the deduction was economically borne by the Seller. Transaction Tax Deductions shall apply the safe harbor election set forth in Revenue Procedure 2011-29 to treat seventy percent (70%) of any success-based fees as deductible in a Pre-Closing Tax Period, to the extent such election is available.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, goods and services, harmonized sales, registration, excise, value added, recording, and similar Taxes and fees (including any penalties, additions to such Tax and interest) incurred in connection with the Contemplated Transactions.

Exhibit 2.1
Execution Version
“Treasury Regulations” means the regulations promulgated under the Code.
“VDR” means the virtual data room hosted by Venue with respect to the Contemplated Transactions.
“Willful Breach” means an action or failure to act by one of the Parties that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such Party’s intention that such action or failure to act would reasonably be expected to constitute a material breach of this Agreement.
1.2.    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, each of the following terms has the meaning set forth in the sections set forth opposite such term below:

Term	Section
Accounting Firm	Section 2.5(d)
Agile Equity	Recitals
Agile Purchased Equity	Recitals
Agreement	Preamble
Alethix	Recitals
Allocation Methodology	Section 8.1(f)
Allocation Schedule	Section 8.1(f)
Altech	Recitals
Blocker	Preamble
Blocker Agile Equity	Recitals
Blocker Shares	Recitals
Buyer	Preamble
Buyer Indemnified Parties	Section 11.2(a)
Buyer Obligations	Section 12.16(a)
Buyer Plans	Section 8.2(c)
ByteCubed	Recitals
Cause	Section 2.6(j)(i)
Closing	Section 2.2
Closing Consideration Amount	Section 2.3(a)
Closing Date	Section 2.2
Closing Date Statement	Section 2.3(b)
Company / Companies	Preamble
Company Plan / Company Plans	Section 4.22(a)
Company Registered Intellectual Property	Section 4.13(a)
Confidentiality Agreement	Section 7.5
Continuing Employee	Section 8.2(a)
D&O Indemnified Parties	Section 8.7(a)
Discussion Period	Section 2.5(d)
Disputed Items	Section 2.5(c)
Disqualified Individual	Section 8.3
Earn-Out Discussion Period	Section 2.6(c)
Earn-Out Notice of Disagreement	Section 2.6(b)
Earn-Out Payment	Section 2.6(j)(ii)
Earn-Out Period	Section 2.6(f)

Exhibit 2.1
Execution Version

Earn-Out Revenue	Section 2.6(j)(iii)
Earn-Out Review Period	Section 2.6(b)
Effective Date	Preamble
Effective Time	Section 2.2
Employment Contracts	Section 4.20(f)
Environmental Permits	Section 4.18(a)
Estimated Cash	Section 2.3(b)
Estimated Indebtedness	Section 2.3(b)
Estimated Net Working Capital	Section 2.3(b)
Estimated Transaction Expenses	Section 2.3(b)
Excess Recovery	Section 11.3(g)
Excluded Revenue	Section 2.6(j)(iii)(A)
Final Order	Section 11.3(c)
Financial Statements	Section 4.7(a)
FOCI Mitigation	Section 4.16
Governmental Consents	Section 3.5
Guaranteed Parties	Section 12.16(a)
IB Award	Section 8.8
IB Corp	Preamble
IB Purchased Equity	Recitals
Identified Companies	Exhibit G
Identified Individuals	Exhibit G
Included Revenue	Section 2.6(j)(iii)(B)
Indemnified Party	Section 11.3(a)
Indemnifying Party / Indemnifying Parties	Section 11.3(a)
Indemnity Claim Notice	Section 11.3(a)
Indemnity Objection Notice	Section 11.3(b)
IntelliBridge	Preamble
IntelliWare	Recitals
Intended Tax Treatment	Section 8.1(f)
Interim Financial Statements	Section 7.12(a)
IT Systems	Section 4.13(k)
Key Earn-Out Employees	Section 2.6(j)(iii)(C)
Leased Real Property	Section 4.11(a)
Material Contracts	Section 4.14(a)
Maximus	Preamble
Most Recent Financial Statements	Section 4.7(a)
NISPOM Notice	Section 7.4(c)
Objection Notice	Section 2.5(c)
Outside Date	Section 10.1(b)(i)
Partnership Consideration	Section 8.1(f)
Party / Parties	Preamble
Personnel	Section 4.20(a)
Post-Closing Consideration Amount	Section 2.5(a)
Post-Closing Covenants	Section 11.1(a)
PPACA	Section 4.22(l)
Privileged Communications	Section 12.12

Exhibit 2.1
Execution Version

Proposed Earn-Out Statement	Section 2.6(a)
Purchase Price Adjustment	Section 2.5(a)
Purchase Price Adjustment Statement	Section 2.5(a)
Purchased Equity	Recitals
Qualifying Contract	Section 2.6(j)(iii)(D)
Real Property Leases	Section 4.11(a)
Related Party Contracts	Section 4.27(a)
Released Claims	Section 8.10
Released Parties	Section 8.10
Releasing Parties	Section 8.10
RevaComm	Recitals
Rock Creek	Recitals
Run-off Policy	Section 7.8
RVCM Indemnity Matters	Exhibit G
SEC Compliant Audited Financial Statements	Section 7.12(a)
SEC Compliant Financial Statements	Section 7.12(a)
Section 280G Waivers	Section 8.3
Securities Act	Section 6.7
Seller	Preamble
Seller Agile Equity	Recitals
Seller Counsel	Section 12.12
Seller Indemnified Parties	Section 11.2(b)
Solvent	Section 6.8
Statement Date	Section 4.7(a)
Target Company / Target Companies	Recitals
Third Party Claim	Section 11.3(d)
Third Party Claim Notice	Section 11.3(d)
Top Customers	Section 4.26(a)
Top Suppliers	Section 4.26(a)
Waived Benefits	Section 8.3
WARN	Section 4.20(h)
XOR	Recitals
1.3.    Rules of Construction.
Unless the context otherwise requires:
(a)    an accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP;
(b)    if any time period specified herein expires on a day that is not a Business Day or any Event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such Event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day;
(c)    references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also,

Exhibit 2.1
Execution Version
when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;
(d)    references to Annexes, Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;
(e)    references to Law are references to that Law as amended, consolidated, supplemented or replaced from time to time and all rules and regulations promulgated thereunder;
(f)    references to documents or other materials “provided” or “made available” to Buyer or similar phrases shall mean, with respect to any document, that such documents or other materials were (i) accessible to Buyer in the VDR or through iManageShare, or (ii) accessible to Buyer or its Representatives in the Project Atlas SharePoint created pursuant to that certain Amendment to the Confidentiality Agreement, dated as of August 27, 2026, in each case, at least two (2) Business Days prior to the date hereof; provided, that such documents or other materials may be provided with any redactions required by Law or to protect attorney-client work product or privilege, in each case, on the advice of counsel, which shall be deemed correct and complete copies thereof;
(g)    the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;
(h)    this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;
(i)    all monetary figures shall be in United States dollars unless otherwise specified;
(j)    references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified;
(k)    the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and
(l)    except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”.
ARTICLE II
Purchase and Sale
2.1.    Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, free and clear of all Liens (other than Liens under applicable securities Laws), the Purchased Equity.

Exhibit 2.1
Execution Version
2.2.    Closing. The closing of the Contemplated Transactions (the “Closing”) will take place within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing), or on such other date as Buyer and Seller may mutually agree in writing; provided, however, that the Closing shall in no event occur on a date that is prior to the earlier of (a) twenty-seven (27) days after the Effective Date and (b) the date that the Debt Financing Sources have confirmed to Buyer in writing that, subject to the satisfaction or waiver of the conditions to Closing set forth in Article IX, the full proceeds of the Debt Financing will be available to be funded at the Closing. The day on which the Closing occurs is referred to herein as the “Closing Date”. Unless otherwise mutually agreed in writing by Buyer and Seller, the Closing shall take place by conference call and electronic (i.e., email/PDF) exchange of documents. Unless otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken, nor documents executed or delivered, until all have been taken, executed or delivered. The Closing shall be deemed effective for accounting purposes as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”); provided, that the foregoing shall not apply with respect to the calculation of Indebtedness or Transaction Expenses, each of which shall be calculated as of immediately prior to (but giving effect to) the occurrence of the Closing (notwithstanding the application of the foregoing).
2.3.    Calculation of Closing Consideration Amount; Payment Mechanics.
(a)    The aggregate amount to be paid by Buyer for the Purchased Equity at Closing (the “Closing Consideration Amount”) shall be an amount equal to (i) the Initial Purchase Price, minus (ii) the Estimated Indebtedness, minus (iii) the Estimated Transaction Expenses, plus (iv) the Estimated Cash, minus (v) the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital, if any, plus (vi) the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital, if any, minus (vii) the Escrow Amount.
(b)    At least four (4) Business Days prior to the Closing, Seller shall deliver to Buyer a statement (the “Closing Date Statement”), certified by Seller, setting forth, in reasonable detail, together with reasonable supporting schedules and calculations, its good faith estimate of (i) Indebtedness (the “Estimated Indebtedness”), (ii) Transaction Expenses (the “Estimated Transaction Expenses”), (iii) Cash (the “Estimated Cash”) and (iv) Net Working Capital (the “Estimated Net Working Capital”), along with an estimated consolidated unaudited balance sheet of the Companies as of the Effective Time, prepared in accordance with the provisions of this Agreement, including, where applicable, the Accounting Principles, with each of (i) and (ii) estimated as of immediately prior to the Closing and each of (iii) and (iv) estimated as of the Effective Time. Further, on the basis of the foregoing, the Closing Date Statement shall also set forth a calculation of the Closing Consideration Amount. Seller shall (A) provide Buyer and its Representatives with reasonable access, during normal business hours and in a manner so as not to unreasonably interfere with the normal business operations of Seller or any Target Company, to the Business Records and relevant personnel necessary for Buyer’s review of the Closing Date Statement, and (B) reasonably cooperate with Buyer and its Representatives in connection with such review. Seller shall consider in good faith any revisions proposed by Buyer to the calculations set forth in the Closing Date Statement, and to the extent Seller agrees to any such revisions, the Closing Date Statement shall be modified to reflect such revisions; provided, however, that in no event shall the review of any such revisions delay the Closing.
(c)    At the Closing, Buyer shall pay to Seller an amount equal to the Closing Consideration Amount by wire transfer of immediately available funds to the bank account designated on the Flow of Funds Statement. For the avoidance of doubt, Buyer shall be entitled to

Exhibit 2.1
Execution Version
rely in full on the information provided by Seller in the Closing Date Statement and Flow of Funds Statement for purposes of making payments at the Closing.
(d)    In addition, at the Closing, Buyer shall cause to be delivered on behalf of the applicable Target Company, in each case by wire transfer to such accounts designated in the Flow of Funds Statement:
(i)    to the applicable creditors under or holders of funded Indebtedness outstanding immediately prior to the Closing, the amounts necessary to satisfy and discharge all funded Indebtedness set forth in the Flow of Funds Statement;
(ii)    to the Persons to whom due, the amounts necessary to satisfy and discharge all Transaction Expenses set forth in the Flow of Funds Statement (provided that any portion of the Transaction Expenses that is required to be reported on a Form W-2 shall be paid to the applicable Target Company for further payment through its payroll system (less all applicable payroll deductions and Tax withholdings) to the applicable current or former Target Company employee);
(iii)    to the R&W Insurance Provider, the amount of any outstanding R&W Insurance Expenses; and
(iv)    to the Escrow Agent, the Escrow Amount and the Escrow Fees.
2.4.    Deliveries at Closing.
(a)    As a condition to the consummation of the Contemplated Transactions, at the Closing, Seller shall deliver, or cause to be delivered, to Buyer:
(i)    a stock or equity power (as applicable) for all Purchased Equity, executed by Seller, together with certificates representing all of the IB Purchased Equity, duly endorsed by Seller;
(ii)    the Flow of Funds Statement, executed by Seller;
(iii)    the Escrow Agreement, executed by Seller and the Escrow Agent;
(iv)    a properly completed and duly executed IRS Form W-9 from Seller;
(v)    letters of resignation from each member of the board of directors or managers, or any committee thereof, and each officer named pursuant to the Organizational Documents of each Target Company, in each case, unless otherwise requested by Buyer, which shall only extend to their capacities as directors, managers, committee members or named officers of such Target Company, such letters of resignation to be effective as of the Closing Date;
(vi)    executed payoff letters, on forms acceptable to the holders of such funded Indebtedness, providing for the payment of all funded Indebtedness (including any funded Indebtedness between any Target Company and any Related Person) and the release of any associated guarantees by any Target Company and any Liens (other than Permitted Liens);
(vii)    with respect to each Target Company, certificates, dated within ten (10) Business Days of the Closing Date, from the applicable jurisdiction of organization and any

Exhibit 2.1
Execution Version
state in which such entity is qualified to do business, as to the good standing (or similar status) of such Target Company in such jurisdiction;
(viii)    the Transaction Bonus Agreements (as defined on Section 4.10(o) of the Company Disclosure Schedule), duly executed by Agile and each counterparty thereto;
(ix)    evidence, reasonably satisfactory to Buyer, that the Run-off Policy has been obtained and bound by the Companies;
(x)    a certificate executed by an executive officer of each Company, Seller and Blocker, dated as of the Closing Date, certifying that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been satisfied;
(xi)    (A) a copy of resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement, the Ancillary Documents, and the Contemplated Transactions, and (B) a copy of Seller’s Organizational Documents, all as certified as being current and complete by Seller’s secretary (or equivalent officer);
(xii)    (A) a copy of resolutions of each Company’s managers or directors (or equivalent governing body) authorizing the execution, delivery and performance of this Agreement, the Ancillary Documents, and the Contemplated Transactions, as certified as being current and complete by such Target Company’s secretary (or equivalent officer), and (B) a copy of each Target Company’s Organizational Documents in effect as of the Closing, as certified as being current and complete by such Target Company’s secretary (or equivalent officer);
(xiii)    (A) a copy of resolutions of Blocker’s board of directors authorizing the execution, delivery and performance of this Agreement, the Ancillary Documents, and the Contemplated Transactions, and (B) a copy of Blocker’s Organizational Documents, all as certified as being current and complete by Blocker’s secretary (or equivalent officer);
(xiv)    copies of those Consents and notices set forth on Schedule 2.4(a)(xiv), in form and substance reasonably satisfactory to Buyer;
(xv)    evidence of the termination, in form and substance reasonably acceptable to Buyer, of all Related Party Contracts, in full, without any consideration or further Liability to any Target Company;
(xvi)    a payoff letter with respect to the Piper Sandler Agreement, duly executed by Piper Sandler & Co., in form and substance reasonably satisfactory to Buyer and Seller;
(xvii)    executed copies of each of the RevaComm Transfer Agreement and the RevaComm Distribution Agreement;
(xviii)    evidence reasonably satisfactory to Buyer that the Pre-Closing Reorganization has been completed; and
(xix)    the ECL, duly executed by EnCap, Seller and RevaComm.
(b)    As a condition to the consummation of the Contemplated Transactions, at the Closing, Buyer shall deliver, or cause to be delivered, to Seller or the applicable recipient, the following:

Exhibit 2.1
Execution Version
(i)    the Closing Consideration Amount pursuant to and in accordance with Section 2.3(c);
(ii)    the additional payments pursuant to and in accordance with Section 2.3(d);
(iii)    a certificate executed by an executive officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied;
(iv)    the Escrow Agreement, executed by Buyer; and
(v)    the ECL, duly executed by Buyer.
2.5.    Purchase Price Adjustment.
(a)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Purchase Price Adjustment Statement”) setting forth, together with reasonable supporting schedules and calculations, (i) Net Working Capital, (ii) Cash, (iii) Indebtedness, and (iv) Transaction Expenses, with each of (i) and (ii) determined as of the Effective Time and each of (iii) and (iv) determined as of immediately prior to the Closing, along with a consolidated unaudited balance sheet of the Companies as of the Effective Time. The Purchase Price Adjustment Statement shall be prepared in accordance with the provisions of this Agreement, including, where applicable, the Accounting Principles. The Purchase Price Adjustment Statement shall also be prepared (A) applying no minimum materiality limit, (B) based on facts, circumstances, and information available to Buyer as of the date on which the Purchase Price Adjustment Statement is delivered by Buyer to Seller with regards to conditions that existed as of immediately prior to the Closing in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 855, Subsequent Events and (C) in accordance with the specific procedures that would be adopted at a financial year-end, including detailed analyses of accruals and cut-off procedures. In no event shall any amount be included more than once in the calculation of the Net Working Capital, Indebtedness, Transaction Expenses or Cash. The Purchase Price Adjustment Statement shall also include a calculation of the Closing Consideration Amount (the “Post-Closing Consideration Amount”) based on the amounts shown in the Purchase Price Adjustment Statement (in lieu of the estimated amounts (to the extent applicable) set forth in the Closing Date Statement used to calculate the same prior to Closing). If the Post-Closing Consideration Amount is greater than (resulting in a payment due to Seller), or less than (resulting in a payment due to Buyer), the Closing Consideration Amount actually paid at Closing, then Buyer or Seller, respectively, shall be entitled to a payment pursuant to Section 2.5(e) (any such payment, a “Purchase Price Adjustment”).
(b)    Each Party shall provide the other Party and its Representatives with reasonable access to the Business Records and relevant personnel necessary for such Party’s review of the relevant materials during the preparation of the Purchase Price Adjustment Statement, the Objection Notice (as hereinafter defined) and the resolution of any disputes that may arise under this Section 2.5; provided, that (i) request for such access is made in writing (email being sufficient), reasonably in advance of the time such access is requested, (ii) such access is requested during the normal business hours of the Buyer or the Target Companies, and (iii) such access does not unreasonably disrupt the day to day operations of the Buyer or the Target Companies.
(c)    If Seller disagrees with the determination of the Purchase Price Adjustment, Seller shall notify Buyer in writing (an “Objection Notice”) of such disagreement within forty-five (45) days after delivery of the Purchase Price Adjustment Statement to Seller, which Objection Notice

Exhibit 2.1
Execution Version
shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement (collectively, the “Disputed Items”). Any matter not specifically objected to in the Objection Notice shall be final, binding and conclusive for all purposes of this Agreement as of the expiration of such forty-five (45) day period. The failure of Seller to deliver an Objection Notice to Buyer within forty-five (45) days after delivery of the Purchase Price Adjustment Statement to Seller shall be deemed acceptance of the Purchase Price Adjustment Statement and agreement to the Purchase Price Adjustment amount set forth therein by Buyer.
(d)    Subject to Section 2.5(c), Buyer and Seller shall negotiate in good faith to resolve any Disputed Items and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the Parties. If Buyer and Seller are unable to resolve all Disputed Items within twenty (20) days of the timely delivery of a written Objection Notice to Buyer (the “Discussion Period”), then the disputed matters shall be referred for final determination to a nationally recognized accounting firm, as mutually agreed upon by Buyer and Seller in writing (the “Accounting Firm”). The Accounting Firm shall act as an expert, not as an arbitrator. The Accounting Firm shall consider only the unresolved Disputed Items and must resolve all unresolved Disputed Items in accordance with the terms and provisions of this Agreement. The Accounting Firm will be appointed and engaged by the Parties within ten (10) days after the expiration of the Discussion Period and shall deliver to Buyer and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment (or such longer period as may be agreed upon by Buyer and Seller in writing), a written report setting forth the resolution of any unresolved Disputed Items determined in accordance with the terms herein. The Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Seller or less than the smallest value for such item claimed by either Buyer or Seller, as set forth in the Purchase Price Adjustment Statement and Objection Notice, respectively. Such report shall be final and binding upon all of the Parties to this Agreement, absent fraud or manifest error. Upon the agreement of Buyer and Seller or the decision of the Accounting Firm, the Purchase Price Adjustment Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed to be the Purchase Price Adjustment Statement for purposes of calculating the Purchase Price Adjustment pursuant to this Section 2.5. The fees, expenses and costs of the Accounting Firm will be borne by Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the dollar amount of the Disputed Items lost by Buyer on the one hand, or Seller, on the other hand, bears to the total amount of the Disputed Items that are resolved by the Accounting Firm, and the Accounting Firm shall set out the apportionment of such fees, expenses and costs in the Accounting Firm’s written report. For example, should the Disputed Items total $1,000 and the Accounting Firm awards $600 in favor of Seller’s position, sixty percent (60%) of the costs of the Accounting Firm’s review would be borne by Buyer and forty percent (40%) of such costs would be borne by Seller.
(e)    Any Purchase Price Adjustment shall be paid within five (5) Business Days after its final determination pursuant to this Section 2.5, by wire transfer of immediately available funds from the Party obligated to make such payment to an account designated by the Party receiving such payment.
(i)    In the event a Purchase Price Adjustment is to be paid by Buyer, Buyer shall pay or cause to be paid to Seller an amount in immediately available funds equal to the lesser of (A) the Purchase Price Adjustment and (B) the Adjustment Escrow Amount, and, in addition to any such payment, Buyer and Seller shall issue a joint written instruction to the Escrow Agent directing the Escrow Agent to disburse the entire Adjustment Escrow Amount to Seller.

Exhibit 2.1
Execution Version
(ii)    In the event a Purchase Price Adjustment is to be paid by Seller, Buyer shall be entitled to payment as follows:
(A)    to the extent that the Adjustment Escrow Amount is equal to or less than the Purchase Price Adjustment payable by Seller, Buyer and Seller shall issue a joint written instruction to the Escrow Agent to disburse the entire Adjustment Escrow Amount to Buyer (and, to the extent the Purchase Price Adjustment is greater than the Adjustment Escrow Amount, Buyer may, at its election, exercise the right of setoff set forth in Section 2.6(l) with respect to such excess); or
(B)    to the extent that the Adjustment Escrow Amount is in excess of the Purchase Price Adjustment payable by Seller, Buyer and Seller shall issue a joint written instruction to the Escrow Agent to disburse from the Adjustment Escrow Amount the amount of the Purchase Price Adjustment to Buyer and, thereafter, any remaining Adjustment Escrow Amount to Seller.
(f)    For the avoidance of doubt, (i) the Adjustment Escrow Amount shall be the sole source of recovery for Buyer in the event of a Purchase Price Adjustment to be paid by Seller (except to the extent Buyer exercises its right of setoff under Section 2.6(l)) and (ii) Buyer’s liability in the event of a Purchase Price Adjustment shall in no event exceed an amount equal to the Adjustment Escrow Amount (in addition to the release of the Adjustment Escrow Amount).
(g)    Notwithstanding any other provision in this Agreement, Buyer, each Target Company and each other applicable withholding agent may deduct and withhold any required Taxes from any payments to be made pursuant to this Agreement; provided, however, that prior to deducting or withholding from any such amounts (other than amounts that (i) are in the nature of compensation for services or (ii) arise from Seller failing to timely provide a properly completed and duly executed IRS Form W-9), Buyer or the Target Company shall use commercially reasonable efforts to provide Seller with at least five (5) Business Days’ prior written notice of such withholding (including the legal basis therefor and the estimated amount thereof) and shall reasonably cooperate with Seller to reduce or eliminate such withholding. To the extent that any such amounts are so withheld and paid to the applicable Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.
2.6.    Contingent Earn-Out Payment.
(a)    As promptly as practicable, but no later than ninety (90) days following the last day of the Earn-Out Period, Buyer shall deliver to Seller a written statement (the “Proposed Earn-Out Statement”) setting forth, in reasonable detail, Buyer’s good faith determination of the Earn-Out Revenue and, based on such calculation, Buyer’s proposed calculation of the Earn-Out Payment.
(b)    In the event Seller disputes the Proposed Earn-Out Statement in any manner, Seller shall notify Buyer in writing of its objections within forty-five (45) days after receipt of the Proposed Earn-Out Statement (the “Earn-Out Review Period”) and shall set forth, in writing and in reasonable detail, the reasons for Seller’s objections (an “Earn-Out Notice of Disagreement”). Any component of a Proposed Earn-Out Statement as to which no objection is raised in the Earn-Out Notice of Disagreement shall be deemed final and binding on the Parties for all purposes of this Section 2.6. During the Earn-Out Review Period, Buyer and the Companies shall afford Seller a reasonable opportunity to examine the Proposed Earn-Out Statement and such supporting schedules, analyses and other underlying records and documentation related to the preparation of

Exhibit 2.1
Execution Version
the Proposed Earn-Out Statement as are reasonably necessary and appropriate. Buyer and the Target Companies shall reasonably cooperate with Seller in such examination.
(c)    Upon any delivery of an Earn-Out Notice of Disagreement, Buyer and Seller shall negotiate in good faith to resolve any disputed matters and any resolution agreed to in writing by Buyer and Seller shall be final and binding upon the Parties. If Buyer and Seller are unable to resolve all disputed matters within twenty (20) Business Days of the timely delivery of an Earn-Out Notice of Disagreement (the “Earn-Out Discussion Period”), then the disputed matters shall be referred for final determination to the Accounting Firm. The Accounting Firm shall act as an expert, not as an arbitrator. The Accounting Firm shall consider only the unresolved disputed matters and must resolve all unresolved disputed matters in accordance with the terms and provisions of this Agreement. The Accounting Firm will be appointed and engaged by the Parties within ten (10) Business Days after the expiration of the Earn-Out Discussion Period and shall deliver to Buyer and Seller, as promptly as practicable, and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any unresolved disputed matters determined in accordance with the terms herein. The Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Buyer or Seller or less than the smallest value for such item claimed by either Buyer or Seller, as set forth in the Proposed Earn-Out Statement and the Earn-Out Notice of Disagreement, respectively. Such report shall be final and binding upon all of the Parties, absent fraud or manifest error. Upon the agreement of Buyer and Seller or the decision of the Accounting Firm, the Proposed Earn-Out Statement, as adjusted if necessary pursuant to the terms of this Agreement, shall be deemed final for purposes of calculating the Earn-Out Payment. The fees, expenses and costs of the Accounting Firm will be borne by Buyer, on the one hand, and Seller, on the other hand, in the same proportion that the dollar amount of the disputed matters lost by Buyer on the one hand, or Seller, on the other hand, bears to the total amount of the disputed matters that are resolved by the Accounting Firm, and the Accounting Firm shall set out the apportionment of such fees, expenses and costs in the Accounting Firm’s written report. For example, should the disputed matters total $1,000 and the Accounting Firm awards $600 in favor of Seller’s position, sixty percent (60%) of the costs of the Accounting Firm’s review would be borne by Buyer and forty percent (40%) of such costs would be borne by Seller.
(d)    The Proposed Earn-Out Statement shall become final on the earliest of (i) the first (1st) Business Day following the end of the Earn-Out Review Period, if an Earn-Out Notice of Disagreement has not been delivered to Buyer by Seller in accordance with Section 2.6(b), (ii) the date upon which Seller acknowledges in writing that it has no objections to the Proposed Earn-Out Statement, and (iii) the date of resolution of all matters set forth in the Earn-Out Notice of Disagreement pursuant to Section 2.6(c).
(e)    Within five (5) Business Days following the final determination of any Earn-Out Payment pursuant to Section 2.6(d), Buyer shall pay the Earn-Out Payment (if any), by wire transfer of immediately available funds, as follows: (i) to Piper Sandler & Co., the portion of the Earn-Out Payment due and payable to Piper Sandler & Co. pursuant to the Piper Sandler Agreement, to the account designated by Piper Sandler & Co.; and (ii) the remainder of the Earn-Out Payment to Seller to the account or accounts designated in writing by Seller; provided, that in the event a Buyer Indemnified Party has in good faith asserted an Indemnification Claim that is subject to the setoff right pursuant to Section 2.6(l), Buyer shall be entitled to withhold the amount of such Indemnification Claim from the Earn-Out Payment until such claim is finally resolved in accordance with this Agreement. Any amount paid to Piper Sandler & Co. pursuant to clause (i) of this Section 2.6(e) shall be deemed to have been paid to Seller for all purposes of this Agreement, and in no event shall Buyer’s aggregate payment obligations under this Section 2.6(e) exceed the amount of the Earn-Out Payment.

Exhibit 2.1
Execution Version
(f)    During the period from and including the Closing Date until the date that is twelve (12) months following the Closing Date (the “Earn-Out Period”), except as required by Law:
(i)    Buyer shall, and shall cause its Affiliates (including the Target Companies) to:
(A)    separately maintain all data, books and records and other information with respect to the Target Companies to the extent necessary to allow the Parties to generate specific unaudited financial statements for the Target Companies and accurately track Earn-Out Revenue; and
(B)    recognize Earn-Out Revenue in accordance with GAAP, applied consistently with the audited financial statements of Maximus.
(ii)    Buyer shall not, and shall cause its Affiliates (including the Target Companies) not to:
(A)    intentionally take any action or fail to take any action with the primary purpose of avoiding or reducing the Earn-Out Payment;
(B)    materially reduce the number of personnel devoted to Agile Labs, the business development function, or the capture and solutions function of the Target Companies from their personnel levels as of the date hereof, other than (1) in connection with voluntary resignations or terminations for Cause, or (2) in response to a material downturn of the Target Companies’ business, as reasonably determined by Buyer;
(C)    terminate any Key Earn-Out Employee, other than for Cause;
(D)    discontinue, wind up, or liquidate any Target Company; and
(E)    intentionally take any action that would reasonably be expected to result in any Target Company becoming debarred.
(g)    During the Earn-Out Period, within thirty (30) days after the end of each quarter, Buyer shall deliver (or cause to be delivered) to Seller a statement setting forth the Earn-Out Revenue for such quarter then ended and, upon Seller’s prior written notice, Buyer shall provide (or cause to be provided) to Seller reasonable access to only those supporting schedules, analyses and other underlying records of Buyer and the Target Companies used in the preparation of such quarterly statements as are reasonably necessary and appropriate for Seller to review such statement.
(h)    For the avoidance of doubt, in no event shall the Earn-Out Payment exceed $50,000,000.
(i)    The Parties acknowledge and agree that (i) the contingent rights to receive any payment pursuant to this Section 2.6 shall not be represented by any form of certificate or other instrument (other than this Agreement), are not transferable, and do not constitute an equity or ownership interest in any Company, (ii) Seller shall not have any rights as a securityholder of the Companies as a result of Seller’s contingent right to receive any payment pursuant to this Section 2.6, (iii) none of the rights under this Section 2.6 shall constitute a security under applicable federal or state securities Laws, and (iv) the Earn-Out Payment and rights under this Section 2.6 constitute

Exhibit 2.1
Execution Version
consideration for the Purchased Equity, are not compensation for any past, present or future services and shall not be distributed in a manner that would otherwise constitute compensation of any recipient under GAAP.
(j)    For purposes of this Section 2.6:
(i)    “Cause” means (a) the failure of a Key Earn-Out Employee to substantially perform his or her duties with or for Buyer, the Target Companies or an Affiliate thereof; (b) a Key Earn-Out Employee’s (i) engaging in conduct that is materially injurious to Buyer, the Target Companies or an Affiliate thereof, monetarily, operationally, or otherwise, (ii) material violation of any written policy of Buyer, the Target Companies or an Affiliate thereof, (iii) insubordination or refusal to follow the lawful directions of his or her supervisor or Buyer’s or Maximus’ board of directors, or (iv) breach of any fiduciary duty owed to Buyer, the Target Companies or an Affiliate thereof; (c) a Key Earn-Out Employee’s (i) commission of any felony, (ii) commission of any crime involving moral turpitude, dishonesty, fraud, or breach of trust, or (iii) commission of any other crime that is materially injurious to Buyer, the Target Companies or an Affiliate thereof, monetarily, reputationally, or otherwise; (d) a Key Earn-Out Employee’s material breach of any confidentiality, non-competition, non-solicitation, or intellectual property assignment obligation to Buyer, the Target Companies or an Affiliate thereof; (e) a Key Earn-Out Employee’s material dishonesty or fraud in connection with the performance of his or her duties; (f) a Key Earn-Out Employee’s loss of any security clearance, professional license, or certification required for the performance of his duties, to the extent such loss is due to the Key Earn-Out Employee’s own negligence or misconduct; (g) a Key Earn-Out Employee’s chronic absenteeism; or (h) a Key Earn-Out Employee’s chronic substance abuse that materially interferes with the performance of his or her duties. For the purposes of subsections (a), (b)(ii), (b)(iii) and (f) above, “Cause” shall not be deemed satisfied unless and until such conduct or actions remain uncured for a period of fifteen (15) days after written notice from Buyer or a Target Company identifying such failure to the Key Earn-Out Employee. For purposes of this Section 2.6, if a Key Earn-Out Employee is convicted of a crime or pleads nolo contendere to a criminal charge, he or she will conclusively be deemed to have committed the crime.
(ii)    “Earn-Out Payment” means:
(A)    if the Earn-Out Revenue is less than or equal to $240,000,000, then $0;
(B)    if the Earn-Out Revenue is greater than $240,000,000 but less than or equal to $290,000,000, then an amount equal to (x) the Earn-Out Revenue, minus (y) $240,000,000; or
(C)    if the Earn-Out Revenue is greater than $290,000,000, then $50,000,000.
(iii)    “Earn-Out Revenue” means an amount equal to the Included Revenue, excluding any Excluded Revenue. For purposes of this definition:
(A)    “Excluded Revenue” means revenue recognized in accordance with GAAP during the Earn-Out Period from: (w) contracts, bids or awards of Buyer or any of its Affiliates (other than the Target Companies) that were in existence prior to the Closing Date, including any rebid, recompete, renewal, or

Exhibit 2.1
Execution Version
extension thereof, or any contract or award that results from a bid submitted by Buyer or any of its Affiliates (other than the Target Companies) prior to the Closing (but excluding any modification after Closing that increases the scope of work under a prime contract with a defense, national security, or law enforcement customer); (x) new contracts or awards (whether entered into before, on, or after the Closing Date) from (1) Navy Bureau of Medicine and Surgery, (2) Army Medical Command, (3) Transportation Security Administration (other than TSA DTSS-3 (Contract No. 70T04021A7672N002) and opportunities related to the recompete of TSA Systems Integration Facility), (4) Federal Emergency Management Agency, or (5) Defense Health Agency; (y) any other contract or award under which health services (including healthcare delivery, health IT, or health administration services) constitute the primary requirement; and (z) a contract or award entered into or bid submitted after the date of this Agreement and before the Closing that incorporates financial terms or gross margins that are materially inconsistent with the terms of other bids of the Target Companies submitted by the Target Companies prior to the date of this Agreement in the Ordinary Course of Business.
(B)    “Included Revenue” means revenue recognized in accordance with GAAP during the Earn-Out Period from: (x) Qualifying Contracts (1) by the Target Companies, (2) with respect to any JV Entity, to the extent allocable to a Target Company based on such Target Company’s economic interest in such JV Entity, and (3) by Buyer or any of its Affiliates (other than the Target Companies) if the Target Companies provide support on such Qualifying Contracts through meaningful use of the Target Companies’ government approved systems, past performance qualifications, contract vehicles, SBIR rights, Key Earn-Out Employees, or existing customer relationship with the end customer of an active Qualifying Contract of a Target Company; and (y) Qualifying Contracts resulting or derived from any acquisition of equity by the Target Companies or any other Affiliate of Buyer, solely to the extent such Qualifying Contracts are in the pipeline of the newly acquired entity as of the closing of such acquisition and overlap with any Qualifying Contract that is (i) set forth on Schedule 2.6(j)(iii)(B), or (ii) included in the bona fide pipeline of the Target Companies as of immediately prior to such acquisition; provided, however, that with respect to any Qualifying Contract described in this clause (y), Included Revenue shall only include revenue recognized on or after the contract start date reflected in the bona fide pipeline of the Target Companies as of immediately prior to such acquisition, and in no event shall any revenue recognized prior to the closing date of such acquisition constitute Included Revenue.
(C)    “Key Earn-Out Employees” means Khalid Hassouneh, Shawn Tyrie, Mike Pansky and Jesse Levine.
(D)    “Qualifying Contract” means (x) a prime contract or award that is (I) awarded through full and open competition (including other transaction authority agreements, Small Business Innovation Research Phase III awards, and other non-traditional awards), and (II) with a defense, national security, or law enforcement agency of the United States Government and (y) the RevaComm Subcontracts; provided, that, for the sake of clarity, with respect to multiple award type contract vehicles, a Qualifying Contract shall refer to an individual task order

Exhibit 2.1
Execution Version
awarded under a multiple award type contract vehicle, but not the parent contract under which such task order was awarded.
(k)    Seller, on behalf of itself and its Affiliates, acknowledges and agrees that: (i) Seller is not relying on any statement, representation or warranty, oral or written, express or implied, made by Buyer or any of its Affiliates or Representatives concerning the Earn-Out Payment, the operations of the Target Companies following the Closing, or any projections or estimates of Earn-Out Revenue or the likelihood of achieving the Earn-Out Payment; and (ii) Buyer does not owe any fiduciary duties to Seller or its Affiliates with respect to the determination, calculation or payment of the Earn-Out Payment or the operation of the Target Companies following the Closing. For the avoidance of doubt, nothing in this Section 2.6(k) shall limit Buyer’s obligations under Section 2.6(f).
(l)    In addition to Buyer’s other rights and remedies under this Agreement: (i) if an Indemnification Claim by a Buyer Indemnified Party is finally determined in favor of such Buyer Indemnified Party in accordance with the terms of this Agreement (whether by Final Order, Seller’s failure to provide an Indemnity Objection Notice pursuant to Section 11.3(b), or agreement between Seller and Buyer in accordance with Section 11.3) or in the event that Seller fails to execute and deliver joint instructions to the Escrow Agent in accordance with the terms of this Agreement providing for the release of applicable funds to Buyer, then Buyer may, in its sole discretion, elect by written notice to Seller to satisfy the amount due in respect of such Indemnification Claim by offset against any Earn-Out Payment due and owing to the Seller under this Section 2.6; (ii) if Losses arising from Fraud are finally determined to be owed to a Buyer Indemnified Party (whether by Final Order or agreement between Seller and Buyer), then Buyer may, in its sole discretion, elect by written notice to Seller to satisfy such Losses by offset against any Earn-Out Payment due and owing to Seller under this Section 2.6; and (iii) if a Purchase Price Adjustment is finally determined in favor of Buyer in accordance with the terms of Section 2.5, and the amount of such Purchase Price Adjustment exceeds the Adjustment Escrow Amount, then Buyer may, in its sole discretion, elect by written notice to Seller to satisfy the amount of such excess by offset against any Earn-Out Payment due and owing to Seller under this Section 2.6.
2.7.    Special Indemnity Escrow Release. Subject to the terms and conditions of this Agreement and the Escrow Agreement, within five (5) Business Days following the twelve (12)-month anniversary of the Closing Date, (the “Special Indemnity Escrow Release Date”), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller all of the funds then remaining in the Special Indemnity Escrow Account as of the Special Indemnity Escrow Release Date (if any), less the aggregate amount of all unresolved (or resolved but unpaid) indemnification claims under Section 11.2(a)(iv) with respect to the Special Indemnity Matters and all resolved but unpaid Fraud Claims as of the Special Indemnity Escrow Release Date. Promptly following the final resolution of any such unresolved indemnification claims in accordance with the terms of Article XI, Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the release to the applicable Party entitled to such portion of the funds then remaining in the Special Indemnity Escrow Account and the balance to Seller (less the aggregate amount of any remaining unresolved indemnification claims) (if any).

Exhibit 2.1
Execution Version
2.8.    RVCM Indemnity Escrow Release. The RVCM Indemnity Escrow shall be released in accordance with Section 2 of Exhibit G.
ARTICLE III
Representations and Warranties of Seller
Except as set forth in the Company Disclosure Schedule, Seller makes the following representations and warranties to Buyer as of the Effective Date and as of the Closing (except where expressly limited to a specific date, in which case such representations and warranties shall be made only as of such specific date):
3.1.    Organization and Power. Seller has full power and authority or legal capacity, as applicable, to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not materially and adversely affect Seller’s ability to consummate the Contemplated Transactions.
3.2.    Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party, and the performance by Seller of its obligations under this Agreement and the Ancillary Documents to which Seller is a party, have been duly authorized by all necessary company action on the part of Seller in accordance with applicable Law and the Organizational Documents of Seller, and no other proceedings, actions, consents or approvals, corporate or otherwise, on the part of Seller, are necessary to authorize the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions. This Agreement and each of the Ancillary Documents to which Seller is a party have been duly authorized, executed and delivered by Seller and constitute a valid and legally binding agreement of Seller, enforceable against Seller in accordance with its and their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
3.3.    Capitalization.
(a)    Seller owns one hundred percent (100%) of the Blocker Shares and no other Equity Securities in Blocker are authorized, outstanding or otherwise in existence. All Blocker Shares are duly authorized, validly issued, and owned beneficially and of record by Seller, free and clear of any Lien (other than restrictions of general applicability imposed by applicable securities Laws or otherwise created by or through Buyer or its creditors).
(b)    Seller owns (directly or indirectly through Blocker) one hundred percent (100%) of the Agile Equity. The Agile Equity constitutes one hundred percent (100%) of the Equity Securities of Agile and no other Equity Securities in Agile are authorized, outstanding or otherwise in existence. All Agile Equity is duly authorized, validly issued, and owned beneficially and of record by Seller and Blocker, free and clear of any Lien (other than restrictions of general applicability imposed by applicable securities Laws or otherwise created by or through Buyer or its creditors).
(c)    Seller owns one hundred percent (100%) of the IB Purchased Equity. The IB Purchased Equity constitutes one hundred percent (100%) of the Equity Securities of IB Corp and no other Equity Securities in IB Corp are authorized, outstanding or otherwise in existence. All IB Purchased Equity is duly authorized, validly issued, and owned beneficially and of record by Seller,

Exhibit 2.1
Execution Version
free and clear of any Lien (other than restrictions of general applicability imposed by applicable securities Laws or otherwise created by or through Buyer or its creditors).
(d)    Upon delivery of the Purchased Equity to Buyer on the Closing Date in accordance with this Agreement and upon Buyer’s delivery of the payments applicable to Seller at the Closing pursuant to Section 2.3, the entire legal and beneficial interest in the Purchased Equity and good, valid and marketable title to the Purchased Equity will pass to Buyer, free and clear of all Liens (other than restrictions of general applicability imposed by applicable securities Laws or otherwise created by or through Buyer or its creditors).
3.4.    No Violation. The execution and delivery by Seller of this Agreement and each Ancillary Document to which Seller is a party, as applicable, the consummation of the Contemplated Transactions and any additional actions that are required to be performed by Seller in compliance with the terms of this Agreement and the Ancillary Documents to which Seller is a party will not (a) conflict with or violate any provision of the Organizational Documents of Seller, (b) result in any violation of, breach of, default under, acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or require any notice, approval or consent under, or cause the forfeiture of any material right under, any Contract by which any Purchased Equity is bound or affected, (c) assuming that all consents, approvals and authorizations contemplated by Section 3.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Seller or by which its or any of its properties are bound or affected, or (d) result in the creation of, or require the creation of, any Lien (other than a Permitted Lien) upon any Purchased Equity, except in the cases where the violation, breach, conflict, default, acceleration or failure to give notice would not, individually or in the aggregate, materially and adversely affect Seller’s ability to consummate the Contemplated Transactions.
3.5.    Governmental Authorizations and Consents. Except for filings required under the HSR Act and any other applicable Antitrust Law, no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with or issuing of any notices to, any Governmental Authority (“Governmental Consents”) are required to be obtained or made by Seller in connection with the execution, delivery or performance of this Agreement or any Ancillary Documents to which Seller is a party or the consummation by Seller of the Contemplated Transactions.
3.6.    No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Seller.
3.7.    Insolvency Proceedings. Seller is not the subject of any pending or rendered insolvency proceeding or any insolvency proceeding threatened in writing. Seller has not made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings. Seller is not insolvent and shall not become insolvent as a result of entering into this Agreement or consummating the Contemplated Transactions.
3.8.    Compliance with Laws; No Claims. During the past five (5) years, Seller has complied, in all material respects, with all Laws of any Governmental Authority applicable to Seller with respect to the Target Companies and the Contemplated Transactions. Seller does not have any Claim against any Target Company (other than Claims arising under or pursuant to this Agreement or the Ancillary Documents).

Exhibit 2.1
Execution Version
3.9.    Litigation. There is no Litigation pending or, to the knowledge of Seller, threatened, by or against Seller that would materially and adversely affect Seller’s ability to consummate the Contemplated Transactions or give rise to any Liability of any Target Company.
3.10.    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article III, Article IV, Article V OR ANY ANCILLARY DOCUMENTS, SELLER MAKES NO REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT OR OTHERWISE WITH RESPECT TO SELLER, THE TARGET COMPANIES OR THEIR RESPECTIVE BUSINESSES, EXPRESS OR IMPLIED.
ARTICLE IV
Representations and Warranties of the Companies
Except as set forth in the Company Disclosure Schedule, the Companies and Seller, jointly and severally, make the following representations and warranties to Buyer as of the Effective Date and as of the Closing (except where expressly limited to a specific date, in which case such representations and warranties shall be made only as of such specific date):
4.1.    Organization and Power.
(a)    Each Target Company is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the Laws of the State of its formation. Each Target Company has all requisite power and authority necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted in all material respects. Each Target Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material cost or expense to any Target Company.
(b)    Section 4.1(b)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which each Target Company is qualified or licensed to do business. The address of each Target Company’s principal office and each Target Company’s U.S. taxpayer identification number are listed on Section 4.1(b)(ii) of the Company Disclosure Schedule. Except as set forth on Section 4.1(b)(iii) of the Company Disclosure Schedule, no Target Company has ever been known by or used any corporate, fictitious or other name in the conduct of its business or in connection with the use or operation of its assets.
(c)    The Organizational Documents of each Target Company made available to Buyer are accurate, complete and in full force and effect in the forms so made available and delivered, and no Target Company is in material violation of any of the provisions thereof. The minute books and records of the proceedings of each Target Company, copies of which have been delivered to Buyer are true, correct and complete in all material respects. There have been no changes, alterations or additions to such minute books and records of the proceedings of any Target Company on or prior to the Closing Date that have not been made available to Buyer.
4.2.    Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which each Target Company is a party and the performance by each Target Company of its obligations under this Agreement and the Ancillary Documents to which such Target Company is a party have been duly authorized by all necessary corporate action on the part of such Company in accordance with applicable Law and the Organizational Documents of such Company, and no other proceedings, actions, consents or approvals, corporate or otherwise, on the part of a Company, are

Exhibit 2.1
Execution Version
necessary to authorize the execution, delivery and performance by such Company of this Agreement and the Ancillary Documents to which such Company is a party or the consummation of the Contemplated Transactions. This Agreement and each of the Ancillary Documents to which a Company is a party constitute a valid and legally binding agreement of such Company, enforceable against such Company in accordance with its and their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
4.3.    Capitalization of the Target Companies.
(a)    Section 4.3(a) of the Company Disclosure Schedule sets forth a list of each Target Company, listing the following for each such Target Company: (i) its name; (ii) its jurisdiction of formation or organization; (iii) the number and type of its issued and outstanding Equity Securities; and (iv) the Target Company that owns its Equity Securities.
(b)    No Person has preemptive rights, rights of first offer, rights of first refusal or similar rights with respect to any Equity Securities of any Target Company. No Target Company has any outstanding options, warrants, or any securities convertible into or exchangeable or exercisable for any of its Equity Securities or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise) of, or any calls against, commitments by or claims against it of any character relating to, any of its Equity Securities.
(c)    All of the Equity Securities of each Target Company (i) have been duly and validly issued, (ii) are fully paid and nonassessable (to the extent applicable), and (iii) were not issued or transferred in violation of any preemptive rights or rights of first refusal or first offer. All of the Equity Securities of each Target Company were granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with all applicable securities Laws.
(d)    There are no outstanding, promised or authorized phantom equity, equity appreciation or similar rights with respect to any Target Company.
(e)    Except for the Target Companies and the JV Entities, no Target Company owns or has any right to acquire, directly or indirectly, any Equity Securities or other ownership interest of any kind, whether controlling or not, of any Person.
(f)    There are no declared, accrued but unpaid dividends or distributions with respect to any Equity Securities of any Target Company. There are no obligations, contingent or otherwise, of any Target Company to (i) repurchase, redeem or otherwise acquire any Equity Securities in any Person or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise) any Person, other than in the Ordinary Course of Business.
4.4.    No Violation. Except as set forth in Section 4.4 of the Company Disclosure Schedule, the execution and delivery by each Company of this Agreement and each Ancillary Document to which such Company is a party, as applicable, the consummation of the Contemplated Transactions and any additional actions that are required to be performed by such Company in compliance with the terms of this Agreement and the Ancillary Documents to which such Company is a party will not (a) conflict with or violate any provision of the Organizational Documents of any Target Company, (b) result in any violation of, breach of, default under, acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or require any notice, approval or consent under, or cause the forfeiture of any right, or require any payment under, any provision of any Company Permit, Material Contract, Government Contract or Government Contract Bid required to be listed on Section 4.29(a) of the Company Disclosure Schedule, (c) assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law

Exhibit 2.1
Execution Version
applicable to any Target Company or by which its or any of their respective properties are bound or affected, or (d) result in the creation of, or require the creation of, any Lien (other than a Permitted Lien) upon any property of any Target Company.
4.5.    Governmental Authorizations and Consents. Except for filings required under the HSR Act and any other applicable Antitrust Law and as set forth in Section 4.5 of the Company Disclosure Schedule, no Governmental Consents are required to be obtained or made by any Target Company in connection with the execution, delivery or performance of this Agreement or any Ancillary Documents to which any Company is a party or the consummation by any Company of the Contemplated Transactions.
4.6.    Permits. Each Target Company owns or possesses all Permits required under applicable Laws to own its assets and conduct its business as currently conducted. All current material Permits of the Target Companies are listed on Section 4.6 of the Company Disclosure Schedule (the “Company Permits”) and are valid and in full force and effect. No loss, revocation, cancellation, suspension, termination or expiration of any such Permit is pending or, to the Knowledge of the Company, threatened, other than expiration or termination in accordance with the terms thereof or in the Ordinary Course of Business. No Target Company has received any written notice or other communication from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.
4.7.    Company Financial Statements.
(a)    The Companies have made available to Buyer the following true, correct and complete financial statements (the “Financial Statements”): (i) the consolidated audited balance sheet of the Target Companies as of the years ended December 31, 2024 and December 31, 2025, and the related audited statements of income, changes in equity and cash flows for the years then ended; and (ii) the consolidated unaudited balance sheet of the Target Companies as of July 31, 2026 (the “Statement Date”), and the related consolidated, unaudited statements of income, changes in equity and cash flows, respectively, for the seven (7)-month period ended on such date (the “Most Recent Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP and fairly presents in all material respects the financial condition of the Target Companies as of their respective dates and the results of operations of the Target Companies for the period covered thereby.
(b)    No Target Company has any Liabilities (whether or not the subject of any other representation or warranty hereunder) except for (i) Liabilities disclosed, reflected or adequately reserved against on the Financial Statements, (ii) Liabilities for Transaction Expenses or Indebtedness, or that otherwise reduced the Closing Consideration Amount, or (iii) Liabilities incurred since the Statement Date in the Ordinary Course of Business and which, individually or in the aggregate, do not materially diverge from the level of outstanding liabilities of the Target Companies as of such date (none of which include liabilities arising from breach of contract, tort or violation of Law). Except as set forth on Section 4.7(b) of the Company Disclosure Schedule, no Target Company has any off-balance sheet arrangements or liabilities of any nature that are not adequately reflected or reserved against in the Financial Statements.
(c)    The Financial Statements were prepared in accordance with the books and records of the Target Companies. Each Target Company maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that provide reasonable assurance that (i) no Target Company maintains off-the-book accounts and that the assets of each Target Company are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Target Companies, and (iv)

Exhibit 2.1
Execution Version
accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis. Neither the Target Companies nor, to the Knowledge of the Company, their independent auditors have identified or communicated to management any material deficiency or weakness in the internal controls or accounting practices of the Target Companies that has resulted in, or would reasonably be expected to result in, a material error or material misstatement in the Financial Statements, that remains unresolved as of the date hereof or that otherwise resulted or would reasonably be expected to result in material liability to any Target Company.
(d)    No Target Company is a guarantor nor is any Target Company otherwise liable for any obligation (including Indebtedness) of any other Person (other than another Target Company), other than obligations that will be released at or prior to the Closing.
4.8.    Accounts Receivable; Accounts Payable.
(a)    All accounts receivable of each Target Company, whether shown on the balance sheet included in the Financial Statements or accrued thereafter, (i) arose from sales actually made or services actually performed in the Ordinary Course of Business, (ii) are valid receivables, net of reserves shown thereon and recorded in accordance with GAAP, and (iii) are not subject to any valid setoffs or counterclaims. All billed and unbilled accounts receivable of each Target Company as of September 30, 2026 are set forth on Section 4.8(a) of the Company Disclosure Schedule.
(b)    Except as set forth in Section 4.8(b) of the Company Disclosure Schedule, all accounts payable and notes payable of each Target Company, whether shown on the balance sheet included in the Financial Statements or accrued thereafter, (i) are the result of bona fide transactions in the Ordinary Course of Business and (ii) have been paid or are not yet delinquent as of the Effective Date.
4.9.    Insolvency Proceedings. No Target Company is the subject of any pending or rendered insolvency (as defined under federal bankruptcy Laws) proceeding or any insolvency proceeding threatened in writing or, to the Knowledge of the Company, orally threatened. No Target Company has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. No Target Company is insolvent nor shall it become insolvent as a result of entering into this Agreement.
4.10.    Absence of Certain Changes. Since May 31, 2026, (i) there has not been any Event that has had, or would reasonably be expected to have, a Company Material Adverse Effect, (ii) each Target Company has conducted its business in the Ordinary Course of Business and (iii) except in connection with the Pre-Closing Reorganization and as set forth in Section 4.10 of the Company Disclosure Schedule, no Target Company has:
(a)    acquired (including by merger, consolidation or acquisition of stock or equity), sold, leased, transferred, mortgaged or assigned any material assets, tangible or intangible, other than sales of goods or services in the Ordinary Course of Business consistent with past practice;
(b)    canceled, abandoned, compromised, knowingly waived or released any right or claim (or series of related rights or claims) under Material Contracts or Intellectual Property involving amounts that exceed $250,000 in the aggregate;
(c)    canceled, compromised, written off, knowingly waived or released any right, claim or account receivable involving amounts that exceed $250,000 in the aggregate;

Exhibit 2.1
Execution Version
(d)    committed to make any capital expenditure (or series of related capital expenditures) involving amounts that exceed $250,000 in the aggregate;
(e)    suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $250,000 in the aggregate;
(f)    modified any Target Company’s Organizational Documents;
(g)    issued, sold or otherwise permitted to become outstanding any Equity Securities, or split, combined, reclassified, repurchased or redeemed any shares of its capital stock or other Equity Securities;
(h)    failed to maintain in full force and effect insurance policies on its properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect on the Effective Date;
(i)    made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or agreed to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, any change of control payment, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any employee with an annual base salary in excess of $225,000, in each case except in the Ordinary Course of Business consistent with past practices;
(j)    encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts;
(k)    adopted a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other material reorganization;
(l)    (i) made, changed or revoked any material Tax election, (ii) adopted or changed any material accounting method or accounting period with respect to Taxes, (iii) affirmatively surrendered any right to claim a refund of material Taxes, (iv) consented to any settlement or extension or waiver of the limitations period applicable to any material Tax claim or assessment, incurred any material Taxes outside the ordinary course of business, (v) entered into any transaction that gave rise to a material amount of deferred gain or loss of any kind, (vi) settled, conceded, or compromised any material Liability related to Taxes, (vii) filed any amended Tax Return or made any amendment or other modification to any Tax Return, (viii) entered into any closing agreement (as defined in Section 7121 of the Code (or any comparable provision of state or local Law)) or any other similar agreement relating to Taxes, (ix) entered into any voluntary disclosure agreement or program with any Governmental Authority with respect to Taxes, (x) joined or filed any Tax Return other than on a basis consistent with past practice and as permitted by this Agreement, (xi) failed to pay any material Tax when due, or (xii) entered into any Tax Sharing Agreement (other than any agreement or arrangement entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes);
(m)    declared or authorized any dividend or distribution to Seller or any other equity holder or Person, payable in whole or in part on or after the Closing;
(n)    changed its fiscal year or materially changed the accounting practices of a Target Company, except as required by GAAP;

Exhibit 2.1
Execution Version
(o)    incurred any Indebtedness, except for working capital borrowings in the Ordinary Course of Business;
(p)    mortgaged, pledged or subjected to any Lien (other than a Permitted Lien) any of its assets or properties, except in the Ordinary Course of Business;
(q)    accelerated the collection of any accounts receivable or delayed the payment of any accounts payable, except in the Ordinary Course of Business;
(r)    settled or compromised any pending or threatened material Litigation;
(s)    made any material capital investment in, any loan to, or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans or acquisitions), other than routine advances to employees for business expenses in the Ordinary Course of Business;
(t)    created any Subsidiaries or entered into any joint venture, partnership or similar arrangement; or
(u)    committed to or agreed to undertake any of the foregoing.
4.11.    Real Property.
(a)    Section 4.11(a) of the Company Disclosure Schedule includes a true and complete list of all real property leases, subleases or other occupancies used by a Target Company or to which a Target Company is a party as lessee or lessor, or sublessor (the “Real Property Leases,” and the properties leased thereunder, the “Leased Real Property”). Seller has delivered to Buyer a true and complete copy of each of the Real Property Leases. Each Real Property Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as enforceability may be limited by bankruptcy, insolvency or other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(b)    Except as otherwise provided in the Real Property Leases, no Person other than a Target Company has any right to use, occupy or lease any of the Leased Real Property. There are no disputes, oral agreements, or forbearance programs in effect as to any Real Property Lease. No Target Company has previously assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any Real Property Lease. No Target Company has received any written notice from the other party to any Real Property Lease of the termination or proposed termination thereof.
(c)    No Target Company owns, nor has any Target Company ever owned, any real property.
(d)    No Target Company is in default under any of the Real Property Leases, and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default on the part of any Target Company under any of the Real Property Leases. To the Knowledge of the Company, there has not occurred any event which (whether with or without notice, lapse of time or both) would constitute a default by any other party under any of the Real Property Leases. Except as set forth in Section 4.11(d) of the Company Disclosure Schedule, no Leased Real Property is occupied by any Person other than a Target Company and no Person other than a Target Company has a right to occupy such property. No Target Company has waived any rights under any Real Property Lease which would be in effect on or after the Closing Date. To the

Exhibit 2.1
Execution Version
Knowledge of the Company, no event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the other party to any Real Property Lease to declare a default or to accelerate the maturity of any indebtedness of a Target Company under any Real Property Lease.
4.12.    Assets.
(a)    Each Target Company has good and marketable title to all of the tangible property and assets used in the operation of its business (the “Assets”), free and clear of any Lien, except for Permitted Liens. The Assets constitute all of the assets, rights and properties that are used in the operation of the Target Companies’ business, as currently conducted, and taken together, are adequate and sufficient for the operation of the Target Companies’ business. Immediately following the Closing, all of the Assets will be owned, leased or available for use by the Target Companies on terms and conditions substantially the same to those under which, immediately prior to the Closing, the Target Companies own, lease, use or hold available for use such Assets.
(b)    Each Target Company holds by valid and existing lease or license all of the material tangible personal property that it purports to lease or license, free and clear of any Lien, except for Permitted Liens. All tangible property and assets of the Target Companies are in good operating condition and repair (ordinary wear and tear excepted) and are suitable for their intended use in the Target Companies’ business.
(c)    The operations of the Target Companies’ business as currently conducted are not dependent upon the right to use the personal property of Persons other than the Target Companies, except for such personal property that is owned by, leased, licensed or otherwise contracted to the Target Companies.
4.13.    Intellectual Property.
(a)    Section 4.13(a) of the Company Disclosure Schedule includes a true and complete list of all Registered IP owned by or exclusively licensed to the Target Companies (collectively, “Company Registered Intellectual Property”), including, for each item, (i) the nature and type of such Registered IP, (ii) the owner and, if applicable, licensor, (iii) the applicable application, issuance, registration or serial number, (iv) the date of application, issuance or registration, as applicable, and (v) the filing, issuance, or registration jurisdiction (if applicable). All Company Registered Intellectual Property is subsisting, in full force and effect, valid and enforceable, and duly registered or filed in the name of a Target Company or its applicable licensor. None of the Company Registered Intellectual Property has been abandoned, opposed, cancelled, expired, adjudged invalid, or held unenforceable, and no Litigation, opposition, cancellation, interference, or other proceeding relating thereto is pending or has been asserted or threatened in writing. All necessary renewal, maintenance, and other fees and filings to maintain such Company Registered Intellectual Property have been timely paid or submitted to the relevant Governmental Authority, except where such Company Registered Intellectual Property has been allowed to go abandoned in the ordinary course of business or has expired at the end of its statutory term.
(b)    To the Knowledge of the Company, there has not been, and there is not now, any unauthorized use, infringement, violation, dilution, misappropriation, or other impairment by any Person, including any third party, or any Personnel or former Personnel of any Target Company, of any of the Company Intellectual Property. No Personnel, former Personnel, or consultant to any Target Company has any right, title, or interest to use any of the Company-Owned IP or Licensed IP, other than solely as necessary to perform services for a Target Company in connection with the business activities of the Target Companies as presently conducted.

Exhibit 2.1
Execution Version
(c)    To the extent that any Company Intellectual Property has been authored, developed, created, conceived, reduced to practice, or contributed to, in whole or in part, by any Personnel or former Personnel, (i) a Target Company has obtained from each such Person a valid and enforceable written agreement executed by such Person that contains an assignment sufficient (under the Laws governing ownership and assignment of Intellectual Property created or developed by such Person) to irrevocably assign to such Target Company all such Person’s right, title and interest therein or (ii) a Target Company owns all of such Company Intellectual Property by operation of Law. No employee, contractor, consultant, former Personnel, or former employer of any such Person has any claim, right or interest in or to any Company-Owned IP. To the Knowledge of the Company, no employee, contractor, consultant, or former Personnel is in breach of any Intellectual Property or confidentiality agreement with a former employer or other Person.
(d)    To the Knowledge of the Company, the use, practice, display, reproduction, performance, distribution, manufacture, sale, offer for sale, importation, exportation, development, commercialization or other exploitation of any of Company-Owned IP or Licensed IP and the conduct of the business of the Target Companies as currently or formerly conducted have not infringed and do not infringe, misappropriate, or otherwise violate in any manner any Intellectual Property right or other proprietary right of any Person or constitute unfair competition or trade practices under any Laws. Except with respect to the RevaComm Litigation (as defined in Section 4.19(a) of the Company Disclosure Schedule), (i) no claims, actions or proceedings have been asserted in writing or threatened against any Target Company alleging any such infringement, misappropriation, violation, unfair competition or trade practice, and (ii) no Target Company has received any written notice (A) relating to actual, alleged or suspected infringement, misappropriation or violation of Intellectual Property, (B) inviting any Target Company to obtain or license Intellectual Property, or (C) claiming unfair competition or trade practices.
(e)    Each Target Company has taken commercially reasonable steps to maintain, enforce, and protect Company-Owned IP and to maintain the confidentiality of all Trade Secrets. No Trade Secret or source code included in Company-Owned IP has been disclosed to any Person except employees and consultants of a Target Company who have a need to know such information and who have executed written confidentiality agreements covering such information.
(f)    Each Target Company exclusively owns all right, title and interest in and to all Company-Owned IP, free and clear of all Liens other than Permitted Liens, or has valid and enforceable rights to use all Licensed IP. The Company-Owned IP and Licensed IP, taken together, constitute all Intellectual Property necessary for the conduct and operation of the business as presently conducted and as conducted immediately following the Closing. No Company-Owned IP is subject to any restriction on disclosure, use, license, sublicense, transfer, assignment, enforcement or other exploitation, and no restriction applicable to Licensed IP limits or impairs the use, exploitation or continued availability of such Licensed IP in the conduct of the business following the Closing.
(g)    Section 4.13(g) of the Company Disclosure Schedule includes a true, correct and complete list of all Licensed IP Contracts, other than (i) licenses for Open Source Software, (ii) licenses for Off-the-Shelf Software, (iii) confidentiality and nondisclosure agreements, and (iv) non-exclusive incidental licenses granted in the Ordinary Course of Business. Each Target Company has valid and enforceable rights to use all Licensed IP used in the business in substantially the same manner as currently used, has materially performed all obligations and made all payments due under each Licensed IP Contract, and is not in breach or default thereunder. Each Target Company has obtained valid and enforceable licenses for all Software installed on or used in connection with its computers and IT Systems. Neither execution, delivery or performance of this

Exhibit 2.1
Execution Version
Agreement nor consummation of the Contemplated Transactions will result in the loss, termination, impairment or diminution of any Company-Owned IP or Licensed IP or any rights thereto. Immediately following the Closing, all Intellectual Property used in the business will be owned by or available for use by the Target Companies on substantially the same terms and conditions as immediately prior to the Closing.
(h)    Except as set forth in Section 4.13(h) of the Company Disclosure Schedule, no government or university funding was used in the creation or development of any material Intellectual Property created or developed by or on behalf of any Target Company, no material Intellectual Property created or developed by or on behalf of any Target Company was developed pursuant to any contract, grant or other requirement of any Governmental Authority or university, and no Target Company has granted or is obligated to grant any unlimited, unrestricted, government purpose, march-in or similar rights in or to any material Company-Owned IP.
(i)    No Open Source Software is or has been used, incorporated, linked, combined, modified, distributed or otherwise exploited by any Target Company in a manner that requires or purports to require (i) disclosure or distribution of the source code of any Company-Owned IP, (ii) licensing of any Company-Owned IP to any third party for the purpose of making derivative works, (iii) licensing or distribution of any Company-Owned IP at no charge or for a nominal charge, or (iv) the grant of any rights in any Company-Owned IP to any third party. Each Target Company is in compliance with all applicable Open Source Software license terms, including all copyright notices, attribution requirements and disclosure obligations.
(j)    Each Target Company exclusively owns or otherwise has all necessary right, title and interest in and to, or has valid and enforceable rights to use, all AI Technologies, AI Inputs and AI Outputs used, developed, created or generated by or on behalf of the Target Companies in connection with the business, including all rights to any Intellectual Property therein. No AI Technologies, AI Inputs or AI Outputs are subject to any restriction that limits or impairs their use, exploitation, commercialization, licensing, transfer or other disposition by any Target Company. Each Target Company uses practices, policies and controls commensurate in all material respects with the size and scope of the Target Companies’ business to comply with all applicable license terms and Laws relating to the development and use of AI Technologies, AI Inputs and AI Outputs.
(k)    The systems, servers, network equipment and other information technology systems, including the Software therein, owned, leased, licensed or otherwise used by or on behalf of any Target Company in connection with the business (collectively, the “IT Systems”) are in all material respects adequate and sufficient (including with respect to working condition and capacity) for the conduct and operation of the business as currently conducted. Each Target Company (and any Person acting on its behalf) (i) has taken commercially reasonable measures to maintain the performance, security and integrity of the IT Systems, and (ii) maintains reasonable and appropriate organizational, administrative, technical and physical safeguards of the IT Systems that comply with applicable Laws, including maintaining appropriate backup and data recovery, disaster recovery, incident response, and business continuity plans and regularly testing such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing. Each Target Company (A) regularly conducts vulnerability testing, risk assessments, and external audits of the IT Systems (collectively, “Information Security Reviews”); (B) has timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; and (C) has made available to Buyer true and accurate copies of all Information Security Reviews conducted in the past two (2) years and any Information Security Review, forensic investigation or incident assessment relating to any matter set forth on Section 4.13(m) of the Company Disclosure Schedule.

Exhibit 2.1
Execution Version
(l)    No Target Company has experienced any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any IT Systems used by any Target Company (provided that customary downtimes for maintenance, support, upgrading, installation or other systems work shall not be treated as a disruption or interruption).
(m)    Except as otherwise set forth on Section 4.13(m) of the Company Disclosure Schedule, during the past five (5) years, there have not been any (i) actual or alleged incidents of data security breaches, (ii) unauthorized access or use of any of the IT Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data of any Target Company, or (iii) any actions, claims, suits, investigations, complaints or proceedings alleging a violation of any Person’s privacy or confidentiality rights. The Target Companies comply, and at all times during the past five (5) years have complied, with (A) the Target Companies’ other commitments to third-parties regarding Business Data, including such commitments to vendors, marketing affiliates, Governmental Authorities, and other business partners; (B) applicable Laws related to privacy, data protection, data privacy, data security, disclosure, storage, data transfer or the Processing of Business Data (collectively, “Privacy Laws”); (C) the Company’s own internal and publicly posted policies and/or notices related to data privacy and security; and (D) binding industry standards applicable to the business of the Target Companies (including, if applicable, the Payment Card Industry Data Security Standards (PCI DSS)). There has been no unauthorized access, disclosure or use of any Business Data in the possession or control of any Target Company or, to the Knowledge of the Company, any Person acting on behalf of any Target Company. No Target Company has received any written claims, notices or complaints regarding such Target Company’s safeguarding and Processing of any Business Data or violation of any applicable Privacy Laws.
(n)    Each Target Company has undertaken commercially reasonable due diligence, for businesses of the applicable Target Company’s size and type and in the applicable Target Company’s industry, in respect of processors, outsourcers, and service providers that Process Business Data, or with whom the Target Companies otherwise share Business Data or provide access to the Target Company’s IT Systems, and require that all such Persons be bound by commercially reasonable written obligations with respect to non-disclosure, confidentiality and compliance with Laws.
(o)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the Contemplated Transactions, will limit any Target Company’s access to or use of any Personal Information to which it otherwise had access to or use of prior to the Closing.
4.14.    Contracts.
(a)    Section 4.14(a) of the Company Disclosure Schedule is a true and complete list (delineated by subsection number) of all of the following Contracts to which any Target Company is a party, under which its assets are bound or by which it has continuing obligations (the “Material Contracts”):
(i)    Contracts evidencing or relating to Indebtedness or granting a Lien (other than a Permitted Lien) on any property or assets of a Target Company;
(ii)    Contracts evidencing or relating to any obligations of a Target Company with respect to the issuance, sale, repurchase or redemption of any Equity Securities of such Target Company;

Exhibit 2.1
Execution Version
(iii)    Contracts, excluding Government Contracts and Contracts otherwise listed on Section 4.14(a) of the Company Disclosure Schedule, that involved payments to or from a Target Company in the prior twelve (12) month period in excess of $350,000 or are expected to involve payments to or from a Target Company in the twelve (12) month period following Closing in excess of $350,000;
(iv)    all Real Property Leases;
(v)    any strategic alliance, partnership, joint venture, or similar profit-sharing agreement entered into with any Person;
(vi)    Contracts by and between any Target Company and any Related Person, other than employment related agreements entered into with Target Company employees in the Ordinary Course of Business and as listed on Section 4.22(a) of the Company Disclosure Schedule;
(vii)    each Government Contract with a projected revenue value of over $2,000,000 for FY2026 and each other Contract (other than a Government Contract), in each case, limiting the freedom of any Target Company to (A) engage in any line of business, (B) acquire any Person, (C) compete with any Person or in any market or geographical area, (D) solicit for business or do business with any Person, or (E) solicit or hire any individual or class of individuals for employment;
(viii)    (A) each Government Contract for which performance has not been completed or final payment has not been received as of the Effective Date with a projected revenue value of over $2,000,000 for FY2026 and (B) each Government Contract Bid outstanding as of the Effective Date;
(ix)    Contracts for capital expenditures involving individual or aggregate payments or consideration of more than $175,000 under which any Target Company has material outstanding obligations;
(x)    any Contract with a Top Customer or Top Supplier;
(xi)    any power of attorney (other than customary powers of attorney entered into with such Target Company’s Tax preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Target Companies);
(xii)    any Contract involving resolution or settlement of any actual or threatened Litigation by or against any Target Company under which any Target Company has outstanding obligations other than confidentiality obligations;
(xiii)    any broker, distribution, reseller, sales representative, or agency Contract;
(xiv)    any Contract for a lease of Personal Property involving aggregate payments by any Target Company of greater than $100,000 within a given calendar year;
(xv)    any Contract entered into outside the Ordinary Course of Business of the Company involving payment obligations in excess of $275,000 that is not otherwise required to be listed in Section 4.14(a) of the Company Disclosure Schedule and that is not a Transaction Expense or otherwise related to the transactions contemplated by this Agreement;

Exhibit 2.1
Execution Version
(xvi)    any Contract entered into since January 1, 2022 or that contains representations, covenants, indemnities, or other obligations that are still in effect, in each case, relating to the sale, transfer or acquisition of any of the material assets, equity interests or business of any Target Company, or that grants to any Person a preferential right to purchase any material assets, equity interests or business of any Target Company; and
(xvii)    any Contract for or relating to the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof (in each case, other than of any Target Company), including Contracts with investment bankers, strategic advisors or other advisors relating thereto.
(b)    A true and complete copy of each Material Contract, including all agreements, amendments, waivers, modifications, licenses and permissions with respect thereto, has been made available to Buyer. Except as set forth in Section 4.14(b)(i) of the Company Disclosure Schedule, no oral Material Contract exists. Except as disclosed in Section 4.14(b)(ii) of the Company Disclosure Schedule, each Material Contract is valid, binding and in full force and effect and enforceable against the applicable Target Company and, to the Knowledge of the Company, each of the other parties thereto, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as set forth in Section 4.14(b)(iii) of the Company Disclosure Schedule, no Target Company is in default, violation or breach under any such Material Contract, and, to the Knowledge of the Company, each other party to any such Material Contract is not in default, violation or breach under any such Material Contract. No Target Company has received any cure notices under any such Material Contract or has received written notice of, or otherwise has knowledge of, any intent to terminate, cancel or modify in any way adverse to a Target Company (other than notices that have been rescinded), and, to the Knowledge of the Company, no fact, circumstance or occurrence exists that would reasonably be expected to give rise to a right to terminate any such Material Contract by a counterparty thereto. Entry into this Agreement and consummation of the Contemplated Transactions shall not (and shall not give any Person a right to) terminate or modify any rights or obligations of a Target Company (including payment of fees) under any Material Contract of such Target Company. No waiver has been granted by a Target Company or any of the other parties thereto under any of the Material Contracts of such Target Company.
4.15.    Compliance with Laws.
(a)    Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, during the past five (5) years, (i) each Target Company has complied, in all material respects, with all Laws that are applicable to it, its business, its assets, its Equity Securities (including the Purchased Equity), and (ii) no Target Company has received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation of or non-compliance with applicable Laws.
(b)    Without limiting the generality of the foregoing, neither the Target Companies nor any of their respective directors, officers or managers, and to the Knowledge of the Company, none of the agents or employees of the Target Companies, or any other person or entity acting for or on behalf of the Target Companies: (i) is or has been in violation of any provision of the FCPA or other applicable anti-corruption Law; (ii) has given or agreed to give anything of value or provide any benefit to any official of any Governmental Authority, foreign or domestic political party or official thereof or any other “foreign official” (as such term is defined in the FCPA) who was, is or

Exhibit 2.1
Execution Version
may be in a position to help or hinder a Target Company or assist in connection with any actual or proposed transaction under circumstances that involve a violation of any applicable Law, including the FCPA; (iii) has made, or as a result of the consummation of the Contemplated Transactions will receive, any bribe, rebate, payoff, influence payment, kickback or other payment that violates any applicable Laws; (iv) has used any Target Company funds for any contribution, gift, entertainment or other expense in material violation of any applicable Laws; (v) has violated any applicable money laundering or anti-terrorism Law; or (vi) has received written notice from, or made a voluntary disclosure to, or settled any claim with, the United States Department of Justice, the United States Securities and Exchange Commission, or any other Governmental Authority regarding alleged violations of any Law that prohibits bribery, corruption, fraud, money laundering or other improper payments. The Target Companies, and, to the Knowledge of the Company, all entities acting on behalf of the Target Companies, have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures reasonably designed to ensure compliance with the FCPA and other applicable anti-corruption Laws.
4.16.    Clearances(a)    . Except to the extent disclosure thereof is prohibited by Law, Section 4.16 of the Company Disclosure Schedule sets forth a current, complete and accurate list of all Facility Clearances held by the Target Companies. The Target Companies, JV Entities, and their respective officers, directors and employees, and subcontractors and independent consultants, hold all Facility Clearances and Personnel Clearances reasonably necessary to perform the Government Contracts and have held such clearances at all times required under the Government Contracts. All requisite Facility Clearances are valid and in full force and effect. The Target Companies are in compliance in all material respects with applicable national security requirements, including the NISPOM, 32 C.F.R. Part 117, and all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information. Except as set forth in Section 4.16 of the Company Disclosure Schedule, (a) the Target Companies have not received notice of and, to the Knowledge of the Company, there is no proposed or threatened revocation, invalidation, or suspension of any Facility Clearance or Personnel Clearance; (b) during the past five (5) years, no Target Company has received a rating less than “Satisfactory” from any DCSA or Cognizant Security Agency inspection or audit; and (c) to the Knowledge of the Company, there has been no unauthorized disclosure of classified information by employees of the Target Companies or JV Entities. Neither the Target Companies nor, to the Knowledge of the Company, the JV Entities, nor any directors, managers, members, officers, employees, consultants, or any other service providers or agents has been denied a security clearance with respect to or necessary to perform any Government Contract. Moreover, to the extent applicable, the Target Companies have adequately implemented FOCI mitigation at the appropriate organizational level in a manner that has been deemed sufficient by DCSA (the “FOCI Mitigation”), and are and have remained in compliance with all FOCI Mitigation agreements and measures since they were implemented by DCSA.
4.17.    Trade Compliance Matters.
(a)    None of the Target Companies or any of their respective directors, officers, employees, or, to the Knowledge of the Company, any agent of any Target Company, is a Sanctioned Person. The Target Companies are, and have been since April 24, 2019, in compliance with all applicable Trade Compliance Laws and the Target Companies have implemented and maintain in effect policies and procedures designed to ensure compliance by the Target Companies. Since April 24, 2019, the Target Companies (i) have not directly or indirectly, imported, exported, re-exported, sold or otherwise transferred (including transfers to non-U.S. persons located in the United States) any supplies, software, technology or services in violation of applicable Trade Compliance Laws, (ii) where required by Law, have notified recipients of such supplies, software, technology or services of the potential applicability of Trade Compliance Laws to the recipients’ use or other disposition thereof, and (iii) have not engaged, directly or indirectly, in any prohibited

Exhibit 2.1
Execution Version
dealings or transactions involving a Sanctioned Country, or any Person with whom any Target Company is prohibited from dealing under Trade Compliance Laws, including, for example, any Sanctioned Person.
(b)    Without limiting the foregoing: (i) the Target Companies have obtained or completed all registrations, reviews, Permits, licenses, license exceptions/exemptions, and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required in accordance with the Trade Compliance Laws for the conduct of the Target Companies’ businesses; and (ii) the Target Companies are and have been since April 24, 2019, in compliance with the terms of all such licenses that have been received. Section 4.17(b) of the Company Disclosure Schedule lists the export licenses pursuant to Trade Compliance Laws issued to any Target Company and that are currently in effect. No charge, proceeding, investigation, or inquiry by any Governmental Authority with respect to a violation of any applicable Trade Compliance Laws is now pending or has been asserted or threatened in writing or, to the Knowledge of the Company, verbally with respect to any Target Company. No Target Company has been the subject of any past charge, proceeding, investigation or inquiry with respect to potential or actual violations of any Trade Compliance Laws.
(c)    Since April 24, 2019, no Target Company has made any voluntary disclosure with respect to a possible violation of Trade Compliance Laws to any Governmental Authority. No Target Company has been subject to civil or criminal penalties imposed by any Governmental Authority with respect to violations of any Trade Compliance Laws.
4.18.    Environmental Matters.
(a)    Each Target Company (i) is and has been in compliance in all material respects with all applicable Environmental Laws, and (ii) has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other Governmental Consents required by applicable Environmental Laws (“Environmental Permits”).
(b)    To the Knowledge of the Company, there is no contamination of, and there have been no releases or threatened releases by any Target Company of Hazardous Materials at any Leased Real Property, in each case, that (i) would require notification to a Governmental Authority by any Target Company, investigation by any Target Company or remediation by a Target Company pursuant to any Environmental Laws or (ii) would be reasonably likely to give rise to material liabilities for the Target Companies pursuant to any Environmental Laws.
(c)    No Target Company has received any written notice, report, or other information regarding any actual or alleged violation of Environmental Laws, or any Liabilities or potential Liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), including any investigatory, remedial, or corrective obligations, relating to any Target Company or its facilities arising under Environmental Laws.
(d)    No Target Company is engaged in any activities related to the generation, use, handling or disposal of any Hazardous Materials, other than the use of supplies for cleaning, maintenance and operations required in the Ordinary Course of Business, provided such items are incidental to the use of any Leased Real Property and are stored and used in compliance with all applicable Environmental Laws.
(e)    There are no Environmental Permits that are required for the operation of the Target Companies’ business as currently conducted that have not been obtained, and no Target

Exhibit 2.1
Execution Version
Company has received any notice that any Environmental Permit will be revoked, cancelled, not renewed, or materially amended.
(f)    No Target Company has entered into or is subject to any Order, consent decree, or settlement agreement relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal, or cleanup of Hazardous Materials.
4.19.    Litigation.
(a)    Except as set forth in Section 4.19(a) of the Company Disclosure Schedule, there is no, and for the five (5) year period prior to the Closing Date there has been no, (i) Litigation or, to the Knowledge of the Company, any investigation, in each case, pending or, to the Knowledge of the Company, threatened, by or against any Target Company, including any at law or in equity or before any Governmental Authority, nor, to the Knowledge of the Company, is there any reasonable basis for any such Litigation or investigation to be asserted, or (ii) Order pending or rendered by any Governmental Authority, in either case of (i) or (ii), by or against any Target Company, any of their respective current or former directors, officers or managers (in their capacities as such and to the extent related to the Target Companies’ business or assets), the business of the Target Companies or any of their assets.
(b)    During the past five (5) years, to the Knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud, moral turpitude or that otherwise could result in reputational harm to any Target Company.
(c)    The Companies have made available to Buyer copies of all pleadings and material correspondence and other material documents of the Target Companies relating to each active Litigation, active investigation and settlement involving ongoing obligations of any Target Company that is listed on Section 4.19(a) of the Company Disclosure Schedule. Section 4.19(c) of the Company Disclosure Schedule sets forth the documents made available, and information disclosed, to Buyer related to the RVCM Indemnity Matters.
(d)    During the past six (6) years, no Target Company has made any payment to, received any payment from, or entered into any Contract with any Identified Company or Identified Individual, except as set forth on Section 4.19(d) of the Company Disclosure Schedule.
(e)    No Identified Individual is, as of the Effective Date or will be as of the Closing, employed or engaged by, or a direct or indirect equity holder of, any Target Company, and no Target Company has any outstanding obligation (including any account payable, contract, indemnification, advancement, severance or settlement payment) to any Identified Individual.
(f)    The Target Companies have preserved all documents and electronically stored information responsive to the RVCM Indemnity Matters in accordance with applicable Law and the preservation instructions of any applicable Governmental Authority, and no such document or information has been destroyed, deleted or altered since April 30, 2026.

Exhibit 2.1
Execution Version
4.20.    Personnel Matters.
(a)    True, accurate, and complete lists of all of the directors, officers, employees and material independent contractors, broken out by specific designation as directors, officers, employees or material independent contractors, of the Target Companies (individually and collectively, “Personnel”) as of September 30, 2026, and their positions are included in Section 4.20(a) of the Company Disclosure Schedule. True and complete information concerning the respective exempt/non-exempt status, base salary or wage rate, bonuses (including current year bonus opportunity), accrued and unused paid time off and other compensation paid or payable by any Target Company during 2026, as well as dates of employment, job title, active or inactive status, employment status (i.e., full-time, part-time, leased, etc.), visa status and work location (city and state) of such Personnel are included in Section 4.20(a) of the Company Disclosure Schedule.
(b)    Section 4.20(b) of the Company Disclosure Schedule sets forth a list of all individual independent contractors or single member LLCs who perform independent contracting or consulting duties for the Target Companies as of September 30, 2026, including for each: (i) name, (ii) location (state), (iii) date of engagement, (iv) compensation arrangement, (v) fees paid to date, (vi) whether the relationship is governed by a written agreement, and (vii) a brief description of services provided to the Target Companies. As of the date hereof, all compensation payable to independent contractors for services performed on or prior to the date hereof has been paid in full or accrued. All individuals characterized and treated by the Target Companies as consultants or independent contractors of or to the Target Companies are, and have for the past three (3) years been, properly classified and treated as independent contractors under all applicable Laws.
(c)    In the past five (5) years, no allegations of sexual harassment or sexual assault have been made to any Target Company against any employee of a Target Company, and, to the Knowledge of the Company, there are no facts that could serve as the basis for such an allegation.
(d)    The Company has made available to the Buyer complete and correct copies of all employee trade secret, non-compete, non-solicit, non-disclosure, and invention assignment agreements or a form of such agreements with a list of the employees who entered into such agreements with the Company.
(e)    Except as set forth in Section 4.20(e) of the Company Disclosure Schedule, there is no Litigation or, to the Knowledge of the Company, any investigation against any Target Company pending or, to the Knowledge of the Company, threatened, by any current or former applicant, employee, Personnel, independent contractor or any Governmental Authority with respect to worker engagement, employment practices or Personnel. There are no Claims against any Target Company pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority or arbitration in connection with any current or former consultant, independent contractor, volunteer, intern, or applicant of any Target Company.
(f)    Section 4.20(f) of the Company Disclosure Schedule is a true and complete list of (i) management, employment, consulting or other agreements with any Personnel providing for employment over a period of time or for termination or severance benefits and (ii) Contracts providing Personnel with bonus pay, incentive compensation, deferred compensation or equity compensation (collectively, the “Employment Contracts”).
(g)    As of the Effective Date, all compensation, including wages, commissions, and bonuses, due and payable to all Personnel, independent contractors or consultants of the Target Companies for services performed on or before the Effective Date have been paid in full (or have been properly accrued for as of the Closing) and there are no outstanding agreements,

Exhibit 2.1
Execution Version
understandings or commitments of any Target Company with respect to any compensation, commission or bonuses except with respect to those contained in the Employment Contracts.
(h)    In the past three (3) years, no Target Company has effectuated a “plant closing” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any successor federal law or similar applicable Law (“WARN”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Target Company, and there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of any Target Company. No Target Company is presently planning to effectuate any such “plant closing” or “mass layoff.”
4.21.    Labor Matters.
(a)    No Target Company is party to any Order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.
(b)    No Target Company is party or subject to any pending or, to the Knowledge of the Company, threatened, labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to Claims of, or obligations of, any employee or group of employees of the Target Companies. No Target Company has received any written notice that any labor representation request is pending or is threatened with respect to any employees of such Target Company. No Target Company has been a party to any collective bargaining agreement with any labor organization.
(c)    Each Target Company is and has been in compliance in all material respects with all applicable Laws respecting worker eligibility, worker classification, employment and employment practices and terms and conditions of employment, including all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability or medical rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion, and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance, occupational safety and health relations, and terms and conditions of employment, including the obligations of the Fair Labor Standards Act.
4.22.    Employee Benefits.
(a)    Section 4.22(a) of the Company Disclosure Schedule lists all material Company Plans. For purposes of this Agreement, “Company Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not tax-qualified and whether or not subject to ERISA, and each other bonus, equity or equity-based, phantom equity, profit sharing, savings, disability, incentive, deferred compensation, retirement, vacation, paid time off, holiday, severance, retention, change of control, fringe benefit or other employee benefit plan or program (whether written or unwritten) and all employment or compensation agreements, for the benefit of, or relating to, current employees and former employees of any Target Company or any ERISA Affiliate of a Target Company, or with respect to which any Target Company or any ERISA Affiliate of a Target Company has or could reasonably be expected to have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.
(b)    With respect to each Company Plan, the Companies have made available to Buyer, prior to the Closing Date, true and complete copies (or where copies do not exist, summaries) of, where applicable: (i) all Company Plan documents and any amendments thereto, and any related

Exhibit 2.1
Execution Version
insurance, (ii) the latest favorable determination or opinion letter received from the IRS regarding the qualification of each Company Plan covered by Section 401(a) of the Code, if applicable, (iii) each summary of benefits and coverage, plan description and each summary of material modification regarding the terms and provisions thereof, (iv) the most recent coverage and nondiscrimination test, if any, performed under the Code, (v) the three most recently filed Form 5500 Annual Reports (with schedules and financial statements attached) and corresponding summary annual reports, and (vi) material non-routine notices, letters or other correspondence from or with the IRS, Department of Labor, or other Governmental Authority relating to each Company Plan.
(c)    Each Company Plan (i) is in compliance in all material respects with all applicable Laws and (ii) has been operated in material compliance with its terms. All required reports and descriptions (including annual notices, Form 5500 Annual Reports, summary annual reports and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Company Plan.
(d)    No Company Plan is a “multiemployer plan,” as defined in Section 3(37) of ERISA a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or a “voluntary employees beneficiary association,” as defined in Section 501(c)(9) of the Code. No Company Plan is an “employee pension plan” as defined in Section 3(2) of ERISA subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.
(e)    No Company Plan that is an employee welfare plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant’s termination of employment, except to the extent required by applicable Law. No Company Plan provides retiree life insurance benefits.
(f)    With respect to each Company Plan that is a group health plan benefiting any current or former employee of the Target Companies, the Target Companies have complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. There has been no violation of Section 4980B of the Code or Sections 601-608 of ERISA with respect to any such Company Plan.
(g)    Each Company Plan that is subject to Section 409A of the Code has been administered (i) in material compliance with its terms and (ii) in compliance with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance. No Target Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise tax, interest or penalties incurred pursuant to Sections 409A or 4999 of the Code.
(h)    To the Knowledge of the Company, (i) each Company Plan intended to qualify under Section 401(a) of the Code is so qualified; (ii) each trust maintained in conjunction with a Company Plan intended to qualify under Section 401(a) of the Code is exempt from U.S. federal income taxation under Sections 401(a) and 501(a) of the Code, and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect such qualified or tax-exempt status.
(i)    All contributions required to be made with respect to any Company Plan by applicable Law, any Order or any Company Plan document or other contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Company Plan have been materially paid or, to the extent not required to be made or paid on or before the Effective

Exhibit 2.1
Execution Version
Date, have been accrued in accordance with normal accounting practices and, as of the Statement Date, are reflected on the Most Recent Financial Statements.
(j)    Neither any Target Company nor any ERISA Affiliate of a Target Company has ever sponsored, maintained or contributed to a “multiemployer plan,” as defined in Section 3(37) of ERISA. No Liability under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code has been or, to the Knowledge of the Company, could reasonably be expected to be incurred by any Target Company or any ERISA Affiliates of any Target Company.
(k)    Except for routine claims for benefits arising in the Ordinary Course of Business with respect to any Company Plan, there are no pending or, to the Knowledge of the Company, threatened Litigation or any investigation by or on behalf of any Company Plan, any employee or beneficiary covered under any Company Plan, any Governmental Authority, or otherwise involving any Company Plan (other than routine claims for benefits), except in each case as would not be expected to result in a Company Material Adverse Effect. Neither the Companies nor any Target Company has engaged in any nonexempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, and no such prohibited transaction has occurred with respect to any Company Plan. No fiduciary, within the meaning of Section 3(21) of ERISA, who is an insider of the Company and, to the Knowledge of the Company, no non-insider fiduciary, has breached his or her fiduciary duty with respect to a Company Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Plan. The Company has not received a notice from any Governmental Authority initiating and is not aware of any audit or investigation with respect to any Company Plan No Company Plan is the subject of an application or filing under, or is participating in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(l)    Each Target Company has complied in all material respects and is in compliance in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, and including any guidance thereunder (the “PPACA”). No Target Company has incurred (whether or not assessed) and is not reasonably expected to incur or to be subject to, any Tax, penalty or liability that may be imposed under the PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or pursuant to Sections 4980D or 4980H of the Code. No Target Company has received a notice regarding an attempt to collect a debt from the Internal Revenue Service regarding a potential PPACA penalty or fine.
(m)    Neither the execution of this Agreement, nor the consummation of the Contemplated Transactions, will trigger any payment that would be subject to Section 280G of the Code either alone or together with any other event, will directly or indirectly (i) give rise to any payment (whether in cash, property or vesting of property) or benefit becoming due to or the forgiveness of Indebtedness of, or accelerate the time of payment, funding or vesting or increase the amount of compensation or benefits due to, any employees or their respective beneficiaries, (ii) cause any of the Companies to transfer or set aside any assets to fund any benefits under any Company Plan, or (iii) trigger any payment that would be subject to Section 280G of the Code or result in any excise tax under Section 4999 of the Code.

Exhibit 2.1
Execution Version
4.23.    Powers of Attorney and Bank Accounts. Section 4.23 of the Company Disclosure Schedule lists the names and locations of all banks and other financial institutions at which any Target Company maintains an account, including, for each such account, the type of account, account number and names of all authorized signatories. There are no outstanding powers of attorney executed on behalf of any Target Company other than those executed in the Ordinary Course of Business for service, administration or ministerial purposes.
4.24.    Tax Matters. Except as set forth in Section 4.24 of the Company Disclosure Schedule:
(a)    Each Target Company has timely filed all income and other material Tax Returns which it was required to file. All such Tax Returns were true, correct and complete in all material respects and prepared in accordance with applicable Law. All Taxes due and owing by or with respect to any Target Company (whether or not shown on any Tax Return) have been timely and properly paid in full.
(b)    All Taxes that any Target Company is or has been required to deduct, collect, or withhold from amounts paid or owing to any employee, agent, independent contractor, non-resident, equityholder, creditor, customer, vendor, or other Person have been timely and properly deducted, collected, withheld, and paid over to the appropriate Governmental Authority, and each Target Company has timely and properly complied in all material respects with all related reporting, information return, deposit, and recordkeeping requirements. Any Taxes required to be withheld but not yet due for payment have been properly set aside in accounts for such purpose.
(c)    No Target Company has waived any statute of limitations with respect to Taxes or consented to extend the time, or been the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Authority, which waiver or extension remains in effect as of the date hereof.
(d)    No Target Company currently is, or has been, the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions obtained in the Ordinary Course of Business for which all applicable Taxes required to be paid in connection therewith have been timely paid.
(e)    No Governmental Authority has proposed, asserted, threatened in writing, or made any adjustment, deficiency, assessment, claim or other challenge with respect to any Tax Return of any Target Company, and no such matter is pending or unresolved.
(f)    No Target Company is a party to, bound by or has any Liability under any Tax Sharing Agreement (other than any agreement or arrangement entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes) or any closing agreement (as defined in Section 7121 of the Code (or any comparable provision of state or local Law)), private letter ruling, technical advice memorandum or similar agreement or ruling with respect to Taxes, and no Target Company has any contractual obligation to indemnify, reimburse, gross up or otherwise hold harmless any other Person with respect to Taxes (other than any contractual obligation entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes). After the Closing, no Target Company will be bound by, or have any Liability under, any such Tax Sharing Agreement or other agreement, arrangement or obligation for amounts due in respect of any Pre-Closing Tax Period (in each case, other than any agreement, arrangement or obligation entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes).
(g)    No Target Company has participated in, or been a party to, any “listed transaction” or “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4. Each

Exhibit 2.1
Execution Version
Target Company has properly disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(h)    No Governmental Authority in any jurisdiction where a Target Company does not currently file Tax Returns or pay Taxes of a particular type has made, asserted, or threatened in writing any claim that such Target Company is or may be required to file Tax Returns or pay Taxes of such particular type in that jurisdiction, or is otherwise subject to Taxation by, or Tax filing requirements in, that jurisdiction.
(i)    None of the assets of any Target Company is a “section 197(f)(9) intangible” within the meaning of Treasury Regulations Section 1.197-2(h)(1)(i), determined as if the transition period described therein ended on August 10, 1993.
(j)    No Target Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled. There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any Target Company’s assets or upon the Equity Securities of any Target Company.
(k)    No Target Company that is treated as a partnership or as an entity disregarded as separate from its owner pays any income Taxes. No Target Company is obligated, or has agreed, to pay, indemnify, reimburse, gross up or otherwise bear any Taxes of any direct or indirect equityholder, member or other owner of any Target Company, including by means of withholding, filing or electing to file composite, group, combined or similar Tax Returns in any jurisdiction, or otherwise. No member, equityholder or former member or equityholder of any Target Company has any right to any distribution, payment, reimbursement or indemnification with respect to Taxes from any Target Company that will survive the Closing.
(l)    No Target Company is subject to Tax in any foreign jurisdiction outside of the United States, has ever had a “permanent establishment” within the meaning of any applicable Tax treaty or convention, or otherwise has or has ever had a fixed place of business, office, branch, agency or taxable presence in any jurisdiction outside the United States. No Target Company is, or has ever been, engaged in a trade or business in any country other than the United States.
(m)    No Target Company has ever been a member of any affiliated group within the meaning of Section 1504 of the Code or any combined, consolidated, unitary or similar group for federal, state, local or foreign Tax purposes, other than a group the common parent of which was another Target Company. No Target Company has ever been a partner, member, owner or beneficiary of any entity that has been a “passive foreign investment company” within the meaning of Section 1297 of the Code, a “specified foreign corporation” within the meaning of Section 965 of the Code or a trust for Tax purposes.
(n)    No Target Company has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) otherwise deferred any Taxes, including the employee portion of any payroll Taxes, pursuant to the Presidential Memorandum described in IRS Notice 2020-65 or changed any material Tax practice or filed any amended Tax Return under, or in response to, any Law, executive order, guidance or program enacted, issued or made available in response to COVID-19, (iii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, or (iv) sought, received or obtained, or had forgiven, any covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES

Exhibit 2.1
Execution Version
Act, including by any Affiliate that would be aggregated with any Target Company and treated as one employer for purposes of Section 2301 of the CARES Act.
(o)    No Target Company has any pending ruling request, request for administrative relief, request for a change of any method of accounting, request for technical advice, voluntary disclosure request, amnesty request or similar request or proceeding filed by it or on its behalf with any Governmental Authority with respect to Taxes. No power of attorney granted by or on behalf of any Target Company with respect to Taxes is currently in force (other than customary powers of attorney entered into with such Target Company’s Tax preparer or payroll provider solely for the purpose of filing Tax Returns on behalf of the Target Companies).
(p)    All transactions entered into by any Target Company with any Related Person have been carried out on arm’s-length terms and in material compliance with all applicable transfer pricing and similar Laws.
(q)    Except to the extent taken into account in the calculation of the Purchase Price (as finally determined), no Target Company, and neither Buyer nor any of its Affiliates as a result of its ownership of any Target Company, will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period, or portion thereof, beginning after the Closing Date as a result of any: (i) change in, or use of an improper, method of accounting by a Target Company for any taxable period, or portion thereof, ending on or prior to the Closing Date, whether pursuant to Section 481 of the Code or any corresponding or similar provision of state, local or foreign Law; (ii) Tax ruling, agreement, closing agreement described in Section 7121 of the Code, private letter ruling, technical advice memorandum or similar agreement or arrangement entered into by a Target Company with, or issued by, any Governmental Authority prior to the Closing; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Income Tax Law, with respect to any transaction entered into by a Target Company prior to the Closing; (iv) installment sale or open transaction disposition made by a Target Company prior to the Closing; (v) prepaid amount or deferred revenue received or accrued by a Target Company prior to the Closing; (vi) election under Section 965 of the Code made by a Target Company prior to the Closing; (vii) income inclusion pursuant to Section 951, Section 951A or Section 965 of the Code with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date; (viii) use of a method of accounting other than the accrual method by a Target Company prior to the Closing; (ix) ownership by a Target Company of an interest in any “controlled foreign corporation” within the meaning of Section 957 of the Code prior to the Closing; (x) any “long-term contract” subject to a method of accounting provided for in Section 460 of the Code entered into by a Target Company prior to the Closing; or (xi) deferred income pursuant to Section 451(c), Section 455 or Section 456 of the Code, or any corresponding or similar provision of applicable Law, arising prior to the Closing.
(r)    Each Target Company has timely filed all Tax Returns and other reports required to be filed with respect to escheat or unclaimed property and has timely paid, remitted or delivered all amounts required to be paid, remitted or delivered under any applicable Laws governing escheat or unclaimed property. No Target Company has any Liability under any Laws governing escheat or unclaimed property.
(s)    Each Target Company has timely and properly collected all sales, use, value added and similar Taxes required to be collected, and has timely remitted such amounts to the appropriate Governmental Authority, or has timely and properly obtained and retained properly completed exemption, resale or similar certificates or other documentation required to support any claimed

Exhibit 2.1
Execution Version
exemption from the collection of such Taxes, in each case in accordance in all material respects with all applicable Tax Laws. Each Target Company has retained all records and supporting documentation required by applicable sales, use, value added and similar Tax Laws.
(t)    No Target Company has any Liability for the Taxes of any Person (other than a Target Company) as a result of successor liability, transferee liability, or joint or several liability, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. applicable Laws), or otherwise pursuant to operation of applicable Laws.
(u)    The U.S. federal income Tax classification and jurisdiction of incorporation or organization of each Target Company since its formation is set forth on Section 4.24(u) of the Company Disclosure Schedule.
(v)    No Target Company has been either a “distributing corporation” or a “controlled corporation,” within the meaning of Section 355 of the Code, in any distribution of stock intended to qualify, in whole or in part, for tax-free treatment under Section 355 or Section 361 of the Code.
(w)    No property owned by any Target Company (i) is property required to be treated as being owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) constitutes “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.
(x)    No Target Company that is treated as a partnership for federal income tax purposes is restricted or otherwise prohibited from making a “push-out” election provided under Section 6226 of the Code, to “push-out” a U.S. income tax assessment to its historical partners.
(y)    No Target Company that is treated as a partnership for federal income tax purposes is restricted or otherwise prohibited from making an election under Section 754 of the Code.
4.25.    Insurance.
(a)    Section 4.25(a) of the Company Disclosure Schedule lists the active policies of insurance (other than those that are Company Plans) to which any Target Company is a party, including, for each such policy, the policy number, insurer, annual premium, premium payment dates, expiration date, type (i.e., “claims made” or “occurrence”), and amount and scope of coverage. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect as of the Closing and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing. To the Knowledge of the Company, there is no existing default or event which, with the giving of notice, lapse of time or both, would constitute a default under any such insurance policy, except where the existence of such default would not be reasonably expected to be material to a Target Company. To the Knowledge of the Company, there are no outstanding claims under any Target Company’s insurance policies that are reasonably likely to exhaust the applicable limitation of liability. No Target Company has any self-insurance or co-insurance programs. In the past three (3) year period ending on the Effective Date, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to any denial of insurance coverage, adverse change in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring material alteration of any of the Assets or material modification of any Target Company’s methods of doing business. Each Target Company has timely filed all claims for which it is seeking payment or other coverage under any of its insurance policies. No Target Company has made any claim

Exhibit 2.1
Execution Version
against an insurance policy as to which the insurer is denying coverage or defending the claim under a reservation of rights. Each Target Company has timely paid all premiums when and as due as required by, and is not in default in any material respect under, any insurance policy maintained by it. No material claim submitted by any Target Company under any insurance policy has been denied, and no pending claim is being defended by the insurer under a reservation of rights or subject to a coverage dispute.
(b)    Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report would not be material. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the denial of any such insurance claim.
4.26.    Customers and Suppliers.
(a)    Section 4.26(a) of the Company Disclosure Schedule sets forth a true and complete list of the fifteen (15) largest contractual arrangements with customers of the Target Companies to which a Target Company is a party, measured by aggregate revenue received by the Target Companies (“Top Customers”), and the fifteen (15) largest contractual arrangements with suppliers of the Target Companies to which a Target Company is a party, measured by the aggregate payments made by the Target Companies (“Top Suppliers”), in each case (i) for calendar year 2025 and (ii) for the twelve month period ending on August 31, 2026.
(b)    Except as set forth on Section 4.26(b) of the Company Disclosure Schedule, (i) no Top Customer or Top Supplier has notified any Target Company in writing or, to the Knowledge of the Company, orally, that it intends to terminate or cancel business with a Target Company, (ii) no Top Customer or Top Supplier has, during the last twelve (12) months, materially decreased its business with the Target Companies or threatened in writing or, to the Knowledge of the Company, threatened orally to stop, or materially decrease or limit, its business with the Target Companies, (iii) to the Knowledge of the Company, no Top Customer or Top Supplier intends to refuse to pay any amount due to a Target Company or to seek any remedy against a Target Company for non-payment or non-performance, and (iv) no Target Company has within the past year been engaged in any material dispute with any Top Customer or Top Supplier.
4.27.    Transactions with Certain Persons; Affiliates.
(a)    Except as set forth on Section 4.27(a) of the Company Disclosure Schedule, neither Seller nor any officer, director, partner, member or stockholder of Seller, and no Related Person or any immediate family member or Affiliate of any of the foregoing, is a party to any Contract or arrangement with any Target Company (collectively, the “Related Party Contracts”).
(b)    Except (i) pursuant to the Related Party Contracts, (ii) reimbursements of officers and directors in the Ordinary Course of Business and (iii) as set forth on Section 4.27(b) of the Company Disclosure Schedule, the assets of the Target Companies do not include any receivable or other obligation from Seller, any Related Person, or any immediate family member or Affiliate of any of the foregoing, and the Liabilities of the Target Companies do not include any payable or other obligation or commitment to any such Person.

Exhibit 2.1
Execution Version
4.28.    No Brokers. Except as provided in the Piper Sandler Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any Target Company or any of their respective Affiliates.
4.29.    Government Contracts.
(a)    Section 4.29(a) of the Company Disclosure Schedule contains a true, complete and correct list of each Government Contract with a projected revenue value of over $2,000,000 for FY2026 and Government Contract Bid to which any Target Company is a party or by which any Target Company or any of its assets is bound, including the party names, total contract value and contract reference number. The Target Companies have provided or made available to Buyer true and complete copies of all Government Contracts and Government Contract Bids, including all amendments, modifications, supplements, task orders, purchase orders, and delivery orders.
(b)    All Government Contracts of the Target Companies were legally awarded and are binding on the parties thereto. Except as set forth in Section 4.29(b) of the Company Disclosure Schedule, no Target Company has received any written or, to the Knowledge of the Company, oral notice that any Government Contract or Government Contract Bid is the subject of any bid or award protest proceeding, there are no bid or award protest proceedings pending or threatened with respect to any Government Contract or Government Contract Bid, and, to the Knowledge of the Company, no Government Contract or Government Contract Bid is reasonably likely to become the subject of any such proceeding.
(c)    Except as set forth on Section 4.29(c) of the Company Disclosure Schedule, in the last six (6) years, each Target Company has complied with (i) all terms and conditions of each Government Contract and Government Contract Bid to which it is a party or by which it is bound and (ii) all Laws and regulations applicable to each such Government Contract and Government Contract Bid, including the Truth in Negotiations Act of 1962, as amended, the Service Contract Act of 1965, as amended, the Federal Acquisition Regulation (“FAR”) and any applicable agency supplement thereto. Except as set forth on Section 4.29(c) of the Company Disclosure Schedule, in the last six (6) years, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract, or other Person has notified any Target Company in writing or, to the Knowledge of the Company, orally of any actual or alleged violation or breach of any term or condition of any Government Contract or any actual or alleged violation of any Law applicable to any Government Contract or Government Contract Bid. To the Knowledge of the Company, no event has occurred which, individually or in the aggregate, with the passage of time or the giving of notice or both, has resulted in, or would reasonably be expected to result in, a condition of default or breach of any Government Contract or Government Contract Bid by any Target Company.
(d)    During the past six (6) years, all representations, certifications and disclosure statements made or submitted on behalf of any Target Company with respect to any Government Contract or Government Contract Bid, and all facts set forth in or acknowledged thereby, were accurate and complete in all material respects as of the date of submission and were made by an authorized representative of the applicable Target Company, and the applicable Target Company has complied with such representations, certifications and disclosure requirements.
(e)    None of the Government Contracts has been terminated for default during the past six (6) years, and to the Knowledge of the Company, no facts or allegations exist that are reasonably likely to give rise to any such termination. Except as set forth on Section 4.29(e) of the Company Disclosure Schedule, in the last six (6) years, no Target Company has received any

Exhibit 2.1
Execution Version
written or, to the Knowledge of the Company, oral notice terminating any Government Contract for convenience or indicating an intention to terminate any Government Contract for convenience; no stop work order has been issued with respect to any Government Contract or Government Contract Bid that remains in effect, nor is any such stop work order in effect; no show cause notice, cure notice or notice of default termination has been issued to any Target Company with respect to any Government Contract or Government Contract Bid.
(f)    Except as set forth on Section 4.29(f) of the Company Disclosure Schedule, no Target Company has undergone, and no Target Company is undergoing, any audit, investigation or examination of records relating to any Government Contract or Government Contract Bid, other than in the Ordinary Course of Business.
(g)    Neither any Target Company nor any of its Principals (as defined in the FAR), owners, officers, directors or employees, nor, to the Knowledge of the Company, any of its consultants, agents or representatives, is debarred, suspended, proposed for debarment or suspension, or otherwise ineligible to do business with any Governmental Authority. To the Knowledge of the Company, there are no circumstances that would reasonably be expected to warrant the institution of debarment or suspension proceedings against any Target Company or any of its Principals, owners, officers, directors, employees, consultants, agents or representatives.
(h)    Except as set forth on Section 4.29(h) of the Company Disclosure Schedule, there are no actions, irregularities, misstatements or omissions relating to any Government Contract or Government Contract Bid that have led to, or have a reasonable likelihood of leading to, (i) any administrative, civil or criminal investigation, Litigation, complaint or indictment of any Target Company or any of its Principals, owners, officers, directors, employees, consultants, agents or representatives, (ii) the recoupment of any payments previously made to any Target Company by a Governmental Authority or prime contractor, or (iii) the assessment of any penalties against any Target Company arising out of such actions, irregularities, misstatements or omissions. Except as set forth on Section 4.29(h) of the Company Disclosure Schedule, during the past six (6) years, no Target Company has received any document request, subpoena, search warrant or civil investigative demand addressed to or requesting information involving Target Company or any of its Affiliates, agents or representatives in connection with or related to any Government Contract or Government Contract Bid.
(i)    Neither any Target Company nor any of its Principals (as defined in the FAR), owners, officers or directors, nor, to the Knowledge of the Company, any of its employees, consultants, agents or representatives, has been convicted of, had a civil judgment rendered against, or is currently charged with or indicted for fraud, a criminal offense in connection with any Government Contract or Government Contract Bid, a violation of Antitrust Laws, embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating criminal Tax Laws or receiving stolen property.
(j)    During the past six (6) years, neither any Target Company nor any of its Principals (as defined in the FAR), owners, officers, directors, nor, to the Knowledge of the Company, any of its employees, consultants, agents or representatives, has made any payment, directly or indirectly, to any Person in violation of applicable Laws, including Laws relating to bribery, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fees.
(k)    To the Knowledge of the Company, no facts, events or other circumstances exist that could reasonably be expected to violate the covenant against contingent fees under any Government Contract, 10 U.S.C. § 3321(b)(1), 41 U.S.C. § 3901(b) or FAR 52.203-5.

Exhibit 2.1
Execution Version
(l)    To the Knowledge of the Company, no facts exist that could give rise to a claim for a price adjustment under the Truth in Negotiations Act of 1962, as amended, or to any other request for a reduction in the price or cost of any Government Contract due to a breach or violation thereof.
(m)    To the Knowledge of the Company, no reasonable basis exists to give rise to a claim for fraud, as such concept is defined under applicable state or federal Laws of the United States, in connection with any Government Contract or Government Contract Bid under the civil or criminal False Claims Acts (31 U.S.C. § 3729 et seq. and 18 U.S.C. § 287), the Procurement Integrity Act (41 U.S.C. §§ 2101-2107) or any other applicable Law.
(n)    During the past six (6) years, no Target Company has made a mandatory disclosure under the FAR or a voluntary disclosure to any Governmental Authority in connection with any Government Contract or Government Contract Bid, and to the Knowledge of the Company, no facts presently exist that would require any Target Company to make a mandatory disclosure under the FAR.
(o)    During the past six (6) years, no Target Company has been determined to be ineligible for award or received a negative determination of responsibility with respect to any Government Contract or Government Contract Bid. Except as set forth on Section 4.29(o) of the Company Disclosure Schedule, during the past three (3) years, no Target Company has received a rating below “Satisfactory” in connection with any final, completed contractor performance assessment report with respect to any Government Contract or Government Contract Bid.
(p)    During the past six (6) years, in connection with a Government Contract, no Target Company has received notice of an actual, apparent or potential “organizational conflict of interest” as defined in FAR Subpart 9.5 beyond those identified in OCI mitigation plans set forth on Section 4.29(p) of the Company Disclosure Schedule, and to the Knowledge of the Company, there are no facts that could reasonably be expected to result in an “organizational conflict of interest” arising from or related to the execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions.
(q)    During the past six (6) years, each Target Company has been in compliance with all key personnel provisions in each Government Contract to which it is a party and has not made any unauthorized substitutions.
(r)    Each Target Company is in compliance with all limitations on subcontracting and limitations on pass-throughs under its Government Contracts.
(s)    Each Target Company, when and as required by the applicable Government Contract, has timely certified to the applicable Governmental Authority that all such property of a Governmental Authority is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable Government Contract and all applicable Laws. Except as set forth on Section 4.29(s) of the Company Disclosure Schedule, there are no outstanding loss, damage or destruction reports that have been or were required to have been submitted to any Governmental Authority with respect to any such Government property.
(t)    Except as set forth on Section 4.29(t) of the Company Disclosure Schedule (which identifies each Government Contract and Government Contract Bid awarded or submitted as a set-aside or on the basis of any size or socioeconomic status, and the applicable status), no Government Contract or Government Contract Bid was premised on or awarded based on any Target Company’s representation that it is a small business, small disadvantaged business, service-disabled veteran-owned small business, woman-owned small business, participant in the SBA’s 8(a) Business

Exhibit 2.1
Execution Version
Development program, protégé, or possesses any other preferential status afforded by statute or regulation, nor did any Target Company represent itself at the time of submission of any Government Contract or Government Contract Bid as a small business or eligible for any other preferential status under the size standard applicable to such Government Contract or Government Contract Bid.
(u)    No Target Company is party to, or has made a Government Contract Bid to, any Governmental Authority, including any foreign Governmental Authority, other than the U.S. federal government or a state or local government of the United States.
(v)    Except as set forth on Section 4.29(v) of the Company Disclosure Schedule, no Target Company has made any assignment of any Government Contract or any interest in any Government Contract.
(w)    Except as set forth on Section 4.29(w) of the Company Disclosure Schedule, there are (i) no outstanding claims against any Target Company by any Governmental Authority, prime contractor or subcontractor arising under or relating to any Government Contract, (ii) to the Knowledge of the Company, no facts that would be likely to form the basis for any such claim, and (iii) no disputes between any Target Company and any Governmental Authority, prime contractor or subcontractor arising under or relating to any Government Contract. Except as set forth on Section 4.29(w) of the Company Disclosure Schedule, in the last three (3) years, no adverse contracting officer’s final decision has been issued by any Governmental Authority related to any Government Contract. Except as set forth on Section 4.29(w) of the Company Disclosure Schedule, no Target Company has any pending or potential claim or request for equitable adjustment against any Governmental Authority, prime contractor or subcontractor arising under or relating to any Government Contract, except for routine demands for payment.
(x)    During the past six (6) years, to the Knowledge of the Company, neither any Governmental Authority nor any prime contractor or subcontractor under any Government Contract has withheld, set off or attempted to withhold or set off any monies due to any Target Company under any Government Contract, and no facts or allegations exist that are reasonably likely to give rise to any such withholding or setoff.
(y)    During the past six (6) years, all invoices and claims for payment, reimbursement or adjustment, including, without limitation, requests for progress payments and provisional payments, submitted by or on behalf of any Target Company in connection with any Government Contract were current, accurate and complete in all material respects as of their respective submission dates, other than revisions to invoices, claims for payment, reimbursement or adjustment made in the ordinary course of business.
(z)    To the Knowledge of the Company, no Target Company has entered into any financing arrangement with respect to the performance of any Government Contract.
(aa)    During the past six (6) years, no costs incurred or claimed by any Target Company have been disallowed by any Governmental Authority, prime contractor or subcontractor, and, to the Knowledge of the Company, no facts or allegations exist that are reasonably likely to give rise to any such disallowed costs, in each case in all material respects.
(bb)    In all material respects, all costs, fees, profit and other charges and expenses of any nature that have been charged to the Government Contracts were properly chargeable to the applicable Government Contracts and were charged in amounts consistent with the requirements of the applicable Government Contracts and applicable Laws, and there will be no refunds,

Exhibit 2.1
Execution Version
reimbursements or adjustments, including any cost disallowances, that will result in a material loss to any Target Company with respect to any Government Contract for any such costs, fees, profit, other charges or expenses. In all material respects, the practices and procedures used by the Target Companies in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs in connection with any Government Contract or Government Contract Bid comply with all applicable Laws, including FAR Part 31 (Contract Cost Principles and Procedures) and related regulations. The Target Companies maintain adequate systems of internal controls, including cost accounting systems, purchasing systems, and billing systems that comply with all requirements of the Government Contracts and applicable Laws.
(cc)    With respect to all Government Contracts funded incrementally by the applicable Governmental Authority, the applicable Target Company reports to the U.S. Government or applicable prime contractor, if any, when approaching a limitations-of-funds threshold, if and to the extent required by the applicable Government Contract. On a periodic basis, each Target Company conducts, in a manner consistent with standard industry practices, an estimate-to-completion analysis of each of its Government Contracts and, on the basis of those analyses, no Target Company has any reason to expect or anticipate that actual incurred costs allocable to any Government Contract will, when performance of such Government Contract concludes, exceed the ceiling amount or any funding limitation applicable to such Government Contract.
(dd)    Except as set forth on Section 4.29(dd) of the Company Disclosure Schedule, no Target Company is performing at-risk under any Government Contract or for any prospective Government Contract. For the avoidance of doubt, “performing at-risk” means incurring direct costs, other than costs as defined in FAR 31.205-32, at the sole risk of a Target Company before or in anticipation of, and without an obligation of funding under, a Government Contract.
(ee)    Except as set forth in Section 4.29(ee) of the Company Disclosure Schedule, no Target Company has provided material Intellectual Property to any Governmental Authority or other Person in connection with any Government Contract or Government Contract Bid in a manner that gives such Governmental Authority or other Person rights in such material Intellectual Property greater than or different from “restricted rights” or “limited rights,” as those terms are defined in the FAR and applicable agency FAR supplements. In each case in which any Target Company has delivered or otherwise provided material Intellectual Property to any Governmental Authority or other Person in connection with any Government Contract or Government Contract Bid, the applicable Target Company has marked such technical data, computer software or Intellectual Property with all markings and legends, including any “restricted rights” or “limited rights” legend, necessary under the FAR or other applicable Laws to preclude such Governmental Authority or other Person from acquiring any unlimited rights with respect thereto.
(ff)    During the past six (6) years, other than routine audits by DCSA, there has been no audit by any Governmental Authority relating to the Target Companies’ compliance with the requirements of the National Industrial Security Program (32 CFR Part 117) or any other national security obligation that resulted in adverse findings against any Target Company.
(gg)    Except as set forth on Section 4.29(gg) of the Company Disclosure Schedule, no Target Company has incurred, been assessed, or been notified of any claim or threat for liquidated damages or penalties under any Government Contract during the past six (6) years, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in the assessment of any such liquidated damages or penalties.

Exhibit 2.1
Execution Version
(hh)    Each Target Company is, and during the past six (6) years has been, in compliance in all material respects with all most favored customer or most favored nation pricing obligations under its Government Contracts, and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in a breach of any such obligation or a claim for any price adjustment, credit, or refund thereunder.
(ii)    Section 4.29(ii) of the Company Disclosure Schedule sets forth a true and complete list of all Government Contracts that are (i) firm fixed-price construction type contracts or (ii) Government Contracts for which revenue is recognized under the percentage-of-completion method in accordance with GAAP. For each such Government Contract listed on Section 4.29(ii) of the Company Disclosure Schedule, the schedule identifies (A) the contract number, (B) the contract type (including whether firm fixed-price, fixed-price incentive, or other fixed-price variant), (C) the total contract value (including all exercised options and modifications), and (D) the estimated costs at completion. No Target Company has received any written notice from any Governmental Authority, prime contractor, or higher-tier subcontractor questioning or disputing the percentage of completion or estimated costs at completion under any such Government Contract.
(jj)    For purposes of this Section 4.29, if not otherwise defined in this Agreement, the terms and phrases used in this Section 4.29 shall have the meanings set forth in the FAR.
4.30.    No Other Agreement to Sell. Other than the sale of assets in the Ordinary Course of Business, none of the Target Companies or Seller has any legal obligation, absolute or contingent, to any other Person (other than Buyer and its Affiliates under this Agreement) to sell, encumber or otherwise transfer any Target Company, any of its Equity Securities or material assets, or its business (in whole or in part), or effect any merger, consolidation, combination, equity exchange, recapitalization, liquidation, dissolution or other reorganization involving any Target Company, or to enter into any agreement with respect thereto.
4.31.    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article IV OR ANY ANCILLARY DOCUMENTS, NO TARGET COMPANY MAKES ANY REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT OR OTHERWISE WITH RESPECT TO THE TARGET COMPANIES OR THEIR RESPECTIVE BUSINESSES, EXPRESS OR IMPLIED.
ARTICLE V
Representations and Warranties of Blocker
Blocker and Seller make the following representations and warranties to Buyer as of the Effective Date and as of the Closing (except where expressly limited to a specific date, in which case such representations and warranties shall be made only as of such specific date):
5.1.    Organization and Power. Blocker has full power and authority or legal capacity, as applicable, to execute, deliver and perform this Agreement and to consummate the Contemplated Transactions. Blocker is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Blocker has all necessary corporate power and authority to own its properties and to conduct its business as presently conducted.

Exhibit 2.1
Execution Version
5.2.    Authorization and Enforceability. The execution and delivery of this Agreement, and the performance by Blocker of its obligations under this Agreement, have been duly authorized by all necessary company action on the part of Blocker in accordance with applicable Law and the Organizational Documents of Blocker, and no other proceedings, actions, consents or approvals, corporate or otherwise, on the part of Blocker, are necessary to authorize the execution, delivery and performance by Blocker of this Agreement or the consummation of the Contemplated Transactions.
5.3.    No Violation. The execution and delivery by Blocker of this Agreement and the consummation of the Contemplated Transactions will not (a) conflict with or violate any provision of the Organizational Documents of Blocker, or (b) assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Blocker.
5.4.    No Liabilities. Blocker has no liabilities or obligations of any kind, other than (a) liabilities arising under this Agreement or (b) obligations solely related to its ownership of Agile Equity.
5.5.    No Operations. Blocker has not conducted any business or operations, or held any assets or properties, other than (a) holding Agile Equity, (b) activities incidental thereto, (c) performing its obligations under this Agreement, and (d) maintaining its corporate existence. Blocker has no employees.
5.6.    No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Blocker.
5.7.    Insolvency Proceedings. Blocker is not the subject of any pending or rendered insolvency proceeding or any insolvency proceeding threatened in writing. Blocker has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Blocker is not insolvent.
5.8.    Tax Matters. Blocker has no liability for Taxes of any Person other than itself. Blocker has timely filed (or caused to be filed) all Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects. Blocker has timely paid all Taxes due and payable by it.
5.9.    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article V OR ANY ANCILLARY DOCUMENTS, BLOCKER MAKES NO REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT OR OTHERWISE WITH RESPECT TO SELLER, BLOCKER, THE OTHER TARGET COMPANIES OR THEIR RESPECTIVE BUSINESSES, EXPRESS OR IMPLIED.
ARTICLE VI
Representations and Warranties of Buyer
Buyer makes the following representations and warranties to Seller as of the Effective Date and as of the Closing (except where expressly limited to a specific date, in which case such representations and warranties shall be made only as of such specific date):
6.1.    Organization and Power. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the Commonwealth of Virginia. Buyer has all corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions.

Exhibit 2.1
Execution Version
6.2.    Authorization and Enforceability. Buyer has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance of its obligations hereunder and thereunder. This Agreement and each of the Ancillary Documents to which Buyer is a party have been duly authorized (including with respect to all corporate approvals), executed and delivered, and constitute (assuming the due authorization, execution and delivery by each other party thereto) the valid and legally binding obligation of Buyer, enforceable in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
6.3.    No Violation. The execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is a party, the consummation of the Contemplated Transactions and compliance with the terms of this Agreement and the Ancillary Documents will not, (a) conflict with or violate any provision of the Organizational Documents of Buyer, (b) conflict with or violate in any material respect any provision of any Law applicable to Buyer or by which Buyer or its properties are bound or affected, or (c) conflict with or violate any Contract to which Buyer is a party or by which any of its properties or assets are bound, except, in each case, as would not materially and adversely affect the ability of Buyer to carry out its obligations under this Agreement and the Ancillary Documents or to consummate the Contemplated Transactions.
6.4.    Governmental Authorizations and Consents. Assuming that all consents, approvals and authorizations contemplated by Section 4.5 have been obtained and all filings described therein have been made, no Governmental Consents or consents from any other third parties are required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement or any Ancillary Documents to which it is a party, or the consummation by Buyer of the Contemplated Transactions, except, in each case, as would not materially and adversely affect the ability of Buyer to carry out its obligations under this Agreement and the Ancillary Documents or to consummate the Contemplated Transactions.
6.5.    Litigation. (a) There is no Litigation pending or, to the knowledge of Buyer, threatened, by or against Buyer, including any at law or in equity or before any Governmental Authority and (b) Buyer is not subject to any Order, in each case, that would materially and adversely affect the ability of Buyer to carry out its obligations under this Agreement and the Ancillary Documents or to consummate the Contemplated Transactions.
6.6.    No Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Buyer for which the Target Companies, Seller or Blocker could become liable or obligated.
6.7.    Investment Intent. Buyer is acquiring the Purchased Equity for its own account, for investment only, and not with a view to any resale or public distribution thereof. Buyer acknowledges that (a) the Purchased Equity has not been registered under the Securities Act of 1933 (the “Securities Act”), or any state securities laws, (b) there is no public market for such equity and there can be no assurance that a public market shall develop and (c) it must bear the economic risk of its investment made pursuant to the Contemplated Transactions for an indefinite period of time. Buyer is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Exhibit 2.1
Execution Version
6.8.    Solvency. Assuming (a) the accuracy of the representations and warranties set forth in Article IV and (b) the conditions to Closing set forth in Article IX are satisfied, immediately after giving effect to all of the Contemplated Transactions, Buyer will be Solvent. For the purpose of this Section 6.8, the term “Solvent” when used with respect to any Person, means that, as of any date of determination: (i) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed the value of all current “liabilities of such Person” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; (ii) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is currently engaged; and (iii) such Person shall be able to pay its current liabilities. No transfer of property is being made, and no obligation is being incurred, in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Subsidiaries (including, following the Closing, the Target Companies).
6.9.    Information. Buyer and each of its Non-Recourse Party Affiliates has not relied on any representations or warranties of Seller, the Companies or Blocker, other than the representations and warranties of Seller expressly and specifically set forth in Article III (as qualified by the Company Disclosure Schedule) and in the Ancillary Documents, the Companies expressly and specifically set forth in Article IV (as qualified by the Company Disclosure Schedule) and in the Ancillary Documents and Blocker set forth in Article V and in the Ancillary Documents. Buyer is knowledgeable about the industries in which the Target Companies operate, is capable of evaluating the merits and risks of the Contemplated Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time.
6.10.    Financial Capability. Buyer (a) will, at the Closing, have sufficient immediately available funds (either from its immediately available cash or from available unused lines of credit, Debt Financing or other third party financing, or a combination thereof) available to pay all amounts required to be paid at Closing pursuant to Article II, (b) does not know of any circumstance or condition that would reasonably be expected to prevent the availability of such funds at the Closing or in connection with any Earn-Out Payment that may ultimately be payable to Seller, and (c) acknowledges and agrees that the obligation to consummate the Contemplated Transactions is not subject to any financing condition or contingency other than satisfaction of the Buyer’s conditions to Closing set forth in this Agreement.
6.11.    Foreign Person; Foreign Ownership. Buyer is not a “foreign person” or controlled by a “foreign person” as defined under 31 C.F.R. 800.224. No foreign government, agency of a foreign government, or representative of a foreign government, no business enterprise or other entity organized, chartered or incorporated under the Laws of any country other than the United States or its territories, nor any Person who is not a citizen or national of the United States (each a “Foreign Interest”), in each case, (a) individually or in the aggregate with other Foreign Interests, owns or has a beneficial ownership of five percent (5%) or more of Buyer or, if Buyer does not issue stock, indirectly or directly, subscribed for five percent (5%) or more of Buyer’s total capital commitment, or (b) has the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of Buyer, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of Buyer.
6.12.    Condition of Business; No Additional Representations.
(a)    Buyer acknowledges and agrees that none of Seller, the Target Companies, any other Seller Related Party or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Target Companies or the Contemplated Transactions, beyond those expressly set forth in this Agreement by Seller in Article III, Article IV and Article V (as qualified by the Company Disclosure Schedule) and in any Ancillary Document, the Companies in Article IV (as qualified by the Company Disclosure

Exhibit 2.1
Execution Version
Schedule) and in any Ancillary Document and Blocker in Article V and in any Ancillary Document, and none of Seller, the Target Companies, any other Seller Related Party or any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of, any such information, including (i) any confidential information memoranda or management presentations (including responses to any questions, whether oral or written) distributed on behalf of the Companies or any of their Affiliates relating to the Target Companies or other publications or VDR information provided to Buyer or its Representatives, or any other document, information or projection in any form provided to Buyer or its Representatives in connection with the Contemplated Transactions (other than this Agreement and the Ancillary Documents) or (ii) the pro-forma financial information, projections or other forward-looking statements of the Target Companies, in each case in expectation or furtherance of the Contemplated Transactions (other than as expressly set forth in Article III (as qualified by the Company Disclosure Schedule), Article IV (as qualified by the Company Disclosure Schedule), Article V or in any Ancillary Document).
(b)    Buyer specifically disclaims that it is relying upon or has relied upon any representations or warranties, except for the representations and warranties of Seller in Article III, Article IV and Article V (as qualified by the Company Disclosure Schedule) and the Ancillary Documents, the Companies in Article IV (as qualified by the Company Disclosure Schedule) and the Ancillary Documents and Blocker in Article V and the Ancillary Documents, that may have been made by any Person, and acknowledges and agrees that the Target Companies and Seller have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.
6.13.    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article VI, NEITHER BUYER NOR ITS AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY UNDER THIS AGREEMENT OR OTHERWISE WITH RESPECT TO BUYER OR ITS BUSINESS, EXPRESS OR IMPLIED.
ARTICLE VII
Interim Covenants
7.1.    Conduct of Business. Except as otherwise contemplated by this Agreement, as required by Law or as set forth on Schedule 7.1, from the Effective Date until the Closing, each Target Company (i) shall conduct its business in the Ordinary Course of Business, (ii) shall use commercially reasonable efforts to preserve intact its present business organization and preserve its goodwill and relationships with customers, suppliers and other business relations, and (iii) shall not do any of the following without the prior written consent (e-mails sent in accordance with Section 12.1 being sufficient) of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been granted if Buyer fails to respond to any request for consent within five (5) Business Days of its receipt of the request for consent):
(a)    declare or authorize any dividend or distribution to Seller or any other equity holder or Person, payable in whole or in part on or after the Closing;
(b)    issue, deliver, sell, pledge or grant, or otherwise encumber or subject to any Lien, any Equity Securities of any Target Company, other than with respect to existing Indebtedness;
(c)    amend the Organizational Documents of any Target Company;
(d)    acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any

Exhibit 2.1
Execution Version
business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, have a value of greater than $500,000, except in the Ordinary Course of Business;
(e)    (i) grant to any employee, officer, director, consultant or individual contractor of any Target Company any increase in compensation or benefits (other than increases in base salary or hourly rate), as applicable, for employees, consultants and individual contractors, in each case, whose annual compensation does not exceed $225,000, provided that no such Person receives aggregate increases in excess of five percent (5%) of their base salary or hourly rate (as applicable) as in effect immediately prior to the date of this Agreement, except for promotions or labor category changes for direct employees, (ii) grant to any current or former employee or director of any Target Company or any other Person any increase in severance, retirement, change in control, long-term incentive or termination pay, (iii) enter into, establish, terminate or amend any severance, change in control, long-term incentive or termination agreement or arrangement with any employee, officer, consultant, director, individual contractor or other Person, (iv) amend in any material respect or terminate any Company Plan or establish, adopt or enter into any arrangement that would be a Company Plan if in effect as of the date of this Agreement or (v) take any action to accelerate any rights or benefits under any Company Plan or otherwise, except, in each case, as required by the terms of any Company Plan as in effect immediately prior to the date of this Agreement;
(f)    hire, offer to hire, engage, offer to engage, terminate (other than for cause), provide a notice of termination to (other than for cause), furlough or temporarily lay off, any employee, director, officer, consultant or individual contractor whose annual base compensation is at or above $225,000, or implement any employee layoffs, reductions in force, early retirement programs or other voluntary or involuntary employment termination programs;
(g)    sell, lease, license, transfer, assign, or otherwise dispose of any material assets of any Target Company, other than in the Ordinary Course of Business;
(h)    incur, assume, guarantee or become liable for any Indebtedness, except for borrowings under existing credit facilities in the Ordinary Course of Business;
(i)    make any loans or advances to any Person, except advances to employees in the Ordinary Course of Business;
(j)    make any capital expenditures or commitments therefor in excess of $250,000 individually or $500,000 in the aggregate, except for those set forth in the Company Disclosure Schedule;
(k)    enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or amend, modify, terminate or waive any material right under any Material Contract, in each case, except in the Ordinary Course of Business;
(l)    accelerate the collection of accounts receivable or delay the payment of accounts payable of any Target Company, in each case, other than in the Ordinary Course of Business;
(m)    create any Subsidiaries or enter into any joint venture, partnership or similar arrangement;
(n)    fail to maintain in full force and effect insurance policies on the properties of any Target Company providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under the policies of insurance in effect on the Effective Date;

Exhibit 2.1
Execution Version
(o)    take any action that would reasonably be expected to result in a Company Material Adverse Effect;
(p)    make any material change in accounting methods, principles or practices of any Target Company, except insofar as may have been required by a change in GAAP;
(q)    (i) make, change or revoke any material Tax election, (ii) adopt or change any material accounting method or accounting period with respect to Taxes, (iii) affirmatively surrender any right to claim a refund of material Taxes, (iv) consent to any settlement or extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than pursuant to automatic extensions of the due date for filing a Tax Return), (v) incur any material Taxes outside the Ordinary Course of Business, (vi) enter into any transaction that gives rise to a material amount of deferred gain or loss of any kind, (vii) settle, concede, or compromise any material Liability related to Taxes, (viii) file any amended Tax Return or make any amendment or other modification to any Tax Return filed prior to the date hereof, (ix) enter into any closing agreement (within the meaning of Section 7121 of the Code (or any comparable provision of state or local Law)) or any other similar agreement relating to Taxes, (x) enter into any voluntary disclosure agreement or program with any Governmental Authority with respect to Taxes, (xi) fail to pay any material Tax when due, or (xii) enter into any Tax Sharing Agreement (other than any agreement or arrangement entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes);
(r)    (i) pay, discharge, settle or satisfy any threatened or pending action, litigation, claim or arbitration for an amount in excess of $350,000, or (ii) cancel any material indebtedness (individually or in the aggregate) or cancel, compromise, release or waive any claims or rights in excess of $350,000;
(s)    sell, transfer, assign, license, sublicense, or otherwise dispose of or encumber any Company-Owned IP or any material Licensed IP; abandon, permit any Registered IP to lapse or go abandoned, or permit any Intellectual Property to lapse or expire, in each case other than in the Ordinary Course of Business; or disclose any material Trade Secret to any Person not subject to a written confidentiality obligation;
(t)    with respect to IntelliBridge and ByteCubed, submit any Government Bid for any Government Contract that would be subject to full or modified coverage under the Cost Accounting Standards set forth at 48 C.F.R. Chapter 99 and 48 C.F.R. Part 30;
(u)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Target Company, or otherwise alter any Target Company’s corporate structure; or
(v)    agree or otherwise commit to take any of the foregoing actions.
7.2.    Control of the Operations. Notwithstanding anything to the contrary set forth in this Agreement, (a) none of Buyer or any of its Affiliates shall have, directly or indirectly, the right to control or direct the operations of any Target Company prior to the Closing Date, and (b) prior to the Closing Date, each Target Company shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Exhibit 2.1
Execution Version
7.3.    No Solicitation. From and after the Effective Date until the earlier to occur of the Closing or the termination of this Agreement in accordance with Article X, (a) each of Seller and the Target Companies shall, and Seller and the Target Companies shall cause each of its and their respective Representatives to immediately cease any existing discussion or negotiation with any Person (other than Buyer and its Affiliates) conducted prior to the date hereof with respect to an Acquisition Proposal; (b) neither Seller nor any Target Company shall, and Seller and the Target Companies shall cause each of its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or facilitate any inquiry, proposal, offer or discussion with any Person (other than Buyer and its Representatives) concerning or relating to an Acquisition Proposal, (ii) enter into, accept or authorize any agreement or agreement in principle with respect to any Acquisition Proposal, or (iii) initiate or participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person (other than Buyer and its Affiliates) any confidential or non-public information concerning any Target Company, its business or assets with respect to, an Acquisition Proposal. Immediately following the execution of this Agreement, each of Seller and each Target Company shall, and shall cause their respective Representatives to, cease and cause to be terminated any existing discussions, conversations, negotiations or other communications with any Persons conducted heretofore relating to any Acquisition Proposal. If any Acquisition Proposal is received by Seller or the Target Companies, Seller shall promptly notify Buyer in writing of such Acquisition Proposal. For the sake of clarity, the restrictions under this Section 7.3 on the actions of Seller and the Target Companies and their respective Representatives will also apply to any unsolicited proposal with respect to an Acquisition Proposal.
7.4.    Efforts; Notifications.
(a)    Each of Buyer, the Companies, Blocker, and Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to fulfill all conditions applicable to such Party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions.
(b)    Buyer and Seller shall cooperate with each other in connection with the filings previously made by such parties under the HSR Act and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws with respect to any such filing or any such transaction, including making an appropriate response as promptly as practicable to any requests for additional information or documents by a Governmental Authority pursuant to the HSR Act or any other applicable Antitrust Laws, including the following (unless prohibited by Law): (A) furnishing to the other Parties such information and assistance as reasonably requested in good faith in connection with the preparation and submission of any filing or submission that is necessary or advisable under any Law, including the Antitrust Laws; (B) promptly informing the other Parties of any material oral communication with, and providing copies of material written communications with, any Governmental Authority regarding any such filings or any such transaction; provided, that materials may be redacted (x) to remove references concerning the valuation of the Target Companies, (y) as necessary to comply with contractual arrangements or applicable Laws and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; (C) consulting and cooperating with, and considering in good faith the view of, one another in advance in connection with any analyses, appearances, presentations, filings, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or the Antitrust Laws of any other Governmental Authority, including providing the other Parties a reasonable opportunity to review and comment on such draft submissions; and (D) not independently participating in any substantive meeting, whether in-person, telephonic, or videoconference, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other

Exhibit 2.1
Execution Version
Parties reasonable prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend or participate. Neither Buyer, Blocker, the Companies nor Seller shall agree to any extension of a waiting period or comparable period under the HSR Act or any other applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Contemplated Transactions without the prior written consent of Buyer or Seller (as applicable). Buyer (or an Affiliate of Buyer) and Seller shall each pay fifty percent (50%) of the HSR Act filing fee.
(c)    Prior to the Closing Date, Buyer and each Target Company shall submit to the DCSA a notification of the Contemplated Transactions pursuant to 31 C.F.R. § 117.8 (the “NISPOM Notice”). From and after the submission of the NISPOM Notice, Buyer and each Target Company shall reasonably cooperate in responding to any inquiry or request from DCSA concerning the approval of all Facility Clearances reasonably necessary to conduct the business. Additionally, following the Closing Date, Buyer and each Target Company will file a changed condition package with DCSA under the NISPOM.
(d)    No later than five (5) days after the Closing Date, Buyer and each Target Company shall file or cause to be filed a material change notice with DDTC to the extent required pursuant to Section 122.4(a) of the ITAR. Buyer and each Target Company shall use reasonable best efforts, including by furnishing each other information and assistance and cooperating with each other, as is reasonably required to file (i) the required notifications pursuant to Section 122.4 of the ITAR and (ii) any required amendments to or notifications regarding existing export authorizations relevant to the business of the Target Companies.
(e)    Prior to the Closing Date, Buyer shall not, and shall cause each of its Affiliates not to, acquire, invest in or otherwise obtain any interest in, or agree to acquire, invest in or otherwise obtain any interest in, by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner, any Person or material portion thereof, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, investment, purchase, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Contemplated Transactions or (iii) materially delay the consummation of the Contemplated Transactions.
(f)    Buyer shall not, and shall cause each of its Affiliates not to, take any actions that would reasonably be expected to prevent or materially delay the consummation of the Contemplated Transactions, including the prevention or material delay of the termination or expiration of the applicable waiting periods under the HSR Act. Buyer agrees to use its reasonable best efforts to promptly take, and to cause its Affiliates to promptly take, any and all actions as may be required to obtain the required approvals, consents, actions or non-actions, or the expiration or termination of applicable waiting periods under the HSR Act, with respect to the Contemplated Transactions.
(g)    Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Buyer’s reasonable best efforts under this Section 7.4 (or any other obligation of Buyer under this Agreement) require Buyer or any of its Affiliates to, and neither Buyer nor any of its Affiliates shall be required to (and, without Buyer’s prior written consent, Seller shall not, and shall not permit any Target Company to): (i) sell, divest, hold separate, license or otherwise dispose of, or agree or commit to sell, divest, hold separate, license or otherwise

Exhibit 2.1
Execution Version
dispose of, any businesses, assets, product lines, operations or properties of Buyer, its Affiliates or any Target Company, or otherwise divest itself of any of its business lines; (ii) enter into any settlement, undertaking, consent decree, stipulation or other agreement with any Governmental Authority that imposes any restriction, condition, prohibition or limitation on the ownership, businesses, assets or operations of Buyer, its Affiliates or any Target Company; (iii) commence, pursue, litigate, contest, appeal or otherwise defend any proceeding brought or threatened by any Governmental Authority challenging the Contemplated Transactions; (iv) agree to any material modification or waiver to the terms and conditions of this Agreement; or (v) terminate, modify, amend or assign any existing relationships or contractual rights or obligations of Buyer, its Affiliates or any Target Company.
(h)    Notwithstanding anything to the contrary in this Section 7.4, no Target Company nor any of their Affiliates shall be required to agree to any term or take or omit to take any action in connection with obtaining the required regulatory approvals under this Section 7.4 that is not conditioned upon the consummation of the Contemplated Transactions.
(i)    In the event any proceeding by a Governmental Authority or other Person is commenced which questions the validity or legality of the Contemplated Transactions or seeks damages in connection therewith, the Parties agree to use reasonable best efforts to cooperate with all reasonable requests of the other Parties up to, but not including, the commencement of Litigation; provided, however, that, for the avoidance of doubt, in no event shall Buyer or any of its Affiliates be required to initiate, participate in, or otherwise engage in any Litigation or to use any efforts to defend against any such Litigation.
7.5.    Access to Information. Subject to applicable Law, and upon reasonable prior notice, each Target Company shall afford to Buyer and to its Representatives, subject to each Target Company’s security policies and procedures, reasonable access during normal business hours during the period prior to the Closing to all of their properties, officers, books and records and during such period, the applicable Target Company shall furnish promptly to Buyer all financial, operating and other data and information concerning its business, properties and personnel; provided, however, that any such access shall not interfere unreasonably with the business or operations of any Target Company; and provided, further, that Buyer shall not contact any customer, supplier, employee (other than Key Employees), landlord or other business relation of the Target Companies regarding the Contemplated Transactions without the prior written consent of Seller. No Target Company shall be required to provide access to or disclose information where such access or disclosure would, on the advice of counsel, reasonably be expected to jeopardize the attorney-client privilege of any Target Company or contravene any Law. All information exchanged pursuant to this Section 7.5 shall be subject to the Nondisclosure Agreement, dated as of November 20, 2025, between Agile and Maximus, an Affiliate of Buyer, as amended on July 15, 2026 (as the same may be further amended from time to time, the “Confidentiality Agreement”). Subject to Section 10.2(a), the Confidentiality Agreement shall survive any termination of this Agreement in accordance with its terms, but shall automatically terminate effective as of Closing.
7.6.    Public Announcements. The initial press release regarding this Agreement and the Contemplated Transactions shall be made promptly after the Effective Date at such time and in such form as is agreed to between Buyer and Seller in writing (email being sufficient). None of Buyer, Blocker, any Target Company, or Seller will issue or make any subsequent press release or public statement with respect to this Agreement or the Contemplated Transactions without the prior written consent of Buyer and Seller, except as may be required by Law or the rules and regulations of any applicable securities exchange; provided, that, to the extent legally permissible, the Party proposing to issue any press release or similar public announcement or communication in compliance with any such legally required disclosure or

Exhibit 2.1
Execution Version
financial reporting obligations shall use commercially reasonable efforts to consult in good faith with the other Party before doing so.
7.7.    Consents. Prior to Closing, Seller, the Companies and Blocker shall use commercially reasonable efforts to obtain all necessary waivers, consents and approvals from, or provide any necessary notices to, any party to a Material Contract as required thereunder as a result of the Contemplated Transactions; provided, however, that in no event shall such commercially reasonable efforts require the Seller, the Companies or Blocker to (a) incur any out-of-pocket costs or expenses other than consent-related fees expressly set forth in such Contract and reasonable attorneys’ fees in connection with obtaining such consents or (b) file any Claim or initiate any Litigation. Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer.
7.8.    Run-off Policy. On or before Closing, the Companies shall acquire a six (6) year prepaid “run-off policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current Management Liability (directors and officers, employment practices, crime, and fiduciary liability) and Professional/Technology/Cyber Errors and Omissions Liability insurance policies covering the Target Companies that are maintained by the Target Companies as of the Effective Date with respect to matters existing or arising on or before the Closing Date, including the Contemplated Transactions (the “Run-off Policy”). Buyer covenants and agrees to not cancel or redeem the Run-off Policy. The premiums and other costs payable with respect to the Run-off Policy shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.
7.9.    Financing Cooperation.
(a)    Prior to the Closing, Seller shall cause appropriate senior management of the Target Companies to provide Buyer such reasonable cooperation as is necessary, customary or advisable and reasonably requested by Buyer to assist Buyer in connection with the arrangement, marketing, syndication and consummation of any Debt Financing, including using its commercially reasonable efforts to: (i) participate in up to two (2) lender meetings, due diligence presentations and other sessions with rating agencies, and to reasonably cooperate with the marketing or solicitation efforts of Buyer and its Debt Financing Sources, in each case, as reasonably requested by Buyer and reasonably required in connection with the Debt Financing and, in each case, on a telephonic or other remote basis; (ii) furnish Buyer and its Debt Financing Sources with (A) the Financial Statements and (B) such other pertinent and customary financial information (including financial information and data derived from the historical books and records of the Target Companies) that is required to permit Buyer to prepare relevant pro forma financial statements; (iii) furnish Buyer and its Debt Financing Sources with such other pertinent financial and other information and disclosures as Buyer shall reasonably request in writing and customary and necessary to permit the consummation of debt financings similar to the Debt Financing, including all information relating to the Target Companies customary for use in information documents with respect to the placement, arrangement and/or syndication of loans of the type contemplated by such Debt Financing, to the extent applicable; (iv) assist with the preparation of materials for rating agency presentations, marketing materials, bank information memoranda (including with respect to the presence of or absence of material non-public information relating to the Target Companies and the accuracy of the information relating to the Target Companies contained therein), confidential information memorandum, lender presentations, private placement memoranda and similar documents reasonably required in connection with the Debt Financing, including delivering customary authorization and representation letters with respect to the financial information contained in such materials, (v) facilitate the pledging of collateral (including obtaining and delivering customary releases, including releases of related guarantees, liens and other security interests), provided that no such documents or agreements shall be effective prior to the Closing,

Exhibit 2.1
Execution Version
(vi) take such reasonable corporate actions as reasonably requested by Buyer to permit the consummation of a Debt Financing, (vii) furnish Buyer and any prospective Debt Financing Sources with all documentation and other information required by any Governmental Authority with respect to such financing under applicable law (including “know your customer” and anti-money laundering rules and regulations), (viii) execute customary credit agreements (or amendments thereto), pledge and security documents, guarantees, indentures, contribution agreements, management and services agreements, purchase agreements, solvency certificates, and other customary definitive documentation relating to the relevant Debt Financing, (ix) request its independent accountants to provide reasonable assistance to Buyer consistent with customary practice (including any necessary “comfort letters”, on customary terms and consistent with customary practice in connection with a Debt Financing; provided, however, that any such ‘comfort letter’ shall not cover any projections, pro forma financial information, or other information that was not so provided or prepared); (x) otherwise cooperate reasonably with the Debt Financing Sources’ due diligence and (xi) to the extent the same become necessary in connection with the Debt Financing, obtaining waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts relating to each Target Company (including assisting in the arrangement of discussions among each Target Company and the Debt Financing Sources with other parties to such material leases, encumbrances and contracts as of the Closing).
(b)    Notwithstanding anything to the contrary contained herein, nothing in this Section 7.9 shall require any such cooperation or assistance to the extent that it would reasonably be expected to: (i) require any Target Company to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Closing Date, or incur any liability or give any indemnities to any third party or otherwise commit to take any similar action, in each case, that is not contingent on the Closing; (ii) unreasonably interfere with the ongoing business or operations of the Target Companies; (iii) require the Target Companies to commit to take any action that is not contingent on the Closing; (iv) require the Target Companies to take any action that would (A) subject any director, member, manager, officer or employee of the Target Companies to any actual or potential liability, (B) conflict with, violate or result in a breach of, or default under, any Organizational Documents of the Target Companies, any Contract or any Law or (C) require any Target Company to change any fiscal period; (v) cause any representation and warranty in this Agreement to be inaccurate or breached; (vi) cause or result in any closing condition to fail to be satisfied; or (vii) otherwise cause or result in the breach of this Agreement or any Contract.
(c)    Buyer shall (i) promptly on request by the Seller, reimburse the Target Companies for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable legal fees), to the extent incurred by the Target Companies in connection with the cooperation or assistance contemplated by this Section 7.9 and (ii) indemnify, defend and hold harmless the Target Companies from and against any losses suffered or incurred by them in connection with the arrangement of any financing, any action taken by them at the request of Buyer pursuant to this Section 7.9 and any information used in connection therewith, other than to the extent such losses are a direct result of the Target Companies’ gross negligence or acting in bad faith through the knowing, intentional and material breach of the Companies’ obligations under this Section 7.9. Without limiting the foregoing, the Companies shall not be required, under the provisions of this Section 7.9 or otherwise in connection with the Debt Financing, (A) to pay any commitment or other fee prior to or at the Closing or (B) to incur any fees, costs or expenses, unless such fees, costs or expenses are reimbursed by Buyer on the earlier of the Closing and the termination of this Agreement in accordance with Article X.

Exhibit 2.1
Execution Version
7.10.    Intercompany Obligations. Prior to the Closing, Seller and the Target Companies shall use commercially reasonable efforts to fully settle, discharge or otherwise eliminate all intercompany obligations among the Target Companies.
7.11.    Additional Cooperation. Prior to the Closing, Seller and the Target Companies shall use their commercially reasonable efforts to deliver to Buyer any documentation of an administrative nature that Buyer reasonably and timely requests, including delivery to Buyer of a Form W-9 from each Person receiving a payment pursuant to the Flow of Funds Statement, dated as of the Closing Date; provided, that Buyer’s sole recourse for any failure by a party to provide an IRS Form W-9 as required by this Section 7.11 shall be to withhold and deduct any applicable Taxes from the amounts otherwise payable to such party.
7.12.    SEC Compliant Financial Statement.
(a)    Following Closing and upon the written request from Buyer, Seller shall, at Buyer’s sole cost and expense, cooperate in the preparation of (i) the audited consolidated balance sheets of the Target Companies as of December 31, 2024 and December 31, 2025, and the related audited consolidated statements of operations, cash flows, and stockholders’ equity for the fiscal years then ended, audited in accordance with the standards of the Public Company Accounting Oversight Board (the “SEC Compliant Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Target Companies as of September 30, 2026 (or such other interim date as Buyer may reasonably designate), and the related unaudited consolidated statements of operations, cash flows, and stockholders’ equity for the nine (9)-month period (or such other period as applicable) then ended (the “Interim Financial Statements” and, together with the SEC Compliant Audited Financial Statements and any other financial statements that the Buyer and its Affiliates may need in order to comply with the rules and regulations of the SEC applicable to Maximus, the “SEC Compliant Financial Statements”).
(b)    Seller shall use commercially reasonable efforts to cause its independent auditors to provide, at Buyer’s sole cost and expense, reasonable assistance to Buyer consistent with customary practice in connection with the preparation of the SEC Compliant Audited Financial Statements, including providing any “comfort letters” on customary terms and consistent with customary practice.
(c)    Buyer shall promptly reimburse the Companies for all reasonable and documented out-of-pocket fees, costs, and expenses (including reasonable fees and expenses of the Companies’ independent auditors and other professional advisors) incurred by the Companies in connection with the preparation and delivery of the SEC Compliant Financial Statements.
(d)    For the avoidance of doubt, and notwithstanding anything set forth herein to the contrary, neither Seller nor any of its Affiliates shall have any liability in connection with the SEC Compliant Financial Statements, except with respect to fraud or willful misconduct.
ARTICLE VIII
Additional Covenants
8.1.    Certain Tax Matters.
(a)    Preparation of Certain Tax Returns.
(i)    The Seller shall prepare or cause to be prepared, and the parties hereto shall cooperate to timely file, or cause to be timely filed (taking into account any valid

Exhibit 2.1
Execution Version
extensions), all Flow-Through Tax Returns to be filed after the Closing Date (taking into account any valid extensions) with respect to any Tax period ending on or before the Closing Date. All such Flow-Through Tax Returns shall be prepared on a basis consistent with past practice (except as otherwise required by applicable Law) and the applicable provisions of this Section 8.1; provided, that Agile shall make (or have in effect) an election under Section 754 of the Code (and any similar election under state or local applicable Law) for the tax year that includes the Closing Date. At least thirty (30) days prior to the date (taking into account any valid extensions) on which any such Flow-Through Tax Return is due, Seller shall submit such Flow-Through Tax Return as prepared by it to Buyer for Buyer’s review and comment, and the Seller shall incorporate all reasonable changes requested by Buyer within twenty (20) days after Buyer’s receipt of such Flow-Through Tax Return.
(ii)    Buyer shall prepare or cause to be prepared, and the parties hereto shall cooperate to timely file, or cause to be timely filed (taking into account any valid extensions), all Flow-Through Tax Returns to be filed after the Closing Date (taking into account any valid extensions) with respect to any Straddle Period. All such Flow-Through Tax Returns shall be prepared on a basis consistent with past practice (except as otherwise required by applicable Law) and the applicable provisions of this Section 8.1; provided, that Agile shall make (or have in effect) an election under Section 754 of the Code (and any similar election under state or local applicable Law) for the tax year that includes the Closing Date. At least thirty (30) days prior to the date (taking into account any valid extensions) on which any such Flow-Through Tax Return is due, Buyer shall submit such Flow-Through Tax Return as prepared by it to Seller for Seller’s review and comment, and the Buyer shall incorporate all reasonable changes requested by Seller within twenty (20) days after Seller’s receipt of such Flow-Through Tax Return.
(iii)    Buyer shall prepare or cause to be prepared, and the Parties hereto shall cooperate to timely file, or cause to be timely filed (taking into account any valid extensions), all amended income Tax Returns of IB Corp and its Subsidiaries (for the avoidance of doubt, including RevaComm) for the tax years of 2023, 2024 and 2025 to correct (1) the amount of amortization and deductions claimed in such periods, including any such items claimed relating to (A) the acquisition of ByteCubed, LLC (including any historical errors in the calculation of the tax basis of ByteCubed, LLC’s assets, including the inclusion of consideration paid for the stock of ByteCubed Enlightenment Holdings, Inc. and related liabilities in such calculation) or (B) the acquisition of Rock Creek Publishing Group, Inc. and (2) the amount of net operating loss claimed in such periods, including the calculation of the Section 382 limitations (each, a “IB Corp Amended Tax Return”). At least thirty (30) days prior to the date (taking into account any valid extensions) on which any such IB Corp Amended Tax Return is intended to be filed, Buyer shall submit such IB Corp Amended Tax Return as prepared by it to Seller for Seller’s review and comment, and the Buyer shall incorporate all reasonable changes requested by Seller within twenty (20) days after Seller’s receipt of such IB Corp Amended Tax Return.
(b)    Straddle Periods. In the case of any Straddle Period, the amount of any Taxes allocable to the portion of a Straddle Period ending on the Closing Date shall (i) in the case of Taxes based on or measured by income or receipts, sales or use, employment, or withholding, be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity shall be deemed to terminate at such time) and (ii) in the case of any other Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is

Exhibit 2.1
Execution Version
the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period. Taxes in the form of interest, penalties or any addition to tax will be treated as attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, solely to the extent any such interest, penalty, or addition to Tax relates to such taxable period, whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.
(c)    Cooperation on Tax Matters. Buyer and Seller shall reasonably cooperate, as and to the extent reasonably requested by any Party, in connection with the preparation and filing of Tax Returns and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of Business Records and information which are reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree, and Buyer agrees to cause each Target Company, (i) to retain all books and Business Records with respect to Tax matters pertinent to the Target Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and Business Records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and Business Records.
(d)    Transfer Taxes. Buyer and Seller shall each be responsible for fifty percent (50%) of any Transfer Taxes. The party required to do so under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the non-filing party shall join in the execution of any such Tax Returns and other documentation. Each party hereto shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.
(e)    Tax Contests; Certain Partnership Tax Matters.
(i)    Buyer shall promptly provide notice to the Seller upon the receipt of notice from any Governmental Authority of any pending or threatened Tax Contest relating to a Flow-Through Tax Return for any Pre-Closing Tax Period. The Seller may elect to control the conduct of such Tax Contest solely relating to a tax period ending on or prior to the Closing Date, through counsel of its own choosing and at its own expense, provided, however, that (i) Buyer shall have the right to participate in such Tax Contest at its own expense, (ii) the Seller shall keep Buyer fully informed of the progress of any Tax Contest controlled by the Seller pursuant to this Section 8.1(e)(i), and (iii) the Seller shall not settle, compromise, concede or otherwise resolve any portion of such Tax Contest without the written consent of Buyer, which consent will not be unreasonably withheld, delayed or conditioned; provided, further, that if the Seller fails to assume control of the conduct of any such Tax Contest within thirty (30) days following the receipt by the Seller of notice of such Tax Contest from Buyer, then Buyer shall have the right to assume control of such Tax Contest, at Seller’s sole cost and expense. In the case of any Tax Contest relating to any Flow-Through Tax Return with respect to a Pre-Closing Tax Period that is not controlled by the Seller pursuant to this Section 8.1(e)(i), (i) the Seller shall have the right to participate in such Tax Contest at its own expense, (ii) Buyer shall keep the Seller fully informed of the progress of any Tax Contest controlled by Buyer pursuant to this Section

Exhibit 2.1
Execution Version
8.1(e)(i), and (iii) Buyer shall not settle, compromise, concede or otherwise resolve any portion of such Tax Contest without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
(ii)    The Seller shall, on written demand from Buyer and at the Seller’s sole expense, (a) use commercially reasonable efforts to promptly revoke (or cause to be revoked) any prior designation of, and re-designate (or cause to be re-designated) Buyer (or its designee) as, the “partnership representative” and/or “designated individual” (in each case within the meaning of Section 6223 of the Code, the Treasury Regulations thereunder, and any corresponding, similar or analogous provisions of state, local or non-U.S. applicable Law) with respect to any Target Company classified as a partnership for U.S. federal income Tax purposes for any taxable year beginning before the Closing Date, (b) provide Buyer any information required by the Code, Treasury Regulations and any corresponding, similar or analogous provisions of state, local or non-U.S. applicable Law (in the time and manner provided therein) to modify (pursuant to Sections 6225(c)(3)-(4) of the Code, the Treasury Regulations thereunder, and any corresponding, similar or analogous provisions of state, local or non-U.S. applicable Law) any imputed underpayment (within the meaning of Sections 6225 and 6232 of the Code and any corresponding, similar or analogous provisions of state, local or non-U.S. applicable Law) proposed with respect to a taxable period beginning before the Closing Date, and (c) make (or cooperate with Buyer in making) any timely election under Section 6226 of the Code with respect to any Target Company (and any corresponding, similar or analogous provisions of state, local or non-U.S. applicable Law).
(f)    Intended Tax Treatment; Purchase Price Allocation. The Parties acknowledge and agree that, for U.S. federal, and applicable state and local Income Tax purposes, the sale and purchase of the Seller Agile Equity contemplated by this Agreement are intended to be treated as a sale and purchase of a partnership interest pursuant to Section 741 of the Code such that an adjustment to the tax basis of the assets of Agile attributable to the Seller Agile Equity is permitted under Section 743(b) of the Code and Section 754 of the Code (the “Intended Tax Treatment”). For purposes of determining the portion of the gain or loss recognized by Seller upon the sale of the Seller Agile Equity, the Purchase Price and other consideration as determined for United States federal income Tax purposes allocable to the Seller Agile Equity (the “Partnership Consideration”) shall be allocated among the portion of the assets of Agile attributable to the Seller Agile Equity in accordance with Code Sections 1060, 751 and 755, the Treasury Regulations promulgated thereunder and the valuation principles set forth on Schedule 8.1(f) (the “Allocation Methodology”). No later than sixty (60) days after the final determination of Net Working Capital in accordance with Section 2.5, Buyer shall prepare and deliver to Seller a draft allocation of the Partnership Consideration among the portion of the assets of Agile attributable to the Seller Agile Equity (collectively with the allocation of any purchase price adjustments, the “Allocation Schedule”) in accordance with the Allocation Methodology and Code Sections 1060, 751 and 755 and the Treasury Regulations promulgated thereunder. Seller shall have the right to review and comment on the draft Allocation Schedule delivered by Buyer for thirty (30) days following Seller’s receipt of such draft Allocation Schedule. If Seller timely objects to any item included in such draft Allocation Schedule, Buyer and Seller shall work together in good faith for thirty (30) days to agree upon the Allocation Schedule. In the event that Buyer and Seller are unable to agree upon the Allocation Schedule, any remaining disputed items not resolved by Buyer and Seller within such thirty (30) days shall be submitted to the Accounting Firm for resolution in accordance with Section 2.5(d) mutatis mutandis; provided, however, that the Accounting Firm shall follow the Allocation Methodology. None of Buyer, the Target Companies or Seller shall take a position on any Tax Return, before any Governmental Authority or in any judicial proceeding that is, in any

Exhibit 2.1
Execution Version
manner, inconsistent with the Allocation Schedule, as finally determined in accordance with this Section 8.1(f), or the Intended Tax Treatment without the consent of the others or unless specifically required pursuant to a determination within the meaning of Section 1313(a) of the Code, or any similar provision of applicable U.S. state or local Law, or any Claim related to the Intended Tax Treatment or the Allocation Schedule.
(g)    Post-Closing Actions. Unless otherwise contemplated in this Agreement, Buyer shall not (and Buyer shall not permit any Target Company or any of their respective Affiliates to), without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed): (i) make (other than consistent with past practice in Tax Returns), amend, change, refile, revoke or otherwise modify any Tax election of a Target Company with respect to a taxable period ending on or before the Closing Date, (ii) file (except as provided in Section 8.1(a)) or amend any Tax Return of any Target Company with respect to a taxable period ending on or before the Closing Date, (iii) initiate any voluntary contact (including through any voluntary disclosure program) with any Governmental Authority in respect of Taxes or Tax Returns of any Target Company with respect to a taxable period ending on or before the Closing Date, (iv) file any Tax Returns for a taxable period beginning on or before the Closing Date in a jurisdiction in which a Target Company did not file such Tax Return prior to the Closing, (v) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a taxable period beginning on or before the Closing Date, or (vi) take any action on the Closing Date after the Closing outside the Ordinary Course of Business and not contemplated by this Agreement, in each case for clauses (i) through (vi) that (x) relates to any Flow-Through Tax Returns of a Target Company with respect to a taxable period ending on or before the Closing Date or (y) is reasonably anticipated to reduce the Purchase Price payable to Seller hereunder (including by increasing any liability for Taxes taken into account in Indebtedness or Net Working Capital). For the avoidance of doubt, it shall be unreasonable to withhold, condition or delay consent to an action required by applicable Law at a “more likely than not” or higher level of comfort.
(h)    Tax Sharing Agreements. All Tax Sharing Agreements (other than any agreement or arrangement entered into in the Ordinary Course of Business the primary subject matter of which is not Taxes) between any Target Company, on the one hand, and any other Target Company, Seller, or any Affiliate of Seller, on the other hand, shall be terminated prior to the Closing Date such that, after the Closing Date, neither Buyer nor any of its Affiliates (including the Target Companies) shall be bound thereby or have any liability thereunder.
(i)    Miscellaneous.
(i)    The Seller, the Target Companies, Buyer, and their respective Affiliates each agree that the Transaction Tax Deductions shall be reflected as deductible in the Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period. Unless otherwise required by a “determination” under Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local Law), the Parties agree to file, and cause their respective Affiliates to file, all Tax Returns consistent with this Section 8.1(i)(i) and not take any position inconsistent with this Section 8.1(i)(i) during any Tax Contest.
(ii)    Buyer shall not, and shall not permit any of its Affiliates to, make any election under Section 338 of the Code (or any similar election under state or local Law) with respect to the purchase of the IB Purchased Equity.

Exhibit 2.1
Execution Version
(j)    Buyer shall cause IB Corp and its Subsidiaries to join Buyer’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date. Buyer’s consolidated group shall not elect to ratably allocate tax items pursuant to Treasury Regulations Section 1.1502-76(b)(2)(ii).
(k)    Tax Refunds. To the extent that, subsequent to the Closing Date, Buyer or any of its Affiliates (including any Target Company) receives (a) any cash Tax refund or (b) any credits against Taxes in lieu of cash refunds described in clause (a) that actually reduce cash Taxes otherwise payable by Buyer or any of its Affiliates (including any Target Company), in each case that is set forth on Schedule 8.1(k), relating to (i) any Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing Date and (ii) is attributable to a Tax that was paid by a Target Company prior to the Closing (collectively, the “Refund”), such Refund shall be the property of Seller; provided, however, that Seller shall not be entitled to a Refund to the extent such Refund (i) is attributable to the carryback of any loss, credit or other allowance arising in a post-Closing Tax period (or portion thereof), (ii) is required to be paid over by any Target Company or any of its Affiliates to any other Person under a provision of a Contract to which such Target Company or such Affiliate was a party prior to the Closing, or (iii) is included in the calculation of, and as an increase to, the Purchase Price (as finally determined) hereunder. Buyer shall remit, and shall cause the applicable Target Company to remit, such Refund, net of any Taxes and reasonable out-of-pocket costs incurred by the Buyer or any of its Affiliates (including any Target Company) attributable to the obtaining, receiving or paying over of such Refund, to Seller within thirty (30) days of, in the case of a refund, actual receipt of such refund in cash or, in case of a credit in lieu of a refund, the date on which the Tax Return claiming such credit is accepted. To the extent any amount previously paid by Buyer or the applicable Target Company under this Section 8.1(k) is subsequently disallowed by a Governmental Authority, Seller shall promptly pay such amount back to Buyer or the applicable Target Company, including penalties and interest in respect of such disallowed amount owed to any Governmental Authority or other costs of the Buyer or any of its Affiliates (including any Target Company) associated with such disallowance.
8.2.    Continuing Personnel.
(a)    No provision of this Agreement, whether express or implied, shall create any right in any employee (including any Continuing Employee (as defined below)) to continued employment by or with any Target Company, Buyer or any of their respective Affiliates, or preclude the ability of any Target Company, Buyer or any of their respective Affiliates following the Closing to terminate the employment of any Continuing Employee for any reason. Nothing in this Section 8.2 is intended to be, shall constitute or be construed as an amendment to or modification of any Company Plan, Buyer Plan (as defined below) or any other employee benefit plan, program, arrangement, practice, agreement or policy. Nothing in this Section 8.2 shall limit the right of any Target Company, Buyer or any of their respective Affiliates to amend, terminate or otherwise modify any Company Plan, any Buyer Plan or any other employee benefit plan, program, arrangement, practice, agreement or policy, so long as Buyer is otherwise in compliance with Section 8.2(b)(ii). Nothing in this Section 8.2 shall confer any third-party beneficiary rights on any Person. Notwithstanding anything contained in this Agreement to the contrary, only Buyer and Seller may enforce the provisions of this Section 8.2. Each individual who is employed by a Target Company as of immediately prior to the Closing, including employees absent due to an approved leave of absence, and who remains employed by any Target Company immediately following the Closing is referred to herein as a “Continuing Employee.”
(b)    For the period commencing on the Closing Date and ending on the earlier of the one (1) year anniversary of the Closing Date and the date on which the applicable Continuing

Exhibit 2.1
Execution Version
Employee’s employment with any Target Company, Buyer or any of their respective Affiliates ends for any reason (regardless of whether such termination is initiated by the Continuing Employee or by any Target Company, Buyer or any of their respective Affiliates), Buyer shall provide or cause a Target Company to provide each Continuing Employee with: (i) base salaries or hourly wage levels, as applicable, and target cash incentive compensation opportunities no less favorable, in the aggregate, than the base salaries or hourly wage levels and target cash incentive compensation opportunities provided to such Continuing Employee immediately prior to Closing and (ii) employee welfare and defined contribution retirement benefit plans and programs and vacation benefits that are no less favorable, in the aggregate, to such Continuing Employee as those provided to such Continuing Employee by the Target Companies immediately prior to Closing. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, this Section 8.2(b) shall not apply to or include (and Buyer and its Affiliates shall not be required to provide any Continuing Employee with) any change in control, defined benefit pension benefits, phantom equity, equity-based, long-term incentive, deferred compensation, severance, retention or retiree welfare benefits.
(c)    To the extent a Company Plan providing welfare or retirement benefits is not continued or made available to a Continuing Employee after the Closing Date, Buyer may satisfy its obligations under Section 8.2(b)(ii) with respect to any Continuing Employee by providing that such Continuing Employee shall be eligible to participate in the corresponding welfare or retirement plan of Buyer or one of its Affiliates (“Buyer Plans”) on terms that are substantially comparable in the aggregate to those offered to similarly situated employees of Buyer or any of its Affiliates. Buyer shall use commercially reasonable efforts to give each Continuing Employee full credit, for purposes of eligibility to participate, vesting and benefit accrual (except for benefits accrual under a defined benefit pension plan) under the Buyer Plans made available to Continuing Employees for his or her full and partial years of service with the Target Companies prior to the Closing Date to the same extent provided for the same purpose under the corresponding Company Plan in which such Continuing Employee participated immediately prior to the Closing Date. If Buyer or a Target Company terminates (or terminates its participation in) a Company Plan that is a group health plan in the year in which the Closing occurs or mid-plan year in any subsequent year, Buyer shall use commercially reasonable efforts to give effect to Continuing Employees and their eligible dependents, in determining any deductible and maximum out-of-pocket limitations under any replacement Buyer Plan for the plan year in which the termination of such Company Plan (or the termination of participation in such Company Plan) occurs, to amounts paid or incurred by such Continuing Employee and his or her eligible dependents during such plan year under the corresponding Company Plan. Buyer shall use commercially reasonable efforts to cause any pre-existing conditions limitations and eligibility waiting periods under any Buyer Plan providing welfare benefits that is made available to a Continuing Employee to be waived with respect to such Continuing Employee and his or her eligible dependents to the extent waived or satisfied under the corresponding Company Plan in which such Continuing Employee participated immediately prior to the Closing Date; provided that nothing contained in this Section 8.2(c) shall operate to result in a duplication of benefits.
8.3.    280G Covenant. No later than two (2) Business Days prior to the Closing Date, Seller and each applicable Target Company shall (a) use their reasonable best efforts to obtain from each Person who is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) and has a right to any payments or benefits as a result of or in connection with the Contemplated Transactions that could be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (each such Person, a “Disqualified Individual”) a waiver of such Disqualified Individual’s rights to some or all of such payments or benefits (the “Waived Benefits”) applicable to such Disqualified Individual so that no remaining payments or benefits applicable to such

Exhibit 2.1
Execution Version
person shall be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code (the “Section 280G Waivers”) and (b) to the extent Section 280G Waivers are obtained from such Disqualified Individuals described in clause (a) above, seek the approval of Seller and each of the holders of Seller’s Equity Securities who are entitled to vote in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, which shall include adequate written disclosure to Seller and all the holders of Seller’s Equity Securities who are entitled to vote prior to such vote, of any such Waived Benefits. Additionally, Seller and each applicable Target Company shall (i) forward to Buyer the parachute payment calculations and analysis prepared by such Target Company or its advisors and (ii) provide drafts of the Section 280G Waivers and such approval materials to Buyer at least three (3) Business Days prior to seeking the Section 280G Waivers, and shall consider in good faith all of Buyer’s reasonable comments in such calculations, analysis and documents. No later than one (1) Business Day prior to the Closing Date, Seller and each applicable Target Company shall deliver to Buyer evidence of the outcome of any vote which was solicited under this Section 8.3 in conformance with Section 280G of the Code and the regulations promulgated thereunder. For the avoidance of doubt, this Section 8.3 does not require any specific outcome of any vote conducted pursuant to this Section 8.3.
8.4.    Maintenance of Books and Records. Seller shall have the right to retain copies of all books and records of the Target Companies relating to periods ending on or prior to the Closing Date. For a period of six (6) years following the Closing Date, Buyer shall preserve, or cause to be preserved, all pre-Closing Date records possessed or to be possessed by Buyer or any Target Company relating to the business of the Target Companies, and upon any reasonable written request, in connection with a Tax audit, Tax filing, proceeding, accounting or financial audit, third party litigation, federal securities disclosure or similar requirement (other than any claim or proceeding against Buyer or the Target Companies), from Seller or its Representatives, Buyer shall, and shall cause each Target Company to, (a) provide Seller or its Representatives with reasonable access to such records during normal business hours and upon reasonable advance notice and to the extent such access does not unreasonably interfere with the operations of the Target Companies, and (b) permit Seller or its Representatives to make copies of such records; provided that all information obtained pursuant to this Section 8.4 shall be kept confidential by Seller and its Representatives and may not be used for any purpose other than the purposes set forth in this Section 8.4.
8.5.    Virtual Data Room. Within ten (10) Business Days following the Closing, Seller shall deliver, or cause to be delivered, to Buyer, two (2) complete and accurate copies of the virtual data room maintained by Venue with respect to the Contemplated Transactions, as of Closing, in USB electronic format or other format reasonably acceptable to Buyer.
8.6.    R&W Policy. Concurrently with the execution and delivery of this Agreement, Buyer has conditionally bound the R&W Policy attached hereto as Exhibit C with respect to the representations and warranties of Seller, the Companies and Blocker in this Agreement and the other matters covered by such policy. The R&W Insurance Expenses shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Buyer and its Affiliates shall not amend, waive, or otherwise modify the subrogation provisions of the R&W Policy in any manner adverse to Seller and its Affiliates without the prior written consent of Seller. For the avoidance of doubt, the absence of coverage under the R&W Policy for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Policy to be in full force and effect for any reason, shall not expand, alter, amend, change or otherwise affect Seller’s or any of its Affiliates’ or Representatives’ or any of their respective successors’ and assigns’ liability under this Agreement.
8.7.    D&O Matters.
(a)    For a period of six (6) years after the Closing Date, Buyer shall cause each Target Company not to amend or modify the indemnification or liability exculpation provisions in the Organizational Documents of such Target Company as in effect as of the Effective Date, in each

Exhibit 2.1
Execution Version
case in any way adverse to each Person who is now, or has been at any time prior to the Effective Date, a Person covered by such indemnification or liability exculpation provisions (collectively, the “D&O Indemnified Parties”).
(b)    If any Target Company or any of their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its assets to any Person, then, and in each such case, Buyer shall, or shall cause the applicable Target Company to, require that the successors and assigns of such Target Company assume all of the obligations set forth in this Section 8.7.
(c)    The provisions of this Section 8.7 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.
(d)    Notwithstanding anything to the contrary herein, neither Seller nor its Representatives will be entitled to indemnification pursuant to Section 8.7 with respect to pre-Closing actions or events, except, and to the extent that, coverage is available therefor under the Run-off Policy.
8.8.    RevaComm RWI Policy. In the event any Covered Losses (as defined in the RevaComm RWI Policy) related to the RevaComm Litigation are paid to an IB Entity pursuant to the RevaComm RWI Policy, promptly after and contingent upon receipt of such Covered Losses by any IB Entity, Buyer shall cause the applicable IB Entity to pay, or cause to be paid, to Seller, a cash amount equal to such Covered Losses actually received by such IB Entity, which shall be treated as an adjustment to the Purchase Price (as finally determined).
8.9.    Fees and Expenses. Except as provided in this Section 8.9, Section 8.1, Section 7.4 or Section 7.8, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Contemplated Transactions are consummated; provided, however, that if the Contemplated Transactions are consummated, Transaction Expenses shall be treated as described in Section 2.3 and Section 2.5. The following costs and expenses shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller: (a) any filing fees assessed under the HSR Act or any other applicable Antitrust Law, (b) the Escrow Fees, (c) the R&W Insurance Expenses, (d) costs and expenses related to the Run-off Policy, and (e) Transfer Taxes. Any amounts paid by one Party in excess of such Party’s fifty percent (50%) share shall be promptly reimbursed by the other Party upon request.
8.10.    Release. Effective as of the Closing, Seller, on behalf of itself and its Representatives (in their capacity as such), Subsidiaries, successors and assigns (collectively, the “Releasing Parties”) irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each Target Company and its Affiliates, and their respective Representatives, successors and assigns (the “Released Parties”) with respect to, any and all Claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, Indebtedness, sums of money, covenants, agreements, instruments, Contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs and expenses), damages and judgments, or other Losses, at law or in equity, in contract or tort, in the United States, state, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case, which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the Closing (the “Released Claims”); provided, however, that in no event shall the foregoing release apply with respect to (i) any obligations of any Released Party set forth in this Agreement or in any Ancillary Document, (ii) any indemnification or similar obligations of the

Exhibit 2.1
Execution Version
Target Companies existing as of the date of this Agreement to any of the Releasing Parties in their capacities as managers, directors or officers under the Organizational Documents of such Target Company or covered by the Run-off Policy, and (iii) any obligations of the Target Companies existing as of the date of this Agreement to any Releasing Parties in their capacities as managers, directors, officers, employees or other service providers for accrued but unpaid compensation or benefits. Seller represents and warrants that it has not assigned or otherwise transferred any right or interest in or to any of the Released Claims. From and after the Closing, each Releasing Party hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing or causing to be commenced, any Claim of any kind against the Released Parties, based upon any Released Claim or any matter purported to be released hereby.
8.11.    Certain RVCM Indemnity Matters. The Parties’ agreement with respect to certain matters related to the RVCM Indemnity Matters is set forth on Exhibit G.
8.12.    Retained Contract Terminations. Promptly, and in any event within fifteen (15) Business Days, after the Effective Date, Seller shall use commercially reasonable efforts to send termination notices for, or negotiate a termination of, each Retained Contract in Performance (as set forth on Schedule A of the RevaComm Services Agreement), and shall keep Buyer reasonably informed of the status thereof.
ARTICLE IX
Conditions Precedent
9.1.    Conditions to Obligations of Each Party. The respective obligation of each Party to effect the Contemplated Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Antitrust. Any waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act shall have been terminated or shall have expired.
(b)    No Injunctions or Restraints. No Order issued by any Governmental Authority or other Law preventing the consummation of the Contemplated Transactions shall be in effect.
9.2.    Additional Conditions to Obligation of Buyer. The obligations of Buyer to effect the Contemplated Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties of the Companies, Blocker and Seller. The Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Effective Date and as of the Closing, as though made on and as of such date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time). All other representations and warranties of the Companies, Blocker and Seller contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) that (i) are not made as of a specific date shall be true and correct as of the Effective Date and as of the Closing, as though made on and as of such date, and (ii) are made as of a specific date shall be true and correct as of such date, in the case of each of clause (i) and (ii), except where the failure of such representations or warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect.
(b)    Performance of Obligations of the Companies, Blocker and Seller. Except for those obligations that by their nature may not be performed until the Closing, each Company, Blocker and Seller shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

Exhibit 2.1
Execution Version
(c)    Seller Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Buyer those closing deliverables set forth in Section 2.4(a).
(d)    No Material Adverse Effect. Since the Effective Date, there shall not have been any Company Material Adverse Effect.
(e)    Absence of Litigation. As of the Closing, no Claim by any Governmental Authority shall be pending before any court, Governmental Authority or arbitrator, which, in each case, if successful, would enjoin, restrain, or prohibit the consummation of the Contemplated Transactions; provided, however, that this condition may not be invoked by Buyer if any such Claim was initiated by or at the direction of Buyer.
9.3.    Additional Conditions to Obligations of Seller. The obligations of the Companies, Blocker and Seller to effect the Contemplated Transactions are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a)    Representations and Warranties of Buyer. The representations and warranties of Buyer in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) that (i) are not made as of a specific date shall be true and correct as of the Effective Date and as of the Closing, as though made on and as of such date, and (ii) are made as of a specific date shall be true and correct as of such date, in the case of each of clause (i) and (ii), except where the failure of such representations or warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to consummate the Contemplated Transactions.
(b)    Performance of Obligations of Buyer. Except for those obligations that by their nature may not be performed until the Closing, Buyer shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.
(c)    Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller those closing deliverables set forth in Section 2.4(b).
(d)    Absence of Litigation. As of the Closing, no Claim by any Governmental Authority shall be pending before any court, Governmental Authority or arbitrator, which, in each case, if successful, would enjoin, restrain, or prohibit the consummation of the Contemplated Transactions; provided, however, that this condition may not be invoked by the Companies, Blocker or Seller if any such Claim was initiated by or at the direction of the Companies, Blocker or Seller.
9.4.    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 9.2 or Section 9.3 to be satisfied if such failure was caused by such Party’s breach of any provision of this Agreement, including any of its covenants set forth in Article VII of this Agreement.
ARTICLE X
Termination
10.1.    Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:
(a)    by mutual written consent of Buyer and Seller;
(b)    by either Buyer or Seller:

Exhibit 2.1
Execution Version
(i)    if the Contemplated Transactions shall not have been consummated on or before December 18, 2026 (as it may be extended pursuant to this Section 10.1, the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur prior to the Outside Date; provided, further, that if on the Outside Date either of the conditions set forth in Section 9.1(a) or Section 9.1(b) has not been satisfied, then, upon the election of Seller or Buyer (provided that the Party making the election is not then in material breach of any representation, warranty or covenant contained in this Agreement such that the applicable conditions set forth in Section 9.2(a) or Section 9.2(b) with respect to Seller or Section 9.3(a) or Section 9.3(b) with respect to Buyer would not be satisfied), the Outside Date then in effect may be extended by a single period of forty-five (45) days (and in the case of such extension, any reference to the Outside Date in this or any other provision of this Agreement shall be a reference to the Outside Date, as extended); or
(ii)    if there shall be any Law or Order permanently enjoining, restraining or prohibiting the consummation of the Contemplated Transactions that shall have become final and nonappealable;
(c)    by Buyer, if any Company or Seller breaches or fails to perform any of its respective representations, warranties or covenants contained in this Agreement (the performance of which has not been waived in writing by Buyer) which (i) would result in the failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied and (ii) is incapable of being cured by any Company or Seller, as applicable, by the Outside Date or, if capable of being cured by any Company or Seller, as applicable, by the Outside Date, has not been cured prior to the earlier of (A) fifteen (15) days after the delivery of written notice to each Company and Seller of such breach and (B) the Outside Date (provided that Buyer is not then in material breach of any representation, warranty or covenant contained in this Agreement such that the applicable conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied); or
(d)    by Seller, if Buyer breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement (the performance of which has not been waived in writing by Seller) which (i) would result in the failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied and (ii) is incapable of being cured by Buyer by the Outside Date or, if capable of being cured by Buyer by the Outside Date, has not been cured prior to the earlier of (A) fifteen (15) days after the delivery of written notice to Buyer of such breach and (B) the Outside Date (provided that none of any Company, Blocker or Seller is then in material breach of any representation, warranty or covenant contained in this Agreement such that the applicable conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied).
10.2.    Effect of Termination.
(a)    In the event of termination of this Agreement pursuant to Section 10.1 by Buyer or Seller, this Agreement will become void and have no effect, without any liability or obligation on the part of Buyer, any Target Company or Seller (or any other Person); provided, that, notwithstanding the foregoing, (i) no such termination shall relieve any party hereto of any liability for damages to the other party hereto resulting from any Willful Breach of this Agreement or Fraud prior to such termination (which damages, may include, to the extent actually proven and awarded in a final non-appealable court order, consequential, indirect or special damages, damages for the benefit of the bargain lost, diminution in value and the reimbursement of reasonable and

Exhibit 2.1
Execution Version
documented costs and expenses), (ii) the provisions of the last two sentences of Section 7.5, Section 8.8, this Section 10.2 and Article XII of this Agreement will survive any termination of this Agreement, and (iii) notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the Confidentiality Agreement shall be deemed to be amended such that the term of the Confidentiality Agreement and each provision thereunder (including, for the avoidance of doubt, any provisions that provide for a shorter term) shall be extended to the date that is three (3) years after the date this Agreement is terminated.
ARTICLE XI
Indemnification
11.1.    Survival of Representations and Warranties and Covenants.
(a)    All representations and warranties and pre-Closing covenants of each Party in this Agreement or any Ancillary Document, shall terminate upon, and shall not survive, the Closing, and no Party, nor any of its Affiliates, nor any of their respective directors, officers, employees, equity holders, partners, members, managers, trustees, beneficiaries or Representatives shall have any liability whatsoever with respect to any such representations and warranties or pre-Closing covenants and no Claim for breach of any such representation, warranty or pre-Closing covenant may be brought after the Closing with respect thereto against any Party or any Party’s Affiliates, or any of their respective directors, officers, employees, equity holders, partners, members, managers, trustees, beneficiaries or Representatives. Except as otherwise expressly provided herein, each of the other covenants and agreements contained in this Agreement and the statements or certificates delivered pursuant to Section 2.4 that contemplates performance after the Closing (the “Post-Closing Covenants”) will survive the execution and delivery hereof and the Closing, and continue for the duration of such Post-Closing Covenant, or, for Post-Closing Covenants that survive the Closing by their express terms, then until the date that is forty-five (45) days after the expiration of the statute of limitations applicable to the subject matter underlying such Post-Closing Covenant (or, in the event there is no applicable statute of limitations, indefinitely). Except for Fraud, Buyer’s sole and exclusive source of recovery in respect of all Losses arising or resulting from a breach of any representation or warranty or pre-Closing covenant under this Agreement shall be under the R&W Policy. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 11.1 shall limit or impair the rights or remedies of any Party or such Party’s rights to bring a Claim for, or be deemed to be a waiver of, Fraud.
11.2.    Indemnification by Seller and Buyer.
(a)    Subject to the provisions of this Article XI, Seller shall indemnify, defend, reimburse and hold harmless Buyer and (from and after the Closing) each Target Company and each of their respective Affiliates, successors, assigns and Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred or sustained by such Persons, or any of them, directly or indirectly, whether or not arising out of a third-party claim, as a result of, arising out of, with respect to or in connection with:
(i)    any non-fulfillment or breach by Seller of any Post-Closing Covenant;
(ii)    the Pre-Closing Reorganization (including the Retained Liabilities);
(iii)    any matter set forth on Schedule 11.2(a)(iii);
(iv)    any matter set forth on Schedule 11.2(a)(iv); and

Exhibit 2.1
Execution Version
(v)    the Piper Sandler Agreement.
(b)    Subject to the provisions of this Article XI, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, successors and assigns and Representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or sustained by such Persons, or any of them, directly or indirectly, as a result of, or with respect to or in connection with any non-fulfillment or breach by Buyer or, from and after the Closing, any Target Company, of any Post-Closing Covenant.
11.3.    Indemnification Claims.
(a)    Claims for Indemnification. In order to seek indemnification under Section 11.2, the Party claiming indemnification (the “Indemnified Party”) shall promptly deliver a notice (an “Indemnity Claim Notice”) to the Party from whom the indemnification is sought (the “Indemnifying Party”); provided, that the failure to promptly provide such notice shall not affect the rights of such Indemnified Parties to indemnification pursuant to this Article XI except to the extent that the Indemnifying Party shall have been actually and materially prejudiced thereby.
(b)    Objections to Claims for Indemnification. If the Indemnifying Party objects to any claim made in the Indemnity Claim Notice, then the Indemnifying Party shall provide a written statement of such objection (an “Indemnity Objection Notice”), prior to 11:59 p.m. Eastern Time on the forty-fifth (45th) day after the Indemnifying Party’s receipt of the Indemnity Claim Notice. If the Indemnified Party is a Buyer Indemnified Party and such Buyer Indemnified Party seeks recourse pursuant to Section 11.2(a) against the Escrow Amount or the ECL, pursuant to Buyer’s offset right under Section 2.6(l) or otherwise directly against Seller, then, unless Seller shall have delivered an Indemnity Objection Notice in accordance with this Section 11.3(b), the amount of the Claim specified in the Indemnity Claim Notice shall be deemed consented to by Seller and paid to the Indemnified Party in accordance with Section 11.3(c) and Section 11.3(i).
(c)    Resolution of Conflicts; Recourse. If the Indemnifying Party delivers an Indemnity Objection Notice in accordance with Section 11.3(b), Seller and Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such Claims that is the subject of the Indemnity Claim Notice. If the Indemnified Party is a Buyer Indemnified Party and Seller and Buyer agree that an amount should be released from the RVCM Indemnity Escrow Account or the Special Indemnity Escrow Account to Buyer (or if the Buyer Indemnified Party’s Claim is otherwise finally determined in accordance with the terms of this Agreement to entitle such Buyer Indemnified Party to a release of funds from the RVCM Indemnity Escrow Account or the Special Indemnity Escrow Account), then each of Seller and Buyer shall promptly execute and deliver joint written instructions to the Escrow Agent setting forth such agreement and the amounts to be released from the RVCM Indemnity Escrow Account or the Special Indemnity Escrow Account, as applicable. At any time following delivery of an Indemnity Objection Notice pursuant to Section 11.3(b) or in the event of any dispute arising pursuant to this Article XI, either Buyer or Seller may pursue any and all legal or equitable remedies available to them under applicable Law, and the Escrow Agent shall only distribute funds thereafter pursuant to a joint written instruction as described in this Section 11.3(c) or a final, non-appealable Order from a court of competent jurisdiction (a “Final Order”).
(d)    Third-Party Claims. In the event any Indemnified Party becomes aware of a third party Claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article XI (it being understood and agreed that knowledge of employees of the Target Companies as of the Closing with respect to facts or

Exhibit 2.1
Execution Version
circumstances prior to the Closing shall not be imputed to Buyer or its Affiliates for this purpose), such Indemnified Party shall promptly provide written notification (a “Third Party Claim Notice”) to the Indemnifying Party of such Claim after it becomes aware of such Third Party Claim, specifying in such Third Party Claim Notice the nature of such Third Party Claim and the amount or estimated amount thereof, together with copies of all notices and documents (including court papers) served on or received by such Indemnified Party; provided, that the failure to promptly provide such notice shall not affect the rights of such Indemnified Parties to indemnification pursuant to this Article XI, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced thereby.
(e)    Control of Third Party Claims. The Indemnifying Party shall have forty-five (45) days after receipt of a Third Party Claim Notice to assume, by written notice to the Indemnified Party (which shall include the acknowledgement of the Indemnifying Party of its obligation to indemnify the Indemnified Party fully in respect of such Third Party Claim in accordance with this Agreement), control of the defense, compromise or settlement of such Claim or demand (including the selection of counsel at the Indemnifying Party’s sole cost and expense), subject to the right of the Indemnified Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall solely be at the expense of the Indemnified Party; provided, that the fees and expenses of such counsel shall be borne by the Indemnifying Party if, based on the reasonable opinion of counsel to the Indemnified Party, an actual conflict exists between the Indemnified Party and the Indemnifying Party in connection with such Third Party Claim such that the same counsel cannot be used by both the Indemnified Party and the Indemnifying Party); provided, further, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have control over, the defense or settlement of any Third Party Claim (and the cost of such defense and any Losses with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (i) the Third Party Claim involves a criminal proceeding, action, indictment, allegation or investigation, (ii) the Third Party Claim seeks injunctive or equitable relief, (iii) the Third Party Claim may result in suspension or debarment of a Buyer Indemnified Party by a Governmental Authority, (iv) the Third Party Claim alleges Fraud against any Buyer Indemnified Party, (v) the applicable claimant in the Third Party Claim is a Governmental Authority or a then-current customer of a Target Company or (vi) a Buyer Indemnified Party’s outside legal counsel reasonably determines, in good faith, that an adverse judgment with respect to the Third Party Claim would reasonably be expected to establish a precedent materially adverse to the Government Contract eligibility of a Buyer Indemnified Party. Notwithstanding anything to the contrary herein, this Section 11.3(e) shall not apply with respect to the RVCM Indemnity Matters.
(f)    Settlement Requirements. The Indemnifying Party shall not compromise or settle any Third Party Claim without the prior written consent of the Indemnified Party, unless, after consultation with the Indemnified Party, (i) such settlement is solely for the payment of money and does not impose any injunctive or equitable relief against the Indemnified Party nor require any admission or acknowledgement of liability or fault of the Indemnified Party, and (ii) the Indemnifying Party makes such payment in full and indemnifies the Indemnified Party for all Losses incurred in connection with such Third Party Claim. If the Indemnifying Party does not assume the defense of a Third Party Claim within forty-five (45) days after receipt of the Third Party Claim Notice (or ceases in good faith and with reasonable diligence to continue the defense of such Third Party Claim), then the Indemnified Party shall have the right to control the defense, compromise or settlement of such Third Party Claim (including the selection of counsel) without waiving any right to indemnity therefor pursuant to this Agreement, subject to the right of the Indemnifying Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall solely be at the expense of the Indemnifying Party), and the Indemnified

Exhibit 2.1
Execution Version
Party shall not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(g)    Insurance Recovery. The amount of any Losses recoverable under this Article XI by an Indemnified Party against an Indemnifying Party shall be reduced by the amount of insurance proceeds received by the Indemnified Party with respect to such Losses, net of any costs, expenses or fees (including attorneys’ fees) of such recovery and the present value of any increased premiums directly attributable to such Losses. If any Indemnified Party collects an amount in discharge of a Claim in respect of a Loss pursuant to this Article XI and such Indemnified Party subsequently recovers payment from a third-party (including any insurance carrier) in respect of the same Loss, such that the Indemnified Party has recovered in excess of the entire Loss (such excess recovery, the “Excess Recovery”), such Indemnified Party shall promptly repay to the Indemnifying Party or Indemnifying Parties an amount equal to the Excess Recovery less any costs or expenses incurred by the Indemnified Party in procuring the Excess Recovery (but no more than the amount paid by the Indemnifying Party to the Indemnified Party pursuant to this Article XI).
(h)    Mitigation. The Indemnified Party shall use commercially reasonable efforts to mitigate the amount of any Losses for which it is entitled to seek indemnification hereunder; provided, however, that nothing in this Section 11.3 shall require any Indemnified Party to (i) initiate or pursue any Litigation against any third party or (ii) disclose any information that is subject to attorney-client or work-product privilege.
(i)    Sources of Recovery.
(i)    With respect to recovery by any Buyer Indemnified Party in respect of Indemnification Claims arising under Section 11.2(a)(iii) related to the RVCM Indemnity Matters, such Buyer Indemnified Party shall look to recover (i) first, against the RVCM Indemnity Escrow Account, and (ii) then, if the RVCM Indemnity Escrow Account has been reduced to zero ($0), from the ECL (to the extent any amounts remain available thereunder), which such Buyer Indemnified Party may cause to be funded by exercising its enforcement rights thereunder and under Section 8.11 and, following exhaustion of the funds under the RVCM Indemnity Escrow Account and the ECL (to the extent available under the ECL), Seller shall have no further liability for indemnification under Section 11.2(a)(iii) related to the RVCM Indemnity Matters, except with respect to Buyer’s offset right under Section 2.6(l). Notwithstanding the foregoing, with respect to any Fraud Claim, a Buyer Indemnified Party may (but shall not be required to) recover against the RVCM Indemnity Escrow Account (in each case, to the extent funds remain available thereunder); provided, however, that nothing herein shall limit, restrict or otherwise affect any Buyer Indemnified Party’s rights or remedies under this Agreement (including under Section 10.2(a), Section 11.1(a) and Section 11.4), the Ancillary Documents or at law or in equity with respect to Fraud.
(ii)    With respect to recovery by any Buyer Indemnified Party in respect of Indemnification Claims arising under Section 11.2(a)(iv) related to the Special Indemnity Matters, such Buyer Indemnified Party shall look to recover against the Special Indemnity Escrow Account, and thereafter, Seller shall have no further liability for indemnification under Section 11.2(a)(iv) related to the Special Indemnity Matters, except with respect to Buyer’s offset right under Section 2.6(l). Notwithstanding the foregoing, with respect to any Fraud Claim, a Buyer Indemnified Party may (but shall not be required to) recover against the Special Indemnity Escrow Account (in each case, to the extent funds remain

Exhibit 2.1
Execution Version
available thereunder); provided, however, that nothing herein shall limit, restrict or otherwise affect any Buyer Indemnified Party’s rights or remedies under this Agreement (including under Section 10.2(a), Section 11.1(a) and Section 11.4), the Ancillary Documents or at law or in equity with respect to Fraud.
11.4.    Non-Recourse. Notwithstanding any provision of this Agreement or otherwise, the Parties to this Agreement agree on their own behalf and on behalf of their respective Affiliates that no Non-Recourse Party of a Party to this Agreement shall have any liability relating to this Agreement or any of the Contemplated Transactions set forth herein, except in the case of Fraud (provided, that the foregoing Fraud exception shall not apply to any limited partner of any Affiliate of Seller acting solely as a passive limited partner that did not commit, direct, participate in or have actual knowledge of such Fraud). The Parties acknowledge and agree that the Non-Recourse Parties are express third party beneficiaries of this Section 11.4.
ARTICLE XII
Miscellaneous
12.1.    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally or by e-mail, (b) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.1):
If to Seller, or if to Blocker or any Company prior to Closing:

Arclight Equity Holdings, LLC
c/o Enlightenment Capital
4445 Willard Avenue, Suite 700
Chevy Chase, MD 20815
Attn:     Jason Rigoli
Email:    JFRigoli@enlightenment-cap.com

With a copy (which shall not constitute notice, but shall be required to constitute effective notice) to:
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, NC 28202
Attn:     Rob Rust
Allison Crowley
Email:    robrust@mvalaw.com
    allisoncrowley@mvalaw.com

If to Buyer, or if to Blocker or any Company following Closing:

Exhibit 2.1
Execution Version

Maximus, Inc.
1600 Tysons Blvd, Suite 1400
McLean, Virginia 22102
Attn: Elizabeth Moellering, Esq., Jason Frank, Esq. and Jericho Seguin
Email: elizabethmoellering@maximus.com; jasonsfrank@maximus.com; and jerichoseguin@maximus.com
With a copy (which shall not constitute notice, but shall be required to constitute effective notice) to:

Holland & Knight LLP
1650 Tysons Boulevard, Suite 1700
Tysons, Virginia 22102
Attn: Brent Singley and Ariel Stevenson
Email: brent.singley@hklaw.com; ariel.stevenson@hklaw.com
12.2.    Governing Law. This Agreement shall in all respects be governed by, and construed and enforced in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, including all matters of construction, validity and performance.
12.3.    Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Company Disclosure Schedule, and the Ancillary Documents, constitute the entire agreement of the Parties relating to the subject matter hereof and supersede all prior Contracts or agreements, whether oral or written.
12.4.    Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.
12.5.    Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified except by an instrument in writing signed by Buyer and Seller; provided, that the observance of any provision of this Agreement may be waived only in writing by the Party that will lose the benefit of such provision as a result of such waiver.
12.6.    Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder.

Exhibit 2.1
Execution Version
12.7.    Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective legal representatives, heirs, successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the Parties hereto and their respective legal representatives, heirs, successors and permitted assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise, except as expressly contemplated in Section 8.7, Section 11.4, this Section 12.7, and Section 12.12.
12.8.    Assignability. This Agreement shall not be assigned by any Party without the consent of Buyer and Seller; provided, however, that Buyer may assign any of or all its rights, interests and obligations under this Agreement to any of the Debt Financing Sources as collateral security, but no such assignment by Buyer shall relieve Buyer of any of its obligations hereunder. Any purported assignment of rights or delegation of obligations in violation of this Section, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.
12.9.    Jurisdiction; Court Proceedings; Waiver of Jury Trial. Any Litigation against any Party to this Agreement arising out of or in any way relating to this Agreement (other than a dispute under Section 2.5, Section 2.6, Article XI or Section 8.1 which is subject to the dispute resolution procedure set forth in such Section) shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES NOT TO ASSERT (a) ANY OBJECTION WHICH IT MAY EVER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE IN NEW CASTLE COUNTY, (b) ANY CLAIM THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND (c) ANY CLAIM THAT SUCH COURT DOES NOT HAVE JURISDICTION WITH RESPECT TO SUCH LITIGATION. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.
12.10.    No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.
12.11.    Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.
12.12.    Seller Counsel. Recognizing that Moore & Van Allen PLLC (“Seller Counsel”) has acted as legal counsel to the Target Companies and Seller prior to the Effective Date, and that Seller Counsel intends to act as legal counsel to Seller after the Closing, each of Buyer and each Target Company hereby waives any conflicts that may arise in connection with Seller Counsel representing either Seller or any of its

Exhibit 2.1
Execution Version
Affiliates after the Closing. In addition, all communications involving attorney-client confidences between Seller and any Target Company, on the one hand, and Seller Counsel, on the other hand, to the extent related to the negotiation, documentation and consummation of the Contemplated Transactions shall be deemed to be attorney-client confidences that belong solely to Seller (and not the applicable Target Company) (such confidences, the “Privileged Communications”). Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates, on the one hand, and a third party, on the other hand (other than a Party to this Agreement or any of their respective Affiliates) after the Closing, Buyer (or any Affiliate thereof) may assert the attorney–client privilege on behalf of the applicable Target Company to prevent disclosure of Privileged Communications to such third party. In the event that any Privileged Communications remain accessible to Buyer or a Target Company, Buyer agrees that neither it nor any of its Affiliates or Representatives will knowingly attempt to gain access to or view any Privileged Communications for any purpose, except and to the extent required by Law. In furtherance of the foregoing, prior to the Closing, Seller, the Target Companies or any of their respective Affiliates or Representatives may segregate any Privileged Communications to protect inadvertent access thereto, to the extent permitted by applicable Law and the terms and conditions of each Target Company’s Contracts.
12.13.    Specific Performance.
(a)    The Parties agree that (i) irreparable damage would occur in the event that the provisions of this Agreement or obligations, undertakings, covenants or agreements of the Parties were not performed in accordance with their specific terms or were otherwise breached and (ii) monetary damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. Accordingly, it is agreed that prior to the valid termination of this Agreement pursuant to Section 10.1, the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court specified in Section 12.9 without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing, the Parties hereby further acknowledge and agree that prior to the valid termination of this Agreement pursuant to Section 10.1, Seller, Blocker and each Company, on the one hand, and Buyer, on the other, shall each be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by Buyer, on the one hand, or Blocker, any Company or Seller, on the other, under this Agreement, in addition to any other remedy to which Seller, Blocker or any Company, on the one hand, or Buyer, on the other, are entitled at law or in equity.
(b)    Each Party agrees that it will not oppose (and hereby waives any defense in any action for) the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other Parties have an adequate remedy at law or (ii) an award of specific performance or other equitable remedy is not an appropriate remedy for any reason at law, equity or otherwise. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(c)    If Seller or either Company brings an action for specific performance pursuant to this Section 12.13, and a court rules that Buyer breached this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, then Buyer shall pay all of Seller’s, the Companies’ (and their Affiliates’) costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Buyer’s obligations pursuant to this Agreement and all actions to collect such costs or expenses. If Buyer brings an action for specific performance pursuant to this Section 12.13, and a court rules that Seller, Blocker or either Company breached

Exhibit 2.1
Execution Version
this Agreement in connection with its failure to effect the Closing in accordance with this Agreement, then Blocker, each Company or Seller, as the case may be, shall pay all of Buyer’s costs and expenses (including attorneys’ fees) in connection with all actions to seek specific performance of Blocker’s, each Company’s or Seller’s obligations pursuant to this Agreement and all actions to collect such costs or expenses. For the avoidance of doubt, in no event shall the exercise of Seller’s or the Companies’, on the one hand, or Buyer’s, on the other, right to seek specific performance pursuant to this Section 12.13 reduce, restrict or otherwise limit Seller’s, either Company’s or Buyer’s, as the case may be, rights to pursue all applicable remedies at law, including terminating this Agreement pursuant to Section 10.1.
12.14.    Counterparts. This Agreement may be executed by PDF or other electronic copy signatures and in any number of counterparts, each of which when executed shall be deemed an original and the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
12.15.    Further Assurance. If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.
12.16.    Maximus Guarantee.
(a)    To induce the Companies, Seller and Blocker to enter into this Agreement, Maximus, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Companies, Seller and Blocker (the “Guaranteed Parties”) the due and punctual payment and discharge (and not merely collection) of all payment obligations of Buyer under this Agreement, including the obligation to pay the Closing Consideration Amount, any Purchase Price Adjustment, any Earn-Out Payment, and all other amounts payable by Buyer under this Agreement (collectively, the “Buyer Obligations”) when due or payable, in each case, as if the Buyer Obligations were direct and primary obligations of Maximus and not merely as surety.
(b)    The obligations of Maximus under this Section 12.16 are absolute, unconditional and irrevocable, irrespective of, and Maximus hereby irrevocably waives any (i) defenses it may now or hereafter have in any way relating to, any change in the time, manner or place of payment of, or in any other term of, all or any of the Buyer Obligations, or any other amendment, renewal, extension, acceleration or waiver of or any consent to any departure from this Agreement (other than any waiver, amendment or modification of any Buyer Obligation) made in accordance with the terms hereof and (ii) rights it may have to require the Guaranteed Parties to proceed first against or claim payment from Buyer before enforcing the Buyer Obligations directly against Maximus, with the intent that Maximus shall be liable to the Guaranteed Parties as a principal debtor on the Buyer Obligations as if it had entered into all undertakings, agreements and other obligations jointly and severally with Buyer.
(c)    Maximus acknowledges that it will receive substantial direct and indirect benefits from the Contemplated Transactions and that the agreements by Maximus set forth in this Section 12.16 are knowingly made in contemplation of such benefits. Maximus represents and warrants that (i) it is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, (ii) it has the corporate power and authority to execute, deliver and perform its obligations under this Section 12.16, (iii) the execution, delivery and performance of this Section 12.16 by Maximus have been duly authorized by all necessary corporate action on the part of Maximus, and (iv) this Section 12.16 constitutes the valid and legally binding obligation of

Exhibit 2.1
Execution Version
Maximus, enforceable against Maximus in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(d)    Maximus hereby unconditionally and irrevocably waives promptness, diligence, presentment, demand of performance, filing of any claim, protest, notice of protest, notice of default, dishonor or non-payment, and any and all other notices of any kind whatsoever. Maximus agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or any other person now or hereafter liable with respect to any of the Buyer Obligations or otherwise interested in the Contemplated Transactions. Maximus shall be liable for any reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any Guaranteed Party in enforcing its rights under this Section 12.16.
(e)    Maximus agrees that this guaranty shall continue to be effective, or shall be reinstated, as the case may be, if at any time any payment of any of the Buyer Obligations is rescinded or must otherwise be returned by any Guaranteed Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Buyer or any of its Affiliates, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Buyer or any of its Affiliates or any substantial part of its property, or otherwise, all as though such payment had not been made.
(f)    The obligations of Maximus under this Section 12.16 shall remain in full force and effect until the Buyer Obligations have been indefeasibly paid in full.
(g)    Without limiting any Guaranteed Party’s rights under Section 12.13, the Guaranteed Parties shall be entitled to specific performance and injunctive or other equitable relief to enforce Maximus’ obligations under this Section 12.16, and Maximus hereby waives any defense that a remedy at law would be adequate and agrees not to interpose any defense based thereon in any action seeking specific performance or injunctive relief. No bond or other security shall be required in connection with obtaining any such equitable relief and Maximus hereby irrevocably waives any right to require any bond or other security.
(signature pages follow)

Exhibit 2.1
Execution Version
IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

MAXIMUS FEDERAL SERVICES, INC.

By: /s/ Gerard Caruso________________
Name: Gerard Caruso
Title: Assistant Treasurer

MAXIMUS, INC., solely with respect to Section 12.16

By: /s/ Bruce L. Caswell________________
Name: Bruce L. Caswell
Title: President and Chief Executive Officer

Exhibit 2.1
Execution Version
IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.
ARCLIGHT EQUITY HOLDINGS, LLC
By: /s/ Jason Rigoli________________
Name: Jason Rigoli
Title: Vice President & Secretary

AGILE DEFENSE BLOCKER CO., INC.

By: /s/ Jason Rigoli________________
Name: Jason Rigoli
Title: Vice President & Secretary

AGILE DEFENSE, LLC

By: /s/ Jason Rigoli________________
Name: Jason Rigoli
Title: Vice President & Secretary

INTELLIBRIDGE CORP.

By: /s/ Jason Rigoli________________
Name: Jason Rigoli
Title: Vice President & Secretary

INTELLIBRIDGE, LLC

By: /s/ Jason Rigoli________________
Name: Jason Rigoli
Title: Vice President